Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AB ACQUISITION LLC,

ALBERTSON’S HOLDINGS LLC,

ALBERTSON’S LLC,

SATURN ACQUISITION MERGER SUB, INC.,

AND

SAFEWAY INC.

DATED AS OF MARCH 6, 2014

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Exhibit A – Form of EDS APA

Exhibit B – Casa Ley CVR Agreement

Exhibit C – PDC CVR Agreement

Exhibit D – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit E – Form of Bylaws of the Surviving Corporation

Exhibit F – Form of PDC Lease Agreement

Exhibit G – Form of Company-PDC Loan

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2014 (this “Agreement”), is by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), Saturn Acquisition Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), and Safeway Inc., a Delaware corporation (the “Company”). Each of the Parent Entities and the Company is referred to as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties wish to effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the Surviving Corporation (as defined below), upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately following the consummation of the Merger, the Company, certain Subsidiaries of the Company and New Albertson’s, Inc. will enter into an Asset Purchase Agreement (the “EDS APA”) substantially in the form attached hereto as Exhibit A and consummate the transactions contemplated thereby (the “EDS Asset Purchase”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Merger, if so required by Section 2.1(a), Ultimate Parent, Merger Sub, the Company, the shareholder representative to be determined thereunder (the “Shareholder Representative”) and the rights agent to be determined thereunder (the “Rights Agent”), shall enter into a Contingent Value Rights Agreement with respect to the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) of all or any portion of the Remaining Casa Ley Assets to one or more buyers in a single transaction or in a series of transactions substantially in the form attached hereto as Exhibit B (subject to changes to reflect the reasonable requests of the Rights Agent) (the “Casa Ley CVR Agreement”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Merger, if so required by Section 2.1(a), Ultimate Parent, Merger Sub, the Company, the Shareholder Representative and the Rights Agent shall enter into a Contingent Value Rights Agreement with respect to the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) of all or any portion of the Remaining PDC Assets to one or more buyers in a single transaction or series of transactions substantially in the form attached hereto as Exhibit C (subject to changes to reflect the reasonable requests of the Rights Agent) (the “PDC CVR Agreement”);

WHEREAS, the respective boards of directors of each of the Parent Entities and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will immediately following execution hereof adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the transactions contemplated by this Agreement, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, as an inducement to the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Cerberus Institutional Partners V, L.P., Sei, Inc., K-Saturn, LLC, Kimco Realty Services, Inc. and Colony Financial, Inc. (collectively, the “Guarantors”), have executed and delivered to the Company limited guarantees (collectively, the “Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger shall occur with Merger Sub merging with and into the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”). As a result of the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Effective Time; Effect of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the foregoing, at and after the Effective Time all of the rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel

LLP, 919 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is five (5) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) or such other time and place as Ultimate Parent and the Company may mutually agree; provided, however, that if (i) Ultimate Parent has not extended the Initial End Date until the Final End Date pursuant to Section 7.1(b)(i) and (ii) the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Section 6.1, Section 6.2, and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing), then the Closing shall occur on the earlier to occur of (A) a date during the Marketing Period specified by Ultimate Parent on not less than five (5) Business Days’ notice to the Company, (B) the third (3rd) Business Day after the final day of the Marketing Period or (C) such other date, time or place as may be agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety, subject to Section 5.14, to be in the form attached hereto as Exhibit D, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of the Surviving Corporation shall be amended in their entirety, subject to Section 5.14, to be in the form attached hereto as Exhibit E, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Entities, the Company or the holders of any of the capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share (including the associated rights (the “Company Rights”) pursuant to the Rights Agreement (the “Company Rights Agreement”), dated September 17, 2013, by and between the Company and Computershare Trust Company, N.A., as Rights Agent) (a “Company Share”) of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) any Company Shares that are subject to the provisions of Section 2.1(b) and (ii) any Company Shares that are held by Dissenting Stockholders, which are subject to Section 2.3 (such Company Shares described in clauses (i) and (ii), “Exempted Company Shares”)) shall be converted into the right to receive (A) $32.50 in cash, payable to the holder thereof, without interest (the “Initial Cash Merger Consideration”), (B) one contingent value right to receive, subject to the terms of the Casa Ley CVR Agreement, the Casa Ley CVR Payment Amount (such right, a “Casa Ley CVR”); provided, that (1) in the event that the Entire Casa Ley Sale is consummated prior to the Closing, the holder of such Company Share shall be entitled to receive, in lieu of the Casa Ley CVR (or, in the event of an Entire Casa Ley Sale with any deferred cash consideration (including any escrow or holdback amount) still remaining to be paid thereunder, in addition to the Casa Ley CVR issued in respect of such deferred cash consideration), an amount in cash equal to the quotient of (x) the Casa Ley Net Proceeds, divided by (y) the number of Closing Company Shares, (2) in the event one or more Partial Casa Ley Sales (that, collectively, do not constitute the Entire Casa Ley Sale) are consummated prior to the Closing, the holder of such Company Share shall be entitled to receive, in addition to the Casa Ley CVR, an amount in cash equal to the quotient of (x) the Partial Casa Ley Net Proceeds with respect to such Partial Casa Ley Sale(s) divided by (y) the number of Closing Company Shares and (3) in the event that the Entire Casa Ley Sale or any Partial Casa Ley Sale is consummated prior to the Effective Time, the holder of such Company Share shall be entitled to receive an amount in cash equal to the quotient of (x) the product of (A) any cash amounts received (without duplication of any amounts paid to the Company or any Company Subsidiary in connection with any Entire Casa Ley Sale or Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after January 1, 2014 and prior to the Closing as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley and (B) 60.75%, divided by (y) the number of Closing Company Shares (such cash payable pursuant to (1), (2) and/or (3) of this proviso, (the “Casa Ley Cash Consideration”), (C) one contingent value right to receive, subject to the terms of the PDC CVR Agreement, the PDC CVR Payment Amount (such right, a “PDC CVR”); provided, that (1) in the event that the Entire PDC Sale is consummated prior to the Closing and PDC repays all outstanding amounts due under the Company-PDC Loans, the holder of such Company Share shall be entitled to receive, in lieu of the PDC CVR (or, in the event of an Entire PDC Sale with any deferred cash consideration (including any escrow or holdback amount) still remaining to be paid thereunder, in addition to the PDC CVR issued in respect of such deferred cash consideration), an amount in cash equal to the quotient of (x) the PDC Net Proceeds remaining after repayment in full and termination of the Company-PDC Loans pursuant to Section 5.4(c), divided by (y) the number of Closing Company Shares, (2) in the event that one or more Partial PDC Sales (that, collectively, do not constitute the Entire PDC Sale) are consummated prior to the Closing and PDC repays the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sales, the holder of such Company Share shall be entitled to receive, in addition to the PDC CVR, an amount in cash equal to the quotient of (x) the Partial PDC Net Proceeds with respect to such Partial PDC Sales remaining after repayment of the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sales, divided by (y) the number of Closing Company Shares, and (3) in the event that the Entire PDC Sale or any Partial PDC Sale is consummated, the holder of such Company Share shall be entitled to receive an amount in cash equal to the quotient of (x) the product of (A) any amounts received by the Company or any Company Subsidiary prior to the Closing as dividends or distributions paid from the operating earnings of PDC due to its direct or indirect ownership of PDC (without duplication of any amounts paid to the Company or any Company Subsidiary in connection with any Entire PDC Sale or Partial PDC Sale) and (B) 60.75% divided by (y) the number of Closing Company Shares (such cash payable pursuant to (1), (2) and/or (3) of this proviso, the “PDC Cash Consideration”) and (D) if the Closing shall not have occurred on or prior to the Initial End Date, an amount in cash equal to $0.005342 per Company Share per day for each day during the period commencing on (and including) the Initial End Date and ending on (and including) the date of the Closing (the “Additional Cash Merger Consideration” and such consideration, together with any Casa Ley Cash Consideration, any PDC Cash Consideration and the Initial Cash Merger Consideration, the “Cash Merger Consideration”). As of the Effective Time, such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which, immediately prior to the Effective Time represented any such Company Shares (each, a “Certificate”), or any such Company Shares that are non-certificated Company Shares represented by book-entry shares (“Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration (as defined below) to be paid in consideration therefor, without interest (subject, in the case of any holder of a Certificate, to the surrender of such Certificate in accordance with Section 2.2). For purposes of this Agreement, the term “Per Share Merger Consideration” shall mean the Cash Merger Consideration, together with (A) the Casa Ley CVR, if applicable, and (B) the PDC CVR, if applicable.

(b) Cancellation of Certain Company Shares. Each Company Share held (i) by any Parent Entity or any of their Affiliates or (ii) in the treasury of the Company immediately prior to the Effective Time shall, in each case, be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each Company Share held by any wholly-owned Subsidiary of the Company shall remain outstanding and shall not be entitled to receive the Per Share Merger Consideration.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Changes in Company Shares. If between the date of this Agreement and the Effective Time the outstanding Company Shares shall have been changed into a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of shares, then the Per Share Merger Consideration shall be correspondingly adjusted to reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Ultimate Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Cash Merger Consideration to which holders of shares shall be entitled under Section 2.1(a) (other than the Exempted Company Shares). On and after the Effective Time, the Parent Entities shall deposit, or cause to be deposited, with the Paying Agent, sufficient funds to pay the Cash Merger Consideration to which holders of Closing Company Shares (other than the Exempted Company Shares) shall be entitled under Section 2.1(a) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including as a result of losses), the Payment Fund is insufficient to pay the amounts to which holders of Company Shares shall be entitled under Section 2.1(a), the Parent Entities shall take all steps necessary to deposit or cause to be deposited in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Parent Entities and the Surviving Corporation shall in any event be jointly and severally liable from and after the Effective Time for the payment thereof. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the aggregate amounts payable to which holders of Company Shares shall be entitled under Section 2.1(a) shall be promptly returned to Ultimate Parent.

(b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, the Parent Entities shall send, or cause the Paying Agent to send, to each holder of record of Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or affidavits of loss in lieu thereof) shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent or upon transfer of the Book Entry Shares to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares (as applicable) in exchange for the Per Share Merger Consideration. Upon (x) surrender of Certificates (or delivery of affidavits of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Paying Agent or (y) receipt of an “agent’s message” by the Paying Agent to effect the transfer and cancellation of the Book Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or affidavits of loss in lieu thereof) or Book Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration which such holder has the right to receive in respect of the Company Shares represented by such Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares, and the Certificates (or affidavits of loss in lieu thereof) and Book Entry Shares so surrendered or transferred shall forthwith be canceled. No interest will be paid or accrued on any Cash Merger Consideration payable upon surrender of Certificates (or affidavits of loss in lieu thereof) or transfer of Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 2.2, each such Certificate (or affidavits of loss in lieu thereof) or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect thereof. Notwithstanding anything herein to the contrary, (A) with respect to the Casa Ley CVRs, the payment of any Casa Ley CVR Payment and the exchange procedures with respect thereto shall be governed by the terms of Section 2.4 of the Casa Ley CVR Agreement and (B) with respect to the PDC CVRs, the payment of any PDC CVR Payment Amount and exchange procedures with respect thereto shall be governed by the terms of Section 2.4 of the PDC CVR Agreement.

(c) Further Rights in Company Common Stock. All Per Share Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Company Shares for one (1) year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holders who have not exchanged Company Shares for the Per Share Merger Consideration in accordance with this Article II shall thereafter look only to the Surviving Corporation for payment of the Cash Merger Consideration (and the Surviving Corporation shall thereafter make payment of the Cash Merger Consideration to any such holders, without interest thereon, upon surrender of Company Shares to the Surviving Corporation).

(e) No Liability. Notwithstanding the foregoing, none of the Parent Entities nor the Surviving Corporation shall be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent the posting by such Person of a bond in a reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(e), the Surviving Corporation) will issue in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration, to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated by this Article II.

(g) Withholding. Each of the Parent Entities, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by the Parent Entities, Merger Sub, the Surviving Corporation, the Paying Agent or the Rights Agent as the case may be, such amounts shall be remitted in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.3 Dissenting Stockholder Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of, or validly consented to in writing, the adoption of this Agreement and who has properly demanded and not withdrawn a demand for appraisal pursuant to Section 262 of the DGCL (the “Appraisal Provisions”), to the extent the Appraisal Provisions are applicable, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, but shall not be converted into the right to receive the Per Share Merger Consideration as described in Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the Appraisal Provisions. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s right of appraisal pursuant to the Appraisal Provisions, then (a) each of such Dissenting Stockholder’s Company Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, (b) subject to Section 2.2(d), the Parent Entities shall deposit or cause to be deposited with the Paying Agent additional funds in an amount equal to the product of (i) the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions and (ii) the Cash Merger Consideration, (c) in the event that the Entire Casa Ley Sale has not been consummated prior to the Closing, the Rights Agent shall issue to such Dissenting Stockholder a number of Casa Ley CVRs equal to the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions and (d) in the event that the Entire PDC Sale has not been consummated prior to the Closing, the Rights Agent shall issue to such Dissenting Stockholder a number of PDC CVRs equal to the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions. Any Casa Ley CVR or PDC CVR to which a Dissenting Stockholder would be entitled but for this Section 2.3 shall be deemed to be outstanding for the purposes of determining the amount to be paid per such Casa Ley CVR or PDC CVR. The Company will use commercially reasonable efforts to give Ultimate Parent (A) prompt notice of any demands received by the Company for appraisals of Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Ultimate Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment or offer or agree to make any payment with respect to any demands for appraisal or settle or offer or agree to settle any such demands.

Section 2.4 Company Stock Plans.

(a) Company Stock Options. Immediately prior to the Effective Time, each outstanding, unexpired and unexercised option to purchase Company Shares (each, a “Company Option”), that was granted under any equity incentive plan of the Company, including the 1999 Amended and Restated Equity Participation Plan, the 2007 Equity and Incentive Award Plan and the 2011 Equity and Incentive Award Plan or any other plan, agreement or arrangement (collectively, the “Company Equity Incentive Plans”), whether or not then exercisable or vested, shall be accelerated, vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, (i) an amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Cash Merger Consideration over the exercise price per Company Share of such Company Option (the “Option Price”) (such amounts payable hereunder being referred to as the “Option Payment”), (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each Company Share subject to such cancelled Company Option that has an Option Price less than the Cash Merger Consideration; and (iii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each Company Share subject to such cancelled Company Option that has an Option Price less than the Per Share Cash Consideration. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to (1) the payment of the Option Payment and (2) if applicable, the receipt of Casa Ley CVRs and/or PDC CVRs. For the avoidance of doubt, each Company Option with an exercise price per Company Share (as of immediately prior to the Effective Time) that equals or exceeds the Cash Merger Consideration shall, immediately prior to the Effective Time, be cancelled without the payment of consideration.

(b) Restricted Stock. Immediately prior to the Effective Time, each restricted Company Share that is outstanding and that was granted pursuant to any Company Equity Incentive Plan (each, a “Restricted Share”), whether or not then exercisable or vested, shall automatically vest and all restrictions thereon shall lapse, shall be treated as a Company Share pursuant to Section 2.1(a) and shall be converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.1(a).

(c) Performance Share Awards. Immediately prior to the Effective Time, each performance share award covering Company Shares that is outstanding and that was granted pursuant to any Company Equity Incentive Plan (each, a “Performance Share Award”) will vest with respect to that number of Company Shares as set forth on Section 2.4(c) of the Company Disclosure Schedule, and shall be cancelled in exchange for an (i) amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the number of vested Company Shares subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding sentence) and (B) the Cash Merger Consideration; (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each vested Company Share subject to such Performance Share Award; and (iii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each vested Company Share subject to such Performance Share Award.

(d) Company RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit covering Company Shares (each, a “Company RSU”), that was granted under any Company Equity Incentive Plan, whether or not then vested, shall be accelerated, vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, (i) an amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the number of vested Company Shares subject to such Company RSU and (B) the Cash Merger Consideration; (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each vested Company Share subject to such Company RSU; and (iii) in the event that the Entire

PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each vested Company Share subject to such Company RSU.

(e) Company Equity Incentive Plans. As of the Effective Time, all Company Equity Incentive Plans and all Company employee stock purchase plans shall be terminated and no further Company Options, Restricted Shares, Performance Share Awards or Company RSUs shall be granted thereunder.

(f) Deferred Compensation Plans for Directors. Immediately prior to the Effective Time, all shares credited in the “stock credit accounts” under the Deferred Compensation Plan for Directors (“DCP”) and the Deferred Compensation Plan for Directors II (“DCPII”) shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of Company Shares credited to each such “stock credit account” and (B) the Cash Merger Consideration; (ii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each Company Share credited to each such “stock credit account”; and (iii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each Company Share credited to each such “stock credit account”. All amounts credited under the DCP and the DCPII shall be continue to be held and paid at such times and in accordance with the terms of the plans and any deferral and distribution elections made thereunder.

(g) Company Board Resolutions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions the Company Board deems necessary and appropriate to effect the provisions of this Section 2.4.

(h) Blackhawk Adjustment. Upon the consummation of the Blackhawk Spin-Off prior to Closing, the Company agrees that (i) each Company Option shall be adjusted such that the exercise price per Company Share of each Company Option shall be reduced by an amount equal to the fair market value of the Blackhawk capital stock distributed to each Company Share, imputed from the closing price of Blackhawk on the date of the consummation of the Blackhawk Spin-Off (the “Blackhawk Spin-Off Imputed Value”); (ii) each Company RSU shall be adjusted such that the total number of Company Shares subject to such Company RSU shall be increased by a number of Company Shares equal to the product of the Blackhawk Spin-Off Imputed Value and the number of Company Shares subject to such Company RSU immediately prior to the adjustment for the Blackhawk Spin-Off, divided by the closing price of the Company Shares on the date of the consummation of the Blackhawk Spin-Off; and (iii) each Performance Share Award shall be adjusted such that the Target Number of Performance Shares (as defined under the applicable Performance Share Award) subject to such Performance Share Award shall be increased by a number of Company Shares equal to the product of the Blackhawk Spin-Off Imputed Value and the number of Company Shares subject to such Company RSU immediately prior to the adjustment for the Blackhawk Spin-Off, divided by the closing price of the Company Shares on the date of the consummation of the Blackhawk Spin-Off.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to the Parent Entities and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”), (ii) as disclosed or incorporated by reference in any Company SEC Report filed on or after January 2, 2011 and prior to the date hereof to the extent the relevance of such disclosure to the applicable representation is reasonably apparent (excluding, in each case, any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which such statements warn and/or any exhibits to such Company SEC Reports) or (iii) for the avoidance of doubt, other than Section 3.9, Section 3.11(c), Section 3.24 and Section 3.25, with respect to the Excluded Entities or any of their respective properties, assets or businesses (for which the Company is not providing any representations or warranties hereunder) or (iv) with respect to the EDS APA, the Financing, each of the respective agreements and other documents entered into or to be entered into in connection therewith, or the respective transactions contemplated thereunder (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule pertaining to representations and warranties shall be deemed disclosed with respect to any other section or subsection pertaining to representations and warranties to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Schedule to such other section or subsection is reasonably apparent), the Company represents and warrants to the Parent Entities and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company (for the avoidance of doubt, excluding any Excluded Entity, each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

(c) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock, of which, as of the close of business on March 4, 2014, there were 230,416,393 shares issued and outstanding (excluding 14,149,164 Company Shares held in treasury) and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding as of the close of business on March 4, 2014. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on March 4, 2014, the Company has no Company Shares or shares of Company Preferred Stock reserved for or otherwise subject to issuance, except for 13,655,183 Company Shares reserved for issuance pursuant to the Company Equity Incentive Plans, including (i) 7,780,117 Company Shares reserved for future issuance for outstanding Company Options, (ii) 537,900 Company Shares reserved for future issuance for outstanding Company RSUs, (iii) 2,117,534 Restricted Shares and (iv) 3,219,632 Company Shares reserved for future issuance pursuant to outstanding Performance Share Awards (assuming vesting at maximum level). All Company Shares subject to issuance under the Company Equity Incentive Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for Company Options, Restricted Shares, Performance Share Awards, Company RSUs and amounts credited to individual accounts under the Deferred Compensation Plan for Safeway Non-Employee Directors II, in each case, outstanding as of the date hereof or as provided in the Company Rights Agreement, there are no (i) outstanding obligations of the Company or any Company Subsidiary for subscriptions, options, warrants, calls, convertible securities, profits interests, phantom equity, stock appreciation rights or other rights relating to any Equity Interests of the Company or any Company Subsidiary or (ii) agreements, commitments or arrangements obligating the Company or any Company Subsidiary to issue, transfer, redeem, acquire or sell any Equity Interests of the Company or any Company Subsidiary.

(d) Except with respect to outstanding Company Options, Restricted Shares, Performance Share Awards, and Company RSUs under the Company Equity Incentive Plans and the related award agreements, as of the date hereof, there are no outstanding obligations of the Company or any Company Subsidiary (i) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights with respect to, in each case, any Equity Interests in the Company or any Company Subsidiary.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to, in each case, any Equity Interests in the Company or any Company Subsidiary.

(f) Except for Company Options, Restricted Shares, Performance Share Awards and Company RSUs outstanding as of the date hereof, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, in each case, other than the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Parent Entities, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. On or prior to the date hereof, the Company Board has unanimously (x) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (y) approved and declared advisable the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby and (z) subject to the terms of this Agreement, resolved to recommend that the holders of Company Shares adopt this Agreement (such recommendation, the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Company Shares for their adoption.

(b) The Company Board has taken appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions herein, including the Merger, without any further action on the part of the stockholders or the Company Board. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Other than under the Company Rights Agreement, the Company does not have any outstanding rights or “poison pills” other than any such rights or “poison pills” that will expire or terminate (without payment of any consideration by the Company, any Company Subsidiary, the Parent Entities or Merger Sub) prior to the Effective Time. In furtherance of the foregoing, the Company Board has taken appropriate action such that in connection with the consummation of the transactions contemplated by this Agreement, (i) none of the Parent Entities nor any of their “Related Persons” (as defined in the Company Rights Agreement) are “Beneficial Owners” (as defined in the Company Rights Agreement), (ii) none of the Parent Entities nor any of their Related Persons are “Acquiring Persons” (as defined in the Company Rights Agreement), and (iii) no “Distribution Date” or “Stock Acquisition Date” (each as defined in the Company Rights Agreement) will be triggered as a result of the execution of this Agreement or any Ancillary Agreement or the consummation pursuant to this Agreement and any Ancillary Agreement of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement, in each case, pursuant to the terms hereof and thereof. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Ultimate Parent.

Section 3.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, including the Merger, will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws, (ii) conflict with or violate any provision of any organizational or governing documents of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (iv) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, assets or Contracts of the Company or any Company Subsidiary pursuant to any Company Material Contract or any Company Permit, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, action by or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition Laws (including the filing of the pre-merger notification report under the HSR Act), (iii) compliance with the applicable requirements of the Exchange Act (including the filing of the Proxy Statement) and any other applicable federal or state securities or blue sky Laws; (iv) filings with any Governmental Entity pursuant to Laws other than applicable Antitrust Laws (including, without limitation, the SEC, FCC and any applicable state insurance bureau) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (v) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”) (including any filings as may be required thereunder), and (vi) where the failure to obtain such consents, approvals, authorizations, permits of or actions by, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary is in possession of all Company Permits except where the failure to have, or the suspension or cancellation of, or the failure to be in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, nor since January 2, 2011 has been, in conflict with, default under or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Information Provided.

(a) Since January 2, 2011, the Company has filed or otherwise furnished (as applicable) on a timely basis all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since January 2, 2011 and those filed or furnished through the date of this Agreement, collectively, the “Company SEC Reports”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated thereunder and the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the Company.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published Laws of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments, the absence of footnote disclosures and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated (except, in the case of interim financial statements, for normal and recurring year-end adjustments, the absence of footnote disclosures and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act). There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company SEC Reports filed on or after January 2, 2011 and prior to the date hereof nor any obligations to enter into any such arrangements.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof, of all letters of credit, surety bonds and other similar credit support instruments used in the operation of the businesses of the Company and the Company Subsidiaries as currently conducted in excess of $10,000,000 individually.

(d) The information to be supplied by the Company for inclusion in the proxy statement to be filed with the SEC and sent to the stockholders of the Company in connection with the Stockholders Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or on any other date of filing with the SEC, or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing with the SEC. If at any time before the Stockholders Meeting any fact or event relating to the Company or any Company Subsidiary that is required by applicable Law to be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s Knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Ultimate Parent of such fact or event.

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act) required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are, as determined by the Company upon an assessment of the effectiveness of such controls as of December 28, 2013, effective to ensure that all information required to be disclosed by the Company or any Company Subsidiary in the reports that the Company files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 2, 2011, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing and other rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

Section 3.7 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended December 28, 2013 (as amended or restated, if applicable, prior to the date hereof) or the notes thereto included in the Company’s annual report on Form 10-K filed with the SEC on February 25, 2014, (b) for liabilities or obligations incurred in the ordinary course of business since December 28, 2013, (c) for liabilities incurred by the Company or any Subsidiary in connection with this Agreement, (d) for liabilities or obligations that have been discharged or paid in full or (e) liabilities under any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary may be bound (other than any such liability or obligation resulting from a breach or a default thereunder), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and the Company Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 28, 2013, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 28, 2013, through and including the date of this Agreement, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice. Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 28, 2013 through and including the date hereof, neither the Company nor any Company Subsidiary has taken any action that would have been prohibited by subsections (i) through (xix) of Section 5.1 hereof if such action were taken after the execution and delivery of this Agreement.

Section 3.9 Employee Benefit Matters.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, as well as each material employee benefit or compensation plan, arrangement or agreement and each material employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any Company Subsidiary entered into, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company Subsidiaries and the Excluded Entities, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

(b) With respect to each Company Benefit Plan maintained by the Company or any Company Subsidiary, the Company has made available to Ultimate Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan, including all amendments thereto; (ii) any summary plan description and summaries of material modifications to any Company Benefit Plan; (iii) any related trust agreements, insurance Contracts or documents of any other funding arrangements; (iv) the two most recent actuarial reports and financial statements, if any are required by applicable Law; (v) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination or opinion letter from the IRS; and (vi) the two most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto.

(c) With respect to each Company Benefit Plan maintained by the Company or any Company Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan is and has been established, in compliance with and administered in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its governing documents;

(ii) no claim, lawsuit, arbitration or other action is pending or, to the Company’s Knowledge, is threatened against any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any Company Subsidiary), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii) all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan; and

(iv) all obligations of the Company and each Company Subsidiary under each Company Benefit Plan, whether arising by operation of Law or by contract, required to be performed under Section 4980B of the Code, as amended (“COBRA”) or similar state Law have been timely performed in all material respects.

(d) Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to such effect, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to result in the revocation of any such letter.

(e) No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (other than PBGC premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full. As of the date of this Agreement, no written or, to the Knowledge of the Company, oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of such Company Benefit Plan or any transfer of assets and liabilities from such Company Benefit Plan in connection with the transactions on or prior to the Effective Time contemplated herein, and no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending or in progress, or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan subject to Title IV of ERISA (other than any routine requests for information from the PBGC).

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, no Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Excluded Entity or any ERISA Affiliate has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA (other than any multiemployer plan) is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan.

(g) Except as otherwise contemplated by this Agreement or as set forth on Section 3.9(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated on or prior to the Effective Time by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or consultant of the Company or any Company Subsidiary, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or consultant, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(h) Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor, to the Knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA.

(i) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the requirements of Section 409A of the Code; and (ii) no Company Benefit Plan provides for the gross-up of any Person with respect to any failure to comply with Section 409A of the Code.

(j) Except as set forth on Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA or any similar applicable Law.

(k) Except as set forth on Section 3.9(k) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) by any current or former employee of the Company or any Company Subsidiaries under any Company Benefit Plan as a result of the consummation of the Merger would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(l) Section 3.9(l) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Benefit Plan which is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan set forth in Section 3.9(l) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). With respect to each Foreign Benefit Plan, except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) such Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Law of any controlling Governmental Entity; and (ii) any such Foreign Benefit Plan that is required to be funded and/or book reserved is so funded and/or book reserved, as reflected on the financial statements of the Company or a Company Subsidiary (as applicable) in accordance with applicable accounting standards and based on reasonable actuarial assumptions (if any), to the extent required to be reflected in such financial statements.

Section 3.10 Labor Matters.

(a) Except as listed on Section 3.10(a) of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining, labor union or similar agreement and (ii) there are no collective bargaining, labor union or similar agreements which cover employees of the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. There are no pending or, to the Knowledge of the Company, threatened, labor disputes, work stoppages, labor strikes or lockouts against the Company or any Company Subsidiary by employees and there are no complaints, charges, or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company or the Company Subsidiaries, threatened in writing to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no (i) unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any Company Subsidiary that arose out of or under any collective bargaining agreement.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the independent contractors who provide, or provided, services to the Company and the Company Subsidiaries are, or were, properly classified as independent contractors in all material respects, no independent contractor can reasonably claim that he or she has any right to participate in the Company Benefit Plans and, to the Knowledge of the Company, neither the Company or any Company Subsidiary is under investigation or audit with respect to its treatment as independent contractors rather than employees.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of any Contract to which the Company or any Company Subsidiary is a party or bound by as of the date of this Agreement (i) with any vendor for merchandise resold by the Company and the Company Subsidiaries both (A) pursuant to which the Company and the Company Subsidiaries collectively paid to such vendor, during the fiscal year ended December 28, 2013, more than $75 million and (B) which contain any requirements, exclusivity or similar provisions expressly obligating the Company or any Company Subsidiary to purchase all of its requirements for certain merchandise exclusively from such vendor, but excluding, in any case, any purchase orders entered into in the ordinary course of business, (ii) that is a services agreement, equipment lease, logistics agreement, information technology agreement or agreement related to software (other than any architectural or construction-related Contract) in connection with which or pursuant to which the Company and Company Subsidiaries collectively paid, during the fiscal year ended December 28, 2013, more than $75 million to any Person, (iii) related to indebtedness for borrowed money owed or guaranteed by the Company or any Company Subsidiary having an outstanding amount in excess of $75 million individually, other than any such indebtedness between or among any of the Company or any Company Subsidiary, (iv) that includes a non-competition clause of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area (in each case other than agreements with respect to real property) that materially restricts the Company and the Company Subsidiaries, taken as a whole, (v) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and the Company Subsidiaries, (vi) that is an employment or consulting agreement with any executive officer or other employee of the Company or any Company Subsidiary or member of the Company Board earning an annual salary from the Company or any Company Subsidiary in excess of $300,000, (vii) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any Company Subsidiary is a member, partner or stockholder together with any Person that is not an Affiliate of the Company, and that is material to the Company and the Company Subsidiaries, taken as a whole, (viii) that involves the acquisition from another Person or disposition to another Person (other than, for the avoidance of doubt, for acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business) of any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), in each case, pursuant to which the Company or any Company Subsidiary has pending or continuing material obligations remaining to be performed (other than contingent indemnification obligations for which none of the Company or any Company Subsidiaries are reasonably expected to become liable), (ix) with any Person (A) pursuant to which the Company and the Company Subsidiaries collectively received during the fiscal year ended December 28, 2013 more than $75 million and (B) pursuant to which the Company or any Company Subsidiary has provided “most favored nation,” “most favored customer” or other similar status to such Person but excluding, in any case, any purchase orders entered into in the ordinary course of business, (x) that is an agreement granting a right of first refusal or first negotiation with respect to the sale of (A) any portion of the equity of the Company (B) 5% or more of the consolidated net income of the Company or any of the Company Subsidiaries, taken as a whole, or (C) consolidated assets of the Company or any of the Company Subsidiaries with a fair market value in excess of $250,000,000, or (xi) (A) pursuant to which a third party has granted to the Company or any Company Subsidiary a license under any Intellectual Property right that is material to the conduct of the Company’s business, other than any non-exclusive license with respect to any Intellectual Property right that is generally available on a commercial basis from third parties or (B) pursuant to which the Company or any of the Company Subsidiaries has granted to a third party an exclusive license under Intellectual Property rights owned by the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries, taken as a whole, in each case of clauses (i) through (xi), other than those that are terminable by the Company and any Company Subsidiary party thereto on no more than 90 days’ notice without material liability or material financial obligation to the Company and the Company Subsidiaries, taken as a whole (collectively, the “Company Material Contracts”). The Company has made available to Ultimate Parent or its respective Representatives prior to the date hereof a complete and accurate copy of each Company Material Contract, as amended or modified prior to the date hereof, subject in each case to redactions reasonably necessary in the good faith judgment of the Company and its inside and outside legal counsel to comply with applicable Antitrust Laws or other Laws or confidentiality provisions relating to such Company Material Contracts.

(b) Each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, on the one hand, nor, to the Company’s Knowledge, any other party to any Company Material Contract, on the other hand, is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, which violation or default would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any Company Subsidiary has received any written notice from any counterparty that such counterparty intends to terminate, or not renew, any Company Material Contract, and (ii) neither the Company nor any Company Subsidiary has received any written notice from any counterparty to a Company Material Contract that such counterparty is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

(c) Neither the Company nor any Company Subsidiary has entered into any transaction, or series of related transactions, or understanding after January 2, 2011 and prior to the date hereof, nor are there as of the date hereof any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports filed with the SEC prior to the date hereof.

Section 3.12 Legal Proceedings.

(a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral, governmental, regulatory or other proceedings, claims, actions, suits, governmental or regulatory investigations or proceedings of any nature against the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no order, injunction, judgment, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Tangible Assets / Real Property.

(a) Except for the Owned Real Property and Leased Real Property and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Company Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of businesses of the Company or the Company Subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) Liens securing rental payments under capital leases agreements; (iv) Liens and restrictions on real property (including easements, covenants, rights of way and similar restrictions) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (C) do not materially interfere with the present uses of such real property or (D) with respect to Leased Real Property, have been created by or through an owner of the Leased Real Property; (v) Liens constituting a written lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (vii) Liens arising under any Indebtedness of the Company and the Company Subsidiaries (“Permitted Liens”).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all Material Owned Real Property and all Material Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any Company Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any Company Subsidiary or any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any Company Subsidiary for the current or contemplated use of such real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and the Company Subsidiaries as currently conducted and are sufficient to permit the Company and the Company Subsidiaries to conduct the business as currently conducted, subject to only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the Knowledge of the Company, threatened condemnation or similar Proceedings against the Company or any Company Subsidiary or otherwise relating to any of the Owned Real Property or Leased Real Property of the Company and the Company Subsidiaries and neither the Company nor any Company Subsidiary has received any written notice of the same, except with respect to such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature (collectively, “Environmental Claims”) seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any Company Subsidiary arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, (b) to the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Environmental Claim, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any Company Subsidiary and (c) neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, voluntary action, letter or memorandum pursuant to Law or by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

Section 3.15 Intellectual Property. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks, patents, domain names and other material intellectual property that is the subject of any registration or other similar filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any Company Subsidiary and used by the Company or any Company Subsidiary in the conduct of its respective business as currently conducted (“Company Registered IP”). Each item of Company Registered IP is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Subject to the knowledge-qualified, noninfringement representation in clause (ii) below with respect to third-party patents, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are, individually, material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any Company Subsidiary of the intellectual property rights of any Person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary or the right to use to any other Company Intellectual Property; (ii) the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) and, to the Knowledge of the Company, any patents of any Person; (iii) there are no pending claims made by the Company or any Company Subsidiary alleging infringement, misappropriation or other violation by others of the Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary; (iv) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary; (v) the consummation of the Merger and the other transactions on or prior to the Effective Time contemplated by this Agreement will not result in the loss of, or give rise to any right of any Person to terminate or modify any of the Company’s or any Company Subsidiary’s rights or obligations under, any agreement under which the Company or any Company Subsidiary grants to any Person, or any Person grants to the Company or any Company Subsidiary, a license or right under or with respect to any Company Intellectual Property; (vi) no Company Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any Company Subsidiary; and (vii) the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other non-public proprietary information of the Company and the Company Subsidiaries that are material to their respective businesses or that are otherwise required by the Company or the Company Subsidiaries under applicable Law or written agreement to be kept confidential.

Section 3.16 Information Technology; Data Security; Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the IT Systems of the Company and the Company Subsidiaries are adequate for the operation of their respective businesses as presently conducted; and (b) there are no malfunctions with respect to any of the IT Systems of the Company or the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the material IT Systems of the Company and the Company Subsidiaries from unauthorized use or access by any third party; and

(ii) to the Knowledge of the Company, there has not been any such unauthorized use or access by any third party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) to the Knowledge of the Company, the use of the Data by the Company or the Company Subsidiaries does not infringe or violate the rights of any third party or otherwise violate any Law; (B) the Company and the Company Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their customers; and (C) to the Knowledge of the Company, there have been no security breaches or unauthorized releases of customer Data.

Section 3.17 Tax Matters.

(a) Each of the Company and Company Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects) and (ii) has paid or caused to be paid all material Taxes to be paid (whether or not shown thereon).

(b) The Company and Company Subsidiaries have given or otherwise made available to Ultimate Parent true, correct and complete copies of all material income Tax Returns for the Company’s fiscal year ended December 29, 2012 and a true, correct and complete copy of the U.S. federal income Tax Return for the Company’s fiscal year ended December 29, 2012. The Company and Company Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with material amounts paid or owing to any employee, former employee or independent contractor).

(c) (i) The Company and Company Subsidiaries are not currently under examination or audit by the IRS, (ii) there are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any Company Subsidiary for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement, excluding any such agreement or arrangement (A) exclusively between or among the Company and any Company Subsidiary or (B) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes.

(d) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary, other than Liens for current Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(e) Within the past five years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code (other than the Blackhawk Spin-Off).

(f) Neither the Company nor any Company Subsidiary is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date.

(g) Neither the Company nor any Company Subsidiary has participated in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) in any taxable year remaining open under the applicable statute of limitations.

(h) Subject to exceptions as would not be material, no written claim has ever been received by the Company or any Company Subsidiary by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 3.18 Insurance. The Company and Company Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to all insurance policies maintained by the Company and the Company Subsidiaries, (i) all such insurance policies are in full force and effect, and, since the most recent renewal date, (ii) no notice of nonrenewal, cancellation or modification has been received and, to the Knowledge of the Company, no threat in writing has been made to cancel, terminate or refuse to renew any such insurance policy, (iii) as of the date hereof, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its respective business or assets, nor has coverage been limited by any insurance carrier to which the Company and the Company Subsidiaries have applied for insurance or with which the Company and the Company Subsidiaries have carried insurance and (iv) to the Knowledge of the Company, as of the date hereof, there is no claim pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.19 Opinion of Financial Advisors. The Company Board has received (i) an oral opinion (to be confirmed in writing) from Goldman, Sachs & Co. ( “Goldman”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in Goldman’s written opinion, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration, as to which Goldman expressed no opinion) to be received by the holders of the Company Common Stock in the Merger pursuant to this Agreement is fair from a financial point of view to such holders and (ii) an oral opinion (to be confirmed in writing) from Greenhill & Co., LLC (“Greenhill”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in Greenhill’s written opinion, the sum of (x) the Per

Share Merger Consideration (excluding the Additional Cash Merger Consideration, as to which Greenhill expressed no opinion) to be received by the holders of the Company Common Stock pursuant to this Agreement, and (y) the separate per share distribution to holders of the Company Common Stock in the Blackhawk Spin-Off, is fair from a financial point of view to such holders. Copies of such written opinions will be provided to Ultimate Parent reasonably promptly for information purposes following receipt thereof by the Company.

Section 3.20 Broker’s Fees. Except for Goldman and Greenhill, neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder or incurred any liability for any broker’s or finder’s fees, commissions or expense reimbursement in connection with the Merger or related transactions on or prior to the Effective Time contemplated by this Agreement.

Section 3.21 Certain Business Practices. To the Company’s Knowledge, neither the Company nor any Company Subsidiary, nor any director or officer of the Company or any Company Subsidiary acting for or on behalf of the Company or any Company Subsidiary, has since January 2, 2011 (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment where, in the case of clause (i), (ii), (iii) or (iv), such payment or action would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 HIPAA. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are in, and at all times since January 2, 2011 have been in, compliance with the applicable obligations as a “Covered Entity” with respect to its “Health Plan” and the pharmacies it operates, and as a “Business Associate” where applicable (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated under these statutes, including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) (collectively, “HIPAA”)). With respect to any applicable data privacy or security requirements under HIPAA (collectively, the “HIPAA Commitments”), or any other privacy or security requirements imposed by federal or state Law on the healthcare data held, collected, used or disclosed by the Company or any of its Affiliates, including, without limitation, state healthcare data breach notification Laws and related state consumer protection Laws (collectively, the “Additional Privacy Requirements”), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the Merger and the other transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any Company Subsidiary has received (A) any written inquiry from, or is under investigation by, any federal, state, municipal, national or other government, governmental department, board, bureau, or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, including, without limitation, HHS, the Centers for Medicare and Medicaid Services, the DEA, and state board of pharmacies (each, a “Healthcare Government Entity”) regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements or (B) written notice from any party with whom they have a Business Associate Contract (as such term is defined under HIPAA) of any allegation that they have been, in material breach of any of the Business Associate Contracts to which they are parties. Except as would not be reasonably expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since January 2, 2011, engaged in an activity that would trigger a reporting requirement under any HIPAA Commitments or the Additional Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since January 2, 2011, suffered any unauthorized acquisition, access, use or disclosure of any patient health information that, individually or in the aggregate, is a material violation of the HIPAA Commitments or the Additional Privacy Requirements, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Compliance with Healthcare Laws.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is conducting, and has since January 2, 2011 conducted, its business and operations in compliance in all material respects with, and neither the Company nor any Company Subsidiary, nor any of their respective Representatives has engaged in any activities that would constitute a violation of, applicable Law of any federal, state, or local Healthcare Government Entity with respect to regulatory matters relating to the operation of pharmacies, the sale and dispensing of pharmaceuticals and controlled substances, and the provision, administration, and/or payment for pharmacy products or services (collectively, “Healthcare Laws”), including, to the extent applicable, (i) any state licensure, credentialing, accreditation or certification requirement, including those limiting the scope of activities of Persons acting without such license, credential, accreditation or certification; (ii) any billing, coding, coverage or reimbursement rules and regulations applicable to the services provided by the Company or any Company Subsidiary; (iii) any rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any Company Subsidiary, including any such rules and regulations applicable to the advertising of such services; (iv) rules and regulations governing the operation and administration of Medicare, Medicaid, Tricare, or any other federal health care programs (as defined in the Social Security Act) and any other state health care program (collectively, “Government Programs”); (v) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Ethics in Patient Referral Act (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and regulations promulgated thereunder, and state anti-kickback, self-referral and false claims laws; (vi) any Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, (vii) any state Law provisions prohibiting insurance fraud; (viii) rules and regulations of the U.S. Food and Drug

Administration, (ix) the Federal Controlled Substances Act; and (x) the terms and conditions of any Healthcare Permit.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 2, 2011, (i) neither the Company nor any Company Subsidiary has received any written notice or communication from any Healthcare Government Entity alleging material noncompliance with any Healthcare Laws or any Healthcare Permit; (ii) there has not been, and there is no, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, audit, search warrant, subpoena, civil investigative demand, notice, demand letter, warning letter, contact letter, proceeding or request for information by or from any enforcement agency related to material noncompliance with any Healthcare Laws or any Healthcare Permit pending against the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any Company Subsidiary in their submissions or reports to any Healthcare Government Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors or officers (A) has been convicted in the past three years of any criminal offense primarily relating to the delivery of an item or service under any Government Program; (B) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any Government Program or procurement or non-procurement program nor has any such debarment, exclusion or suspension been threatened in writing or pending; or (C) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (vi) neither the Company nor any Company Subsidiary has been a defendant in any qui tam/False Claims Act litigation; (vii) neither the Company nor any Company Subsidiary has any reporting obligations pursuant to any written settlement agreement or any other written agreements entered into with any Governmental Entity or are a party to a corporate integrity agreement with the U.S. Department of Health and Human Services Office of Inspector General or any similar written agreement with a Healthcare Government Entity; and (viii) the Company and each Company Subsidiary has maintained all records required to be in material compliance under any Healthcare Laws.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary, to the extent applicable, has obtained permits, certificates, rights, licenses, approvals, accreditations, qualifications, certifications, and other authorizations required by Healthcare Laws or any Healthcare Government Entity with respect to any Healthcare Laws (“Healthcare Permit”), and has made all material declarations and filings required under any Healthcare Law or Healthcare Permit with, all applicable Governmental Entities, accreditation organizations, and all self-regulatory authorities to engage, respectively, in the management and/or operation of each pharmacy. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material Healthcare Permit issued to the Company and each Company Subsidiary is valid and in full force and effect, (ii) the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such Healthcare Permits and (iii) all such Healthcare Permits are currently in effect, valid and in good standing, and, since January 2, 2011, have not been subject to suspension, revocation, forfeiture or material restriction. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice from any Healthcare Government Entity or issuer of any Healthcare Permit with respect to the revocation, suspension, restriction, limitation or termination of any material Healthcare Permit nor is any such action pending or, to the Knowledge of the Company, threatened.

Section 3.24 Blackhawk Spin-Off. The consummation of the Blackhawk Spin-Off (with or without notice or lapse of time, or both), to the extent effected, will not (a) conflict with or violate any provision of the organizational or governing documents of Blackhawk, (b) conflict with or violate any provision of the organizational or governing documents of any of Blackhawk’s Subsidiaries, (c) conflict with or violate any Law applicable to Blackhawk or any of its Subsidiaries or any of their respective properties or assets, or (d) require any consent or approval under, violate, conflict with, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Lien upon any of the respective properties or assets of Blackhawk or any of its Subsidiaries pursuant to, any material Contract binding on Blackhawks or any of its Subsidiaries; except, with respect to clauses (b), (c) and (d), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.25 Excluded Entities. Set forth on Section 3.25 of the Company Disclosure Schedule is a true and complete list of all Equity Interests of the Excluded Entities owned by the Company or any Company Subsidiary as of the date of this Agreement. The Company has made available to Ultimate Parent, Merger Sub or their respective Representatives prior to the date hereof a complete and accurate copy of the organizational or governing documents of each Excluded Entity (other than any such organizational or governing documents of Blackhawk or any of its Subsidiaries), as amended or modified, in effect as of the date hereof. Except as set forth in Section 3.25 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary (a) is party to any Contract or other agreement pursuant to which the Company or any Company Subsidiary is obligated to make any material payments to or on behalf of, or take any material action for the benefit of, or otherwise with respect to, any Excluded Entity, or (b) has any material liability to, or is owed any material amount from, any Excluded Entity.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES AND

MERGER SUB

Each of the Parent Entities hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of the Parent Entities is a corporation or other legal entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of the State of Delaware and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Parent Entities is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authority. Each of the Parent Entities has requisite corporate or organizational, as the case may be, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of the Parent Entities, as applicable, and the consummation by the Parent Entities of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by requisite corporate or organizational, as the case may be, action, and other than the consent of Parent, as sole stockholder of Merger Sub, no other corporate or organizational, as the case may be, proceedings on the part of the Parent Entities or equityholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Parent Entities, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent Entities, enforceable against the Parent Entities in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Parent Entities or the consummation by the Parent Entities of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of any of the Parent Entities, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent Entities, any of their Affiliates or any of their respective properties or assets, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Parent Entities or any of their Affiliates pursuant to, any Contract or permit to which the Parent Entities or any of their Affiliates is a party or by which they or any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Parent Entities and Merger Sub or the consummation by the Parent Entities of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, action by, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition Laws (including the filing of the pre-merger notification report under the HSR Act), (iii) compliance with the applicable requirements of the Exchange Act and any other applicable federal or state securities or blue sky Laws, (iv) filings with the SEC as may be required by any of the Parent Entities in connection with this Agreement and the transactions contemplated hereby, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Legal Proceedings. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the Knowledge of the Parent Entities, threatened against any of the Parent Entities, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there are no orders by or before any Governmental Entity, in each case, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no judgment outstanding against any of the Parent Entities or any of their respective Affiliates that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Proxy Statement; Other Information. The information to be supplied by or on behalf of Ultimate Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. If at any time before the Stockholders Meeting any fact or event relating to Ultimate Parent or any of its Affiliates that is required by applicable Law to be set forth in an amendment or supplement to the Proxy Statement should be discovered by Ultimate Parent or should, to the Knowledge of Ultimate Parent, occur, Ultimate Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

Section 4.6 Ownership and Operations of Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in Merger Sub, by sale or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.7 Broker’s Fees. None of the Parent Entities nor any of their respective Affiliates has employed any investment banker, broker or finder or incurred any liability for any broker’s or finder’s fees, commissions or expense reimbursement in connection with the Merger or related transactions contemplated by this Agreement with respect to which the Company or any Company Subsidiary would be liable.

Section 4.8 Ownership of Company Securities. As of the date of this Agreement, the Parent Entities and their Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, none of the Parent Entities is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.9 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, none of the Parent Entities or any of their respective Affiliates is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any beneficial owner of more than five percent (5%) of the outstanding Company Shares (excluding sources of debt financing in their capacities as such), pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any such holder agrees to vote to adopt this Agreement or approve the Merger or with any director or officer of the Company or any Company Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-Closing operation of the Surviving Corporation.

Section 4.10 Available Funds; Financing.

(a) Ultimate Parent has delivered to the Company a true, correct and complete copy of each of the executed Debt Commitment Letters and Equity Commitment Letters as in effect on the date hereof. As of the date hereof, (i) none of the Commitment Letters have been amended, supplemented or modified in any manner; (ii) the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect, and (iii) the Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent, Merger Sub and, to the Knowledge of Ultimate Parent, each other party thereto, including of the Financing Sources to provide the Financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. None of the Parent Entities nor any of their respective Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Closing Date Payments or transactions contemplated by this Agreement, other than (A) the Commitment Letters and (B) the fee letters related to the Debt Financing (true, correct and complete copies of each of which fee letters have been provided to the Company prior to the date hereof, subject only to redactions to exclude any fee amounts, pricing caps, the rates and amounts included in the market flex and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Commitment Letters or Debt Financing). The net proceeds of the Financing together with the aggregate cash on hand of the Company, the Parent Entities and their respective Subsidiaries (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated hereby, including the making of all Closing Date Payments on the Closing Date. The Parent Entities have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, to the Knowledge of Ultimate Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under any of the Commitment Letters. As of the date hereof, none of the Parent Entities nor any of their Affiliates has any reason to believe that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, any Financing Conditions will not be satisfied as of the Closing Date or that the Financing will not be made available to the Parent Entities on the Closing Date. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions.

(b) Without limiting Section 7.2(c), each of the Parent Entities and Merger Sub understands and acknowledges that under the terms of this Agreement, its obligation to consummate the Merger is not in any way contingent upon or otherwise subject to consummation of the Financing, the transactions contemplated by the EDS APA or any other financing arrangements, obtaining the Financing or any other financing or the availability, grant, provision or extension of the Financing or any other financing to the Parent Entities or any other Person; provided, that it is hereby acknowledged and agreed by the Company that nothing in this Section 4.10(b) shall modify the limitations set forth in Section 8.13, including as to the ability to obtain the remedy of specific performance in respect of the Financing.

Section 4.11 Solvency. Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Corporation as a result of the Merger and the other transactions contemplated by this Agreement, including the Financing, the Surviving Corporation will (a) be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all its contingent liabilities); and (b) have adequate capital to carry on its businesses, in each case, assuming (i) satisfaction of the conditions to the Parent Entities’ obligation to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to the terms of this Agreement, (iii) the Required Information fairly presents the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby and (iv) any estimates, projections or forecasts of the Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement, including the Financing, with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation.

Section 4.12 Access to Information; Disclaimer. Each of the Parent Entities acknowledges and agrees that it and its Representatives (a) have had an opportunity to discuss the business and affairs of the Company and Company Subsidiaries with the management of the Company, (b) have had reasonable access to the books and records of the Company and Company Subsidiaries (including pursuant to the electronic data room maintained by the Company), (c) have been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) have conducted their own independent investigation of the Company and Company Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of the Parent Entities further acknowledges and agrees that none of the Company or any of its stockholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, Company Subsidiaries or their respective businesses and operations. Each of the Parent Entities hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Parent Entities are familiar, that the Parent Entities are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Parent Entities will have no claim against the Company or any of its stockholders, Affiliates or Representatives with respect thereto.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. The Company agrees that, between the date of this Agreement and the Closing Date, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as required or permitted pursuant to this Agreement, (c) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or (d) as consented to by Ultimate Parent (which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent in respect of subsections (ii), (v), (vi) and (xix) (but solely in respect of subsections (ii), (v) and (vi)) shall be in Ultimate Parent’s sole discretion), (x) the Company will, and will cause each Company Subsidiary to, conduct its operations in the ordinary course of business consistent with past practice, (y) the Company will use commercially reasonable efforts to (i) preserve intact its business organizations, operations and goodwill, and (ii) preserve its relationships with customers, suppliers, lessors, licensees, distributors, wholesalers and similar Persons with which it has material business relations, and (z) the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do, or agree to do, any of the following:

(i) (A) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents; or (B) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or (C) adopt a stockholder rights plan in any manner adverse to the Parent Entities;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or otherwise grant any equity or equity-based awards, other than (A) the issuance of Company Shares (and the related Company Rights) upon the exercise or vesting of Company Options, Restricted Shares, Performance Share Awards or Company RSUs outstanding as of the date hereof (or issued in compliance with this Section 5.1(ii)) in accordance with their terms (or, if a Trigger Event (as defined in the Company Rights Agreement) by a party other than the Parent Entities shall occur, the Company Rights) or (B) the grant of Company Options, Restricted Shares, Performance Share Awards or Company RSUs required pursuant to previously existing contractual arrangements of the Company as set forth on Section 5.1(ii) of the Company Disclosure Schedule or to employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice (provided that the Cash Merger Consideration required to be paid in respect of such Company Options, Restricted Shares, Performance Share Awards and/or Company RSUs shall not be in excess of $15 million (provided that such number shall be adjusted equitably and concomitantly to take into account any adjustments to any Company Options, Restricted Shares, Performance Share Awards and/or Company RSUs relating to the Blackhawk Spin-Off and any Casa Ley Dividends or PDC Dividends);

(iii) sell, pledge, dispose of, abandon, mortgage, transfer or otherwise encumber or subject to any Lien (other than Permitted Liens) any property or assets of the Company or any Company Subsidiary for aggregate consideration in excess of $40 million individually (except in connection with Indebtedness obtained by PDC for the operation of its business (including, without limitation, the funding of development and redevelopment activity)), to the extent no such Liens are granted in respect of any PDC Mortgaged Property other than to secure the Company-PDC Loans and provided that no such Liens are incurred until mortgages are recorded against all of the PDC Mortgaged Properties pursuant to the Company-PDC Loans) and pursuant to existing Contracts, current Indebtedness of the Company or any Company Subsidiary, or commitments or the sale of goods and inventory or otherwise in the ordinary course of business);

(iv) authorize, declare, set aside, or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its outstanding shares of capital stock (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary); provided, however, that the Company may declare and pay: (A) up to five cash dividends to holders of Company Shares of $0.20, $0.23, $0.23, $0.23 and $0.23 respectively per quarter per Company Share prior to the Closing; and (B) any dividends per Company Share paid solely with (x) Casa Ley Net Proceeds or Partial Casa Ley Net Proceeds (in either case, “Casa Ley Proceeds Dividends”) or (y) PDC Net Proceeds or Partial PDC Net Proceeds (in either case, “PDC Proceeds Dividends”); provided, for the avoidance of doubt, that no PDC Proceeds Dividends shall be paid unless as provided in Section 5.4, as applicable, (1) in the event of an Entire PDC Sale, PDC repays all outstanding amounts under the Company PDC Loans and (2) in the event of a Partial PDC Sale, PDC repays the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale;

(v) reclassify, combine, split or subdivide any of its outstanding capital stock or Equity Interests;

(vi) redeem, repurchase or otherwise acquire any of its issued and outstanding Equity Interests, except (A) (1) from holders of Company Options in full or partial payment of the exercise price or (2) in connection with the payment of any applicable Taxes by the holder of any Company Options, Restricted Shares, Performance Share Awards or Company RSUs to the extent required or permitted under the terms of such Company Options, Restricted Shares, Performance Share Awards or Company RSUs, (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of Company Shares in connection with any termination of services to the Company, or (C) in connection with transactions among the Company and/or one or more of the Company Subsidiaries;

(vii) redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or any of Company Subsidiary’s Indebtedness set forth on Section 5.1(vii) of the Company Disclosure Schedule; provided that, notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any Company Subsidiary to, redeem, repurchase, prepay, defease or otherwise acquire any Indebtedness if the Company or any Company Subsidiary, would incur a premium in connection therewith in excess of the applicable amount set forth on Section 5.1(vii) of the Company Disclosure Schedule;

(viii) except for capital expenditures permitted pursuant to clause (xi) of this Section 5.1 or for acquisitions of inventory or supplies, acquire (whether pursuant to merger, stock or asset purchase or otherwise) any of the Equity Interests in any Person or any business or division of any Person or any material property or assets of any Person (or business or division thereof) (A) for aggregate consideration in excess of $100 million, (B) that otherwise would be material to the Company and the Company

Subsidiaries, taken as a whole (except pursuant to existing Contracts or commitments listed on Section 5.1(viii) of the Company Disclosure Schedule or in the ordinary course of business) or (C) that would reasonably be expected to impair or delay the ability of the Parties to satisfy the condition set forth in Section 6.1(c);

(ix) incur any indebtedness for borrowed money or issue any debt securities or guarantee the obligations of any Person for borrowed money, except (A) for any such Indebtedness among the Company and/or one or more Company Subsidiaries, (B) for any such indebtedness for borrowed money incurred in the ordinary course of business that is prepayable without material penalty or premium, (C) for guarantees by the Company or a Company Subsidiary of indebtedness for borrowed money of the Company or any Company Subsidiary, (D) indebtedness for borrowed money pursuant to any credit facilities, indentures or similar Contracts of the Company or the Company Subsidiaries existing as of the date hereof, or (E) indebtedness for borrowed money obtained by PDC from third-party lenders for the operation of its business (including, without limitation, the funding of development and redevelopment activity); provided, that such indebtedness does not require any guarantees from the Company or any Company Subsidiary (other than PDC), and provided further that no such indebtedness may be incurred until mortgages are recorded against all of the PDC Mortgaged Properties pursuant to the Company-PDC Loans;

(x) other than in the ordinary course of business, (A) terminate or materially and adversely amend any Company Material Contract (other than the expiration or termination of a Company Material Contract in accordance with its terms), (B) enter into any contract or agreement that if in effect on the date hereof would have been a Company Material Contract, except to renew or replace any Company Material Contract that has expired or terminated in accordance with its terms or (C) enter into any Contract or arrangement the existence of which as of the date hereof would have required disclosure pursuant to Section 3.11(c);

(xi) except (A) to the extent consistent in the aggregate with the Company’s guidance relating to capital expenditures, as disclosed on Section 5.1(xi) of the Company Disclosure Schedule, (B) in the ordinary course of business and (C) as provided in Section 5.1(xii), make, authorize or enter into any commitment to make capital expenditures in excess of $50 million in the aggregate;

(xii) (A) contribute any material assets to PDC, except as reasonably required or customarily appropriate to effectuate the PDC Restructuring and to the extent such assets are identified and disclosed in writing, prior to such contributions, to the Ultimate Parent, (B) make any loans to PDC, other than the Company-PDC Loans, or (C) enter into any material Contract that would bind the Company or any Company Subsidiary following the Effective Time with PDC, other than the PDC Lease Agreements, the Contracts contemplated by, or reasonably required in connection with, or customarily appropriate to effectuate the PDC Restructuring, and any Contracts customarily entered into between the Company and PDC in the ordinary course of business consistent with past practice;

(xiii) except as may be required by a Company Benefit Plan in existence on the date of this Agreement or by applicable Law: (A) increase the compensation or benefits payable or to become payable to its directors, officers or senior-level employees (except for increases in the ordinary course of business consistent with past practice), (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice to employees (other than officers or senior-level employees), (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any Company Option, Restricted Share, Performance Share Award or Company RSU held by any director, officer or employee under any Company Benefit Plan, (D) except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined, (E) enter into management consulting agreements that contemplate, in the aggregate, payments in excess of $10 million, (F) establish, adopt or enter into, or amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Company Benefit Plan or in connection with expiring collective bargaining agreements, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code) in a manner that in the aggregate would reasonably be expected to result in an increased cost in excess of $25 million; or (G) provide any funding to any rabbi trust or similar arrangement;

(xiv) (A) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan; (B) otherwise make any loans, advances or capital contributions to or investments in any Person outside the ordinary course of business consistent with past practice (other than the Company or any of the Company Subsidiaries); or (C) except as may be required by a Company Benefit Plan or collective bargaining agreement in existence on the date of this Agreement or by applicable Law, increase the funding obligation or contribution rate of any Company Benefit Plan subject to Title IV of ERISA;

(xv) make any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a Governmental Entity;

(xvi) other than stockholder litigation, which is covered by Section 5.6 or as contemplated by Section 5.9, settle or compromise any litigation involving amounts in excess of $25 million individually, or which settlement or compromise would impose a non-monetary obligation on the Company or any Company Subsidiary after the Effective Time that is material to the Company and the Company Subsidiaries, taken as a whole;

(xvii) (A) contribute any cash or assets of the Company or any Company Subsidiary to an Excluded Entity other than as required pursuant to any Contract in effect on the date hereof or as permitted by clause (xii) above in respect of PDC, and in other cases in the ordinary course of business, or (B) participate in any other material transaction involving an Excluded Entity (other than as permitted by clause (xii) above in respect of PDC, and in other cases, a transaction conducted on an arms-length basis or as required pursuant to any Contract);

(xviii) make or change any material Tax election, settle or compromise any material liability of the Company or any Company Subsidiary for Taxes, change any material method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or file the U.S. federal income Tax Returns of the Company for the 2013 or 2014 taxable years without first allowing Parent to review, comment and consent (such consent not to be unreasonably withheld); or

(xix) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Nothing contained in this Agreement (including in this Section 5.1) shall give the Parent Entities, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Closing, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its and the Company Subsidiaries’ respective businesses and operations. Nothing contained in this Section 5.1 shall (i) restrict the Company’s ability to effect the Entire Casa Ley Sale, the Entire PDC Sale, any Partial Casa Ley Sale or any Partial PDC Sale as contemplated by the other terms and conditions of this Agreement or to cause Casa Ley or any of its Subsidiaries or PDC to contribute any cash proceeds they receive from any sale of any assets of Casa Ley or PDC to the Company or any Company Subsidiary, (ii) restrict closures, sales, leases, and other transactions and dispositions with respect to assets relating to Dominick’s Finer Foods or (iii) restrict the Company’s ability to effect the Blackhawk Spin-Off as contemplated by the other terms and conditions of this Agreement; provided, that, prior to the consummation of the Blackhawk Spin-Off, the Company and the Company Subsidiaries, as applicable, shall (x) take all actions necessary to cause Blackhawk to repay all outstanding liabilities or obligations for borrowed money owed to the Company or any of the Company Subsidiaries and (y) use commercially reasonable efforts to terminate (without cost or liability to the Company or any of the Company Subsidiaries) all guaranties, indemnities, “keep well” arrangements and other similar credit support instruments provided by or on behalf of the Company or any of the Company Subsidiaries to Blackhawk or any of its Subsidiaries.

Section 5.2 Company’s Financial Cooperation Covenant.

(a) Subject to the terms of this Section 5.2, prior to the Closing, the Company shall use commercially reasonable efforts to, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, cooperate with Parent in connection with the arrangement of the Debt Financing or Alternative Financing (as defined below) to the extent reasonably requested by Parent with reasonable advance notice, and at the Parent’s sole cost and expense, including by using commercially reasonable efforts to:

(i) participate in investor meetings, drafting sessions, lender presentations, road shows, rating agency presentations and due diligence sessions, in each case relating to the Debt Financing or Alternative Financing; provided, that the Company shall not be responsible for preparing any rating agency presentations and such cooperation shall be subject to the qualifications set forth elsewhere in this Section 5.2;

(ii) (A) furnish Parent and its Debt Financing Sources with the Required Information; (B) obtain customary comfort letters and consents of independent accountants with respect to Required Information included in the Marketing Materials; and (C) cause a customary management representation letter to be executed in connection with any such comfort letter;

(iii) assist Parent and its Debt Financing Sources by providing such information as may reasonably be requested by Parent (and reasonably available to the Company) in connection with the preparation of Marketing Materials (including information that is not the Required Information but is customarily included in the Marketing Materials), including in connection with the preparation of (A) appropriate and customary offering documents, private placement memoranda and bank information memoranda and (B) materials for customary rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; provided that the Company shall not be responsible for the preparation of any Marketing Material, including any Excluded Information included therein, but the Company will use commercially reasonable efforts to provide Parent with such information as Parent reasonably requests (and is reasonably available to the Company) in connection with the preparation of Excluded Information described in clauses (a), (b), (d), (f), (g), (j) and (k) of the definition of “Excluded Information”;

(iv) facilitate the consummation of the Debt Financing or Alternative Financing by providing reasonable cooperation with respect to the satisfaction of the Debt Financing Conditions and the conditions precedent set forth in the Debt Financing Documents (which Debt Financing Documents will not have conditions precedent more expansive than those contained in the Debt Commitment Letter) to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or Company Subsidiaries, including, without limitation, using commercially reasonable efforts to assist with (A) the negotiation of Debt Financing Documents and the preparation of the certificates and other documents required to be delivered pursuant to the Debt Financing Documents; (B) obtaining customary payoff letters and instruments of discharge and termination of Indebtedness set forth in Section 5.2(a)(iv) of the Company Disclosure Schedule and such other Indebtedness designated in writing by Parent no less than ten (10) Business Days prior to the Effective Date and related Lien releases, each to be operative as of the Effective Time; and (C) obtaining consents, waivers, estoppels, approvals and authorizations from third parties in connection with the collateral under the Debt Financing or Alternative Financing;

(v) (A) cooperate with the Debt Financing Sources’ due diligence investigation in connection with the Marketing Material and the collateral arrangements under the Debt Financing or Alternative Financing, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and the Company Subsidiaries; (B) provide information reasonably requested by Parent (to the extent reasonably available to the Company or a Company Subsidiary) to assist Parent in obtaining appraisals (including FIRREA and USPAR compliant appraisals) and in preparing borrowing base certificates, in each case required to be delivered to satisfy a Debt Financing Condition; (C) assist with the preparation of a company perfection certificate; (D) facilitate the pledging of collateral for the Debt Financing; and (E) assist in the completion of a customary field examination and appraisal; and

(vi) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided, that such request by Ultimate Parent for such information is received by the Company at least ten (10) Business Days prior to the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of, or to have failed to comply with, any of the covenants set forth in this Section 5.2 (including for purposes of determining whether there has been a failure of a condition precedent pursuant to Section 6.2(b)) so long as either (i) it has acted in good faith to comply with the cooperation and assistance requirements set forth in this Section 5.2 or (ii) any such breach or failure is not the cause of the Debt Financing or Alternative Financing not being consummated on the Closing Date. The Company may provide Parent with a written notice indicating that is has complied with the covenants set forth in this Section 5.2 with respect to the Required Information and the Marketing Materials, which shall be deemed accepted and agreed to by Parent unless Parent shall object to such determination in writing within two (2) Business Days from receipt of such notice, which objection shall specifically identify the reasons it believes that the Company has not satisfied such obligations under this Section 5.2.

(c) Following termination of this Agreement in circumstances in which the Parent Termination Fee is not payable, Parent shall indemnify and hold harmless the Company and Company Subsidiaries and its and their respective Representatives from and against any damages, liability or obligation suffered or incurred in connection with the Debt Financing or the Alternative Financing and any information utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of the Company Subsidiaries or any of their respective Representatives. Parent shall, promptly upon the Company’s request, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and Company Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 5.2.

(d) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed:

(i) the Company’s obligations under this Section 5.2 shall not require the Company, any Company Subsidiary, or any of its or their respective Representatives to execute any Debt Financing Document or agree to any obligation relating to the Debt Financing or Alternative Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company, any Company Subsidiary, and any of its and their respective Representatives upon the termination of this Agreement;

(ii) none of the Company, any Company Subsidiaries or any of its or their respective Representatives shall be required to undertake any action that would unreasonably interfere with the business operations of the Company or any Company Subsidiary;

(iii) the Company shall not be required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement;

(iv) none of the Parent Entities, Merger Sub or any of their Affiliates, Representatives or financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any Company Subsidiary;

(v) the Company shall have a reasonable opportunity to (but shall not be required to) review and propose comments on Marketing Materials containing information about the Company prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity);

(vi) except to the extent disclosed to Debt Financing Sources and other potential sources of capital, rating agencies and prospective investors during the marketing or syndication of the Debt Financing (including any offering or private placement memoranda) in a manner that requires the recipient of such information to agree to customary confidentiality obligations (including customary “click through” confidentiality agreements), all non-public information regarding the Company obtained by the Parent Entities, Merger Sub or any of their Affiliates or Representatives shall be kept confidential to the extent required by the terms of the Confidentiality Agreement;

(vii) none of the Company, any Company Subsidiary or any of its or their respective Representatives shall be required to deliver or cause the delivery of any legal opinions, negative assurance letters, or accountants comfort letters and reliance letters, confirmations, authorization letters, undertakings, or third party reports in connection with the Debt Financing, in each case, without limiting the obligation of the Company pursuant to Section 5.2(a)(ii) to use commercially reasonable efforts to obtain customary comfort letters and consents of independent accountants with respect to Required Information included in the Marketing Materials as set forth above;

(viii) the Company’s obligations shall not include any actions that the Company reasonably believes would result in (A) a violation of any material agreement, any confidentiality arrangement or any applicable Law, (B) the loss of any legal or other applicable privilege or (C) the triggering of a disclosure obligation, including with respect to material non public information concerning the Company;

(ix) any lender meetings, investor meetings, road shows, rating agency presentations or similar events shall be at mutually agreeable times and locations; and

(x) the public filing of the Company’s annual, quarterly and current reports that are required to be filed pursuant to the terms of the Exchange Act shall constitute the furnishing and delivery of the Required Information contained therein to Parent and its Debt Financing Sources, and Parent shall be deemed to have such reports and such Required Information.

The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing.

(e) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as reasonably determined by Parent), the Company shall reasonably cooperate with Parent in connection with an offer to purchase by Parent or one of its Affiliates and any related consent solicitation with respect to one or more series of the outstanding aggregate principal amount of the then-outstanding Specified Company Notes on the terms and conditions as are reasonably requested by Parent (including amendments to the terms and provisions of the Indenture as reasonably requested by Parent and reasonably satisfactory to the Company) (including the related consent solicitation, collectively the “Debt Tender Offer”) (and in any event so as to accommodate the Debt Financing) and Parent shall assist the Company in connection therewith. Promptly upon the consummation of the Merger and the expiration date (as such date may be extended from time to time) of any such consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use commercially reasonable efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, by and between the Company and the Trustee, effectuating the amendments for which consents were obtained pursuant to the Debt Tender Offer, which supplemental indenture shall become effective immediately upon the later of (i) acceptance for purchase of Specified Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the applicable Company Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including in connection with delivery of Officer’s Certificates and Opinions of Counsel (as such terms are defined in the Indenture) required under the Indenture; provided such Officer’s Certificates and Opinions of Counsel are delivered following consummation of the Merger). The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing and, without modifying the applicable obligations of the Parties under this Section 5.2, the Parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date (including by making public announcements extending the expiration date of the Debt Tender Offer as requested by Parent and by the Company otherwise complying with the time periods required by Rule 14e-1 under the Exchange Act). Unless otherwise agreed by Parent, promptly following the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Person making the offer for the Specified Company Notes shall accept for purchase and purchase the Specified Company Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer; provided, however, that notwithstanding anything to the contrary in this Section 5.2, the Debt Tender Offer need not be consummated unless the Merger has occurred, and sufficient funds are available from the Financing, together with the aggregate cash on hand of the Company and the Company Subsidiaries, to pay all consideration for the purchase of the Specified Company Notes. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiary in connection with the Debt Tender Offer and shall indemnify and hold harmless the Company, Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them of any type in connection with the Debt Tender Offer (except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any Company Subsidiary or their respective Representatives), and the foregoing obligations shall survive termination of this Agreement.

(f) If the required consents have not been received in the Debt Tender Offer, or are not reasonably likely to be received, in each case, at least ten Business Days prior to the Closing Date (with the number of Business Days calculated in accordance with Rule 14e-1 of the Exchange Act), or if Parent determines not to request the commencement of the Debt Tender Offer, then at Parent’s written request, the Company shall use commercially reasonable efforts to promptly take all actions necessary and required to assist other Parties in effecting the satisfaction and discharge of the Specified Company Notes pursuant to Article VIII of the Indenture, which satisfaction and discharge shall be effective upon consummation of the Merger, and the Company shall, contemporaneously with the consummation of the Merger, assist other Parties in (i) giving irrevocable instructions to mail a notice of redemption to holders of the Specified Company Notes pursuant to Section 3.3 of the Indenture, (ii) depositing in trust all required funds or Government Securities (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 3.5 of the Indenture and (iii) paying or causing to be paid all other sums payable pursuant to the Indenture, and the Company shall use commercially reasonable efforts to assist the other Parties in causing the Trustee to acknowledge satisfaction and discharge of the Indenture in writing and shall furnish a copy of such writing to Parent concurrently with the Closing. Notwithstanding anything herein to the contrary, the Company shall not be obligated to take any action described in this Section 5.2(f) unless the Company shall have received from Parent funds which, together with the aggregate cash on hand of the Company and the Company Subsidiaries, are equal to the amounts required to be deposited with the Trustee to pay the redemption price for the Specified Company Notes as required pursuant to Section 3.5 of the Indenture and pay or cause to be paid all other sums payable pursuant to the Indenture in connection therewith.

Section 5.3 Parent’s Financing Covenant.

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(a) The Parent Entities shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Financing, including the Debt Financing contemplated by the Debt Commitment Letters on the terms set forth therein, including the following:

(i) complying with and maintaining in effect the Commitment Letters;

(ii) negotiating and entering into definitive financing agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letters (including any “market flex” provisions related thereto), as amended from time to time in accordance with this Section 5.3 so that such agreements are in full force and effect on the Closing Date;

(iii) satisfying on a timely basis all Financing Conditions within its reasonable control or that require its cooperation (provided that this clause (iii) shall not require Parent to waive any of its conditions to Closing in Section 6.1 or Section 6.2 of this Agreement); and

(iv) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Debt Financing Conditions (other than the availability of the Equity Financing) have been satisfied or waived or, upon funding and at Closing would be satisfied, using reasonable best efforts to cause the Debt Financing Sources to fund the full amount of the Debt Financing, including by pursuing any and all available remedies (including specific performance or other equitable or injunctive relief) against the Debt Financing Sources.

(b) Neither Parent nor any of its Affiliates or Representatives shall take any action that would reasonably be expected to materially delay or prevent the consummation of the Financing. Without limiting the generality of the foregoing, in the event that a Financing Failure Event occurs, Parent shall

(i) immediately notify the Company of such Financing Failure Event and the reasons therefor,

(ii) use its reasonable best efforts to obtain alternative financing from alternative financing sources (on aggregate terms not materially less favorable to Parent, Merger Sub and the Company, and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than those in the Debt Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing less likely to occur), in an amount sufficient, when taken together with the remaining portion of the Debt Financing and the aggregate cash on hand of the Company, Parent and their respective Subsidiaries, to pay any amounts required to be paid by or on behalf of Parent in connection with the Closing and consummate the transactions contemplated by this

Agreement, as promptly as practicable following the occurrence of such Financing Failure Event and in any event no later than the date on which the Closing is required to occur pursuant to Section 1.3 (any such financing, an “Alternative Financing”), and

(iii) obtain and, when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing.

(c) Prior to the Closing, without the prior written consent of the Company, except for substitutions or replacements pursuant to this Section 5.3(b) in connection with an Alternative Financing, Parent shall not (A) agree to, or permit, any amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of or under, the Debt Commitment Letters, if such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing that, when considered with the other Debt Financing Conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur; (2) reduces the amount of the Debt Financing; (3) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters as so amended, modified, supplemented, restated, assigned, substituted, replaced or waived, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letters as in effect on the date hereof; or (4) would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur; or (B) terminate any Debt Commitment Letter; provided that during the first 30 days following the date of this Agreement, Parent shall have the right to release or consent to assignments and replacements of an individual lender pursuant to the terms of the Debt Commitment Letters in effect on the date of this Agreement in connection with the addition of a commitment party thereunder that is reasonably acceptable to the Company. Upon any such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of the Debt Commitment Letters in accordance with this Section 5.3, the term “Debt Commitment Letters” shall mean the Debt Commitment Letters as so amended, modified, supplemented, restated, assigned, substituted, replaced or waived.

(d) Notwithstanding anything to the contrary in this Agreement, “reasonable best efforts” shall not require the Parent Entities to (i) pay (or agree to pay) more, in the aggregate, for the Debt Financing (whether in interest rate, fees or otherwise) than as contemplated in the Debt Commitment Letters and any fee letter entered into by the Parent Entities in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any “market flex” provisions contained in such fee letter) or otherwise agree to any Alternative Financing other than as required pursuant to this Section 5.3, (ii) seek more capital in the aggregate than is committed in the Equity Commitment Letters or (iii) waive any condition or agree to any changes to the Commitment Letters.

(e) Parent shall prepare and provide to its Debt Financing Sources the information and documents described in paragraphs 11 and 12 of Exhibit D to the Debt Commitment Letter (or any similar conditions set forth in the Debt Financing Documents) by such date as is necessary to permit the Debt Financing Conditions set forth in such paragraphs to be satisfied on or prior to December 19, 2014; provided that Parent shall not be in breach of its obligations under this sentence if (a) such Debt Financing Conditions are not satisfied on or prior to such date as the result of the failure by the Company to deliver the Required Information or to cause Parent to have the Required Information throughout the applicable period on or prior to December 19, 2014 or (b) the Debt Financing is not in fact syndicated or placed on or prior to such date.

Section 5.4 Casa Ley Sale; PDC Sale.

(a) In the event a definitive agreement is to be entered into prior to the Effective Time with respect to the Entire Casa Ley Sale, one or more Partial Casa Ley Sales, the Entire PDC Sale or one or more Partial PDC Sales, such agreement shall not, without the consent of Ultimate Parent (which such consent shall not be unreasonably withheld, delayed or conditioned), (A) require the Company or any Company Subsidiary to agree to any material financial or operating restrictions applicable to the Company or any Company Subsidiary after the Effective Time (other than customary (1) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time, (2) to the extent such restrictions are reasonable, restrictions relating to the Company’s or any Company Subsidiary’s management or oversight of Casa Ley, any of its Subsidiaries, PDC, or any of their respective businesses, properties or assets or any portions thereof and (3) restrictions contained in the PDC Lease Agreements), (B) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary after the closing of such agreement in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations (which customary indemnity obligations, in the case of an Entire Casa Ley Sale or Partial Casa Ley Sale, are shared proportionately (based on their respective Equity Interests) among all of the participating Casa Ley shareholders) for (1) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, employee benefits or (with respect to PDC only) environmental matters, or (2) pre-closing taxes relating to Casa Ley, any of its Subsidiaries, PDC or any of their respective businesses, properties or assets or any portions thereof prior to the closing of such agreement, (C) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (B) above) relating to the securities or assets of Casa Ley, any of its Subsidiaries or PDC being directly or indirectly sold, transferred or otherwise disposed of in connection with such sale after the closing of such agreement or (D) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Company, would cause the Net Casa Ley Proceeds, the Partial Net Casa Ley Proceeds, the PDC Net Proceeds or the Partial PDC Net Proceeds from such sale agreement to be (1) after also satisfying the repayment obligations contemplated by the following clauses (2) and (3), less than zero, (2) in the case of an Entire PDC Sale, be insufficient to repay in full all amounts remaining outstanding under the Company-PDC Loans and (3) in the case of a Partial PDC Sale, less than the PDC Loan Mandatory

Prepayment Amount applicable to such Partial PDC Sale. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire Casa Ley Sale, one or more Partial Casa Ley Sales, the Entire PDC Sale or one or more Partial PDC Sales, the Shareholder Representative (as defined in the PDC CVR Agreement or Casa Ley CVR Agreement) shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder, and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in Casa Ley Sale Expenses or PDC Sale Expenses, as applicable. If, in connection with any Entire PDC Sale or Partial PDC Sale which includes employees of PDC, if so requested by the purchaser, the Company shall provide personnel transition services to such purchaser for no more than six (6) months and at no additional cost to the Company, pursuant to a transition services agreement in form and substance reasonably acceptable to the Company.

(b) Promptly following the date hereof, (A) the Company shall contribute to PDC (1) the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers, the Additional PDC Real Estate and all other assets, rights, privileges, entitlements, contracts and agreements related to the ownership and development of the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate and all personal property used in connection with the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials), to the extent that the same are not already owned by PDC, in each case except for the Cannery Mall, Lahaina, HI property referenced in clause (2) below, free and clear of all monetary liens and encumbrances and (2) cash in an amount equal to Forty Million Dollars ($40,000,000), which amount shall be held by PDC in a reserve account until the earlier to occur of (i) payment in full of the mortgage indebtedness currently encumbering the Contributed Stores Center commonly known as Cannery Mall, Lahaina, HI (Safeway Property Number 1222) and (ii) the release of the Company from any guaranty obligations in connection with such indebtedness, and thereafter, such contributed cash (or the remaining portion thereof) may be used by PDC in the ordinary course of its business, (B) the Company and PDC shall execute and deliver a lease agreement with respect to each of the Contributed Stores and the Development Stores, pursuant to which the Company shall lease each Contributed Store and Development Store from PDC at the applicable rental rates set forth on Section 5.4(b) of the Company Disclosure Schedule (as may be adjusted with respect to Development Stores as provided herein), which agreement shall be substantially in the form set forth in Exhibit F (each such agreement, a “PDC Lease Agreement”); provided, however, that the Company and PDC shall cooperate to make reasonable changes and additions to the PDC Lease Agreement (i) to address site-specific conditions and issues, (ii) to contemplate customary provisions and requirements of a build-to-suit lease agreement for any property being developed or redeveloped (or which will be developed or redeveloped) by PDC, and (iii) as may be reasonably required by an institutional purchaser of the Contributed Stores or Development Stores to reflect current market terms, provided such changes to the PDC Lease Agreement permitted above shall not in any material respect (1) affect the economic terms of the PDC Lease Agreement, except to the extent expressly provided herein, (2) change the primary term or number or length of options of the PDC Lease Agreement or (3) change the tenant’s ability to assign or sublet in the PDC Lease Agreement, (C) the Company and PDC shall enter into ground leases for fuel centers to be operated by the Company in connection with the applicable Contributed Stores or Development Stores at the applicable ground rental rates set forth on Section 5.4(b) of the Company Disclosure Schedule, and (D) the Company and PDC shall enter into such contracts and agreements contemplated by or reasonably required to effectuate the PDC Restructuring. With respect to the foregoing clause (D), the Company and Ultimate Parent shall work together in good faith to identify the assets of PDC that are required to be transferred to the Company or a Company Subsidiary in connection with the PDC Restructuring. Notwithstanding anything to the contrary herein, the rents set forth in Section 5.4(b) of the Company Disclosure Schedule for the Development Stores are based on the assumed construction costs and store areas set forth in Section 5.4(b) of the Company Disclosure Schedule and are subject to adjustment up or down based upon actual as built store areas and final construction costs of any Development Store. Such adjustment will be based on a seven percent (7%) capitalization factor, to the end that each $1,000 of cost increase or decrease in actual construction costs from the applicable assumed construction costs for any Development Store will result in an increase or decrease of $70.00 in annual rental from the amount listed on Section 5.4(b) of the Company Disclosure Schedule. The Company will have the option to pay to PDC the amount of any such increase in the assumed construction costs in cash, in lieu of a rent adjustment, and the Company also will have the right to terminate the PDC Lease for any Development Store if the rent applicable to such Development Store would increase the annual rent per square foot amount stated in Section 5.4(b) of the Company Disclosure Schedule by more than ten percent (10%), provided, further, that PDC will have the right to override any such termination by the Company by agreeing to bear the cost increase to the extent that it would result in a rent increase of more than ten percent (10%) from the applicable annual rent per square foot set forth on Section 5.4(b) of the Company Disclosure Schedule. Each PDC Lease Agreement shall provide for the commencement of rent payable thereunder on the date of the Entire PDC Sale or, if applicable, on the date the applicable store leased pursuant thereto is sold as part of a Partial PDC Sale; provided, however that with respect to any PDC Lease Agreement for a Development Store, the rent thereunder shall commence on the later of (w) the date PDC tenders possession of the applicable Development Store to the Company and (x) the date of the Entire PDC Sale or, if applicable, on the date the applicable store leased pursuant thereto is sold as part of a Partial PDC Sale (unless such Development Store is subject to PDC Third Party Indebtedness, in which case the PDC Lease Agreement shall provide for the commencement of rent payable thereunder on the earlier of (y) ninety (90) days after the date PDC tenders possession of the applicable Development Store to the Company in accordance with such PDC Lease Agreement and (z) the date that the Company opens for business in such Development Store).

(c) Promptly following the date hereof, the Company shall extend the Company-PDC Loans to PDC, the proceeds of which may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity). The Company-PDC Loans shall be disbursed from time to time as reasonably requested by PDC, shall be secured by a Mortgage on the PDC Mortgaged Properties and shall not exceed Three Hundred Million Dollars ($300,000,000.00) in aggregate principal amount (excluding the amount of any capitalized interest added to such principal balance) which, for the avoidance of doubt, may not be re-borrowed upon any repayment. Concurrently with the consummation of the Entire PDC Sale, PDC shall repay all outstanding intercompany loans, liabilities or other obligations to the Company or its Subsidiaries, including all outstanding Company-PDC Loans. Concurrently with the consummation of one or more Partial PDC Sales, PDC shall repay the

PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale. All amounts received by PDC in connection with any Partial PDC Sales (excluding the amounts required to repay the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale) may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) and any amounts so used or set aside to be used shall not be Partial PDC Net Proceeds. Any decision to use such amounts in the ordinary course of business, and not as a distribution to holders of Company Shares, shall be made by the Company, if prior to the Effective Time, and shall be made by the Shareholder Representative, if after the Effective Time. Upon the repayment of the PDC Loan Mandatory Prepayment Amount applicable to a Partial PDC Sale involving a PDC Mortgaged Property, the corresponding Mortgage affecting such PDC Mortgaged Property shall be released in full.

(d) In the event that the Entire Casa Ley Sale, the Entire PDC Sale, any Partial Casa Ley Sale or any Partial PDC Sale is consummated prior to the Effective Time, the Company shall prepare and submit to Ultimate Parent, not later than 20 Business Days following the day on which such sale is consummated, or at such time as otherwise mutually agreed upon by Ultimate Parent and the Company, a good faith written calculation, in reasonable detail, certified by the chief financial officer of the Company, of (i) with respect to the Entire Casa Ley Sale, the Casa Ley Sale Expenses and the Casa Ley Net Proceeds, (ii) with respect to the Entire PDC Sale, the PDC Sale Expenses and the PDC Net Proceeds, (iii) with respect to any Partial Casa Ley Sale, the Casa Ley Sale Expenses and the Partial Casa Ley Net Proceeds and (iv) with respect to any Partial PDC Sale, the PDC Sale Expenses, the Company-PDC Loans and the Partial PDC Net Proceeds. If reasonably requested by Ultimate Parent, the Company shall promptly (and in any event within 5 Business Days) furnish or cause to be furnished to Ultimate Parent and its Representatives such work papers and other documents and information relating to the calculations pursuant to the immediately preceding sentence.

Section 5.5 Stockholders Meeting; Proxy Statement.

(a) Subject to Section 5.5(b) and Section 5.8, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, the Company shall use commercially reasonable efforts in accordance with applicable Law, the Company Certificate, the Company Bylaws, and NYSE rules to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Ultimate Parent, (ii) for the absence of a quorum, (iii) after consultation with Ultimate Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is reasonably necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting or (iv) after consultation with Ultimate Parent, to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Subject to Section 5.8, the Company Board shall make the Company Recommendation and shall use its reasonable best efforts to obtain the Company Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Certificate, the

Company Bylaws, the rules of the NYSE and the DGCL. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated pursuant to Article VII (and, for the avoidance of doubt, nothing contained in this Section 5.5 shall in any way affect the Company’s termination rights pursuant to Article VII), if the Company Board shall have made a Company Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to its stockholders at the Stockholders Meeting.

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Ultimate Parent a reasonable opportunity to review and to propose comments on such document or response. The Company (and Ultimate Parent, as applicable) shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after establishing the record date for the Stockholders Meeting; provided, that the Company shall be under no obligation to mail the Proxy Statement to its stockholders prior to the No Shop Period Start Date. The Company shall notify Ultimate Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply Ultimate Parent with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Ultimate Parent and Merger Sub shall use commercially reasonable efforts to cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing as promptly as reasonably practicable to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law.

(c) If at any time prior to the Stockholders Meeting, any event or circumstance relating to the Company, the Parent Entities, or any of their respective Affiliates should be discovered by the Company or the Parent Entities which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. If at any time before the Stockholders Meeting, any such event or circumstance is discovered by the Company or the Parent Entities, then in each case the Company shall, reasonably promptly after becoming aware thereof, amend or supplement, as applicable, the Proxy Statement to include disclosure of such fact or event. Each of the Parent Entities and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading or which omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Stockholder Litigation. Subject to the immediately following sentence, each of the Company and the Parent Entities shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree, judgment or similar order that results from any stockholder litigation against the Company, the Parent Entities, Merger Sub, any of their Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall give Ultimate Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement and, with respect to any settlement in connection therewith settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of the date hereof), no such settlement shall be agreed to without Ultimate Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Ultimate Parent and the Company shall notify the other promptly of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.7 Access to Information; Confidentiality; Notifications.

(a) Subject to applicable Laws, prior to the earlier of Closing or the termination of this Agreement, the Company shall afford to the Parent Entities and their respective Representatives reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, Contracts and records as the Parent Entities may reasonably request; provided, that (i) the Parent Entities and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company, (ii) the Company shall not be obligated to provide such access or information if the Company determines, in its good faith reasonable judgment, that doing so would (A) violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or (B) waive the protection of an attorney-client privilege, (iii) the Company shall be permitted to impose reasonable restrictions and requirements for safety purposes, (iv) none of the Parent Entities, Merger Sub or any of their Affiliates, Representatives or financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any Company Subsidiary and (v) no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein. Without limiting the generality of this Section 5.7(a), from the date of this Agreement until the Effective Time (or the termination of this Agreement in accordance with its terms), the Company will use commercially reasonable efforts to furnish to Ultimate Parent reasonably promptly after becoming available, consolidated financial statements of the Company including an unaudited balance sheet and income statement (but excluding a statement of cash flow) for each four-week period measured by the Company through the Closing Date as well as any update of its outlook for the quarter or the balance of the fiscal year, in each case to the extent it may prepare the same for management’s internal use.

(b) In the event this Agreement is terminated in circumstances where the Parent Termination Fee is not payable, the Parent Entities jointly and severally agree to indemnify and hold harmless the Company, the Company Subsidiaries and its and their respective Representatives for any and all claims arising out of any injuries or property damage arising out of the access rights pursuant to this Section 5.7.

(c) Notwithstanding anything in this Agreement to the contrary, outside legal counsel and financial advisors for each of the Company and the Parent Entities shall be permitted to share with each other, for the purpose of the Parties’ satisfaction of their respective obligations pursuant to Section 5.9(a) in respect of Undertakings, any competitively sensitive information relating to the Company, the Company Subsidiaries and the Parent Entities.

(d) With respect to the information disclosed pursuant to Section 5.7(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated November 5, 2013, by and among the Company, Cerberus Capital Management L.P., AB Acquisition LLC (as supplemented, modified and amended from time to time (including pursuant to any joinders executed in connection therewith), the “Confidentiality Agreement”).

(e) During the period commencing upon the execution and delivery of this Agreement by all of the Parties and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 7.1, the Company shall promptly notify Ultimate Parent, and Ultimate Parent shall promptly notify the Company, in writing of any event, condition, fact or circumstance that would cause any of the conditions set forth in Section 6.2 or Section 6.3, as applicable, not to be met. Each such notification shall include a certification of an officer of the Company or Ultimate Parent, as applicable, that such notification is being delivered in accordance with this Section 5.7(e). No such notification shall be deemed to supplement or amend the Company Disclosure Schedule or any disclosure of the Parent Entities for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Company or the Parent Entities in this Agreement; or (b) determining whether any of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3 has been satisfied.

Section 5.8 No Solicitation of Transactions.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on March 27, 2014 (the “Go-Shop Period”) the Company, the Company Subsidiaries and their respective Representatives shall have the right to, directly and indirectly: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements containing customary confidentiality terms which are not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement (each, an “Acceptable Confidentiality Agreement”); provided, that the Company shall reasonably promptly (and, in any event, within forty-eight (48) hours) make available to Ultimate Parent any non-public information concerning the Company or Company Subsidiaries that the Company provides to any Person pursuant to this Section 5.8(a) if such information was not previously made available to Ultimate Parent, and (ii) engage, enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Shop. Except as permitted by this Section 5.8 (including Section 5.8(c), Section 5.8(d) and Section 5.8(e) and except as would otherwise relate to any Excluded Party prior to the Excluded Party Deadline), the Company shall, and shall direct the Company Subsidiaries and its and their Representatives to (i) at 12:00 AM on March 28, 2014 (the “No Shop Period Start Date”) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal and shall, if it has not already done so, promptly require, to the extent it has a contractual right to do so, that each Person (other than any Excluded Party) that has heretofore executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of any Alternative Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company or any of the Company Subsidiaries, as the case may be, and (ii) from the No Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, not (A) initiate, solicit, knowingly encourage or facilitate any Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning the Company or Company Subsidiaries to, any Person that is seeking to make, or has made, an Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) providing for any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(c) Permitted Conduct Following No Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, at any time following the No Shop Period Start Date and prior to the time that the Company Stockholder Approval is obtained or this Agreement is terminated in accordance with Article VII, if the Company receives a written Acquisition Proposal from any Person that did not result from a breach of Section 5.8(a), subject to compliance with this Section 5.8(c), (i) the Company, the Company Subsidiaries and their respective Representatives may provide non-public information concerning the Company and Company Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement; provided, that the Company shall reasonably promptly (and, in any event, within forty-eight (48) hours) make available to Ultimate Parent any non-public information concerning the Company or Company Subsidiaries that the Company made available to any Person if such information was not previously made available to Ultimate Parent, and (ii) the Company, Company Subsidiaries and their respective Representatives may engage or participate in any discussions or negotiations with such Person, in the case of each of clauses (i) and (ii), if the Company Board has determined in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law. The Company shall not provide any commercially sensitive non-public information to any competitor in connection with this Section 5.8(c), other than in accordance with “clean room” or similar procedures that the Company, the Company Subsidiaries and their Representatives are currently employing with respect to the sharing of any such information to the Parent Entities. Notwithstanding the occurrence of the No Shop Period Start Date, the Company, the Company Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.8(a) with respect to any Excluded Party until 11:59 p.m. on April 12, 2014 (the “Excluded Party

Deadline”), including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.8(b) and this Section 5.8(c) shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of Section 5.8(b) and this Section 5.8(c) shall apply with respect to such Excluded Party).

(d) Termination for Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the Company Stockholder Approval is obtained, the Company receives an Acquisition Proposal from any Person that did not result from a material breach of Section 5.8(b) that the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company Board may terminate this Agreement in accordance with Section 7.1(d)(i) but only if: (i) prior to taking any such action, the Company provides Ultimate Parent with no fewer than three Business Days’ notice of any such proposed action, attaching a copy of the Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and during the three Business Day period, the Company and its Representatives shall negotiate in good faith with Ultimate Parent and its Representatives to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period regarding any such revisions to the terms of this Agreement and the Commitment Letters and either (A) Ultimate Parent shall not have irrevocably proposed revisions to the terms and conditions of this Agreement and the Commitment Letters prior to the end of such period or (B) if Ultimate Parent within such period shall have proposed irrevocable revisions to the terms and conditions of this Agreement and the Commitment Letters, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the Alternative Proposal remains a Superior Proposal with respect to Ultimate Parent’s revised proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the three Business Days’ time period shall be extended for an additional two Business Days after notification of such change to Ultimate Parent to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period; (ii) prior to or substantially simultaneously with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal; and (iii) immediately prior to or concurrently with such termination the Company shall have paid Ultimate Parent the Company Termination Fee pursuant to Section 7.2(b).

(e) Company Adverse Recommendation Change. Subject to Section 5.8(d) and this Section 5.8(e), the Company Board shall not make any Company Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the Company Stockholder Approval is obtained, an Intervening Event shall have occurred, or an Acquisition Proposal is received that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel) either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and, in each case, the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company Board shall not effect a Company Adverse Recommendation Change unless: (i) prior to taking any such action, the Company provides Ultimate Parent with no fewer than three Business Days’ notice of any such proposed action, attaching, if the Company Adverse Recommendation Change is in connection with a purported Superior Proposal, a copy of the Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and if the Company Adverse Recommendation Change is due to an Intervening Event, which notice shall describe such Intervening Event and the reasons for the proposed Company Adverse Recommendation Change, (ii) during the three Business Day period, the Company agrees that the Company and its Representatives shall negotiate in good faith with Ultimate Parent and its Representatives to the extent Parent wishes to negotiate and continues to negotiate in good faith during such period regarding any such revisions to the terms of the Merger and the other transactions contemplated by this Agreement and (iii) either (A) Ultimate Parent shall not have irrevocably proposed revisions to the terms and conditions of this Agreement and Commitment Letters prior to the end of such period, or (B) if Ultimate Parent within such period shall have proposed irrevocable revisions to the terms and conditions of this Agreement and the Commitment Letters, (1) if such proposed Company Adverse Recommendation Change is in response to a Superior Proposal, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the Alternative Proposal remains a Superior Proposal with respect to Ultimate Parent’s revised proposal and (2) if such proposed Company Adverse Recommendation Change is in response to an Intervening Event, the Company Board, after consultation with the Company’s outside legal counsel, shall have determined in good faith that failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that, if applicable, each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the three Business Days’ time period shall be extended for two Business Days after notification of such change to Ultimate Parent to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period.

(f) Certain Permitted Disclosure. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall prohibit or be deemed to prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that neither the Company nor the Company Board may effect a Company Adverse Recommendation Change except to the extent in accordance with Section 5.8(e).

(g) Notice. From and after the No Shop Period Start Date, the Company agrees that (i) it will reasonably promptly notify Ultimate Parent (and, in any event, within two (2) Business Days after receipt) if (A) any Acquisition Proposal is received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and also provide an unredacted copy of such Acquisition Proposal if made in writing (including any material updates, revisions or supplements thereto), including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal, and a written summary of the material terms of such Acquisition Proposal if not made in writing (including any material updates, revisions or supplements thereto), including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal and (B) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Ultimate Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably timely basis (and in any event within forty-eight (48) hours of any change in the price or material change to any other material term or condition thereof), and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Ultimate Parent reasonably promptly (and in any event within forty-eight (48) hours) after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification.

(h) Waiver of Standstill Provisions. Notwithstanding anything to the contrary contained herein, the Company may fail to enforce or waive any standstill or similar provision in any confidentiality agreement it has entered into with any Person, whether prior to or after the date hereof, to the extent reasonably necessary to allow such Person to make a confidential proposal to the Company Board.

Section 5.9 Appropriate Action; Consents; Filings.

(a) The Parent Entities and, subject to Section 5.8, the Company shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent Entities or the Company or any of their respective Affiliates, or to avoid any action or proceeding by any Governmental Entity (including, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the EDS APA and the consummation of the transactions contemplated hereby and thereby, (iii) cause the satisfaction of all conditions set forth in Article VI, (iv) without limiting Section 5.6, vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the EDS APA or the consummation of the transactions contemplated hereby or thereby, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement or the EDS APA, in each case until the issuance of a final, non-appealable order, and (vi) as promptly as practicable, and in any event within five (5) Business Days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under the HSR Act; provided, that the Company and the Parent Entities shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings; and provided, further, that this Section 5.9 shall not apply to the Company’s obligations with respect to the Stockholder Meeting or Proxy Statement, which shall instead by governed by Section 5.5. The Company and the Parent Entities shall furnish to each other all information required for any application or other filing under any applicable Law (including filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement) in connection with the transactions contemplated by this Agreement or the EDS APA. Each of the Parties shall use reasonable best efforts to substantially comply with any “second request” for additional information or documentary material from the Department of Justice or the Federal Trade Commission pursuant to the HSR Act (a “Second Request”) no later than six (6) months after receipt of such second request and to produce documents on a rolling basis. Neither the Company nor any Company Subsidiary shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the prior written consent of Ultimate Parent. Subject to the terms and conditions of this Agreement, none of the Parties shall or shall cause their respective controlled Affiliates to, directly or indirectly, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to prevent, impair or delay the satisfaction of the conditions contained in Article VI or the consummation of the Merger. Without limiting this Section 5.9(a), the Parent Entities and Merger Sub agree to take, and to cause to be taken (including by causing their respective controlled Affiliates to take), and, if (and only if) requested by Ultimate Parent in writing, the Company and the Company Subsidiaries shall agree to take and/or to cause to be taken, any and all steps and to make, and to cause to be made (including by causing their respective controlled Affiliates to make), any and all undertakings necessary to avoid or eliminate each and every impediment under any Antitrust Law or to the Parent Entities, the Company, any Company Subsidiary or any of their respective controlled Affiliates that may be asserted by any Governmental Entity under any Antitrust Laws with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur no later than the Initial End Date (or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date) (“Undertakings”), including (x) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Parent Entities, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective controlled Affiliates or (y) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit any of the Parent Entities’, the Company’s, any Company Subsidiary’s, the Surviving Corporation’s or any of their respective controlled Affiliates’ freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Parent Entities, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective controlled Affiliates, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable, beyond the Initial End Date (or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date); provided, however, that, notwithstanding anything to the contrary in this

Agreement, the Parent Entities and their respective controlled Affiliates shall not be required to take or consent to (and neither the Company nor the Company Subsidiaries shall agree to unless requested in writing by Ultimate Parent) the taking of any such action that, individually or in the aggregate, would reasonably be likely to result in a material adverse effect on the Company, the Company Subsidiaries, the Parent Entities and their respective Subsidiaries, taken as a whole after giving effect to the reasonably anticipated economic benefits of the Merger (an “Antitrust Material Adverse Effect”). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, none of the Parent Entities, the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates shall be required to effect or agree to any Undertakings unless such Undertakings are conditioned upon (and subject to) the consummation of the Merger.

(b) The Company and Ultimate Parent shall give (or shall cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and the EDS APA or (ii) disclosed in the Company Disclosure Schedule; provided, however that the Company and Ultimate Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either Party shall fail to obtain any third party consent described in this Section 5.9(b), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party, to minimize any adverse effect upon the Company and Ultimate Parent, their respective Affiliates, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent. Notwithstanding anything to the contrary contained in this Section 5.9(b), in no event shall the Company or any of the Company Subsidiaries pay, commit to pay or be required to pay any amounts, fees, penalties or other consideration or agree to any other material concessions in order to obtain any third party consents contemplated by this Section 5.9(b) without the prior written consent of Ultimate Parent (such consent not to be unreasonably withheld, delayed or conditioned), except that the Company shall be required to pay amounts for the foregoing purposes to the extent that the Parent Entities provide to the Company or its applicable Subsidiary in advance (by wire transfer of immediately available funds) the necessary funds for such excess amounts and it is acknowledged and agreed that except for any consents expressly contemplated by Section 6.1, no receipt of any consents shall be a condition or requirement to the consummation of the Merger or the Closing.

(c) Without limiting the generality of anything contained in this Section 5.9, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement or the EDS APA, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other Parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger and the other transactions contemplated hereby. Each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything in this Agreement to the contrary but subject to Ultimate Parent’s obligations in respect of the Undertakings, Ultimate Parent shall have the unilateral right to control the review of the transaction under the Antitrust Laws; provided, that, for the avoidance of doubt, (i) from the date hereof until the date that is seven (7) months after the date of any Second Request, Ultimate Parent and the Company shall mutually agree (in each case, not to be unreasonably withheld, conditioned or delayed) to determine whether or not the Parties will litigate with any Governmental Entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger and (ii) after the date that is seven (7) months after the date of any Second Request, Ultimate Parent shall determine whether or not the Parties will litigate with any Governmental Entities but only in a case to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger. Without the prior written consent of Ultimate Parent, neither the Company nor any of the Company Subsidiaries shall effect any Undertaking.

(e) From and after the date hereof, the Company shall use commercially reasonable efforts to provide or cause to be provided to Ultimate Parent all assistance reasonably requested by Ultimate Parent in the preparation for the consummation of the transactions contemplated by the EDS APA, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the Eastern Division as Ultimate Parent may reasonably request, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the EDS APA, (iii) to assist in transition planning with respect to the EDS Asset Purchase and (iv) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the EDS APA. Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of, or to have failed to comply with, any of the covenants herein with respect to the EDS APA (including for purposes of determining whether there has been a failure of a condition precedent pursuant to Section 6.2(b)) so long as either (i) it has acted in good faith to comply with its requirements with respect to the EDS APA set forth herein or (ii) any such breach or failure is not the cause of the transactions contemplated by the EDS APA to not be consummated immediately following the Merger.

Section 5.10 Public Announcements. Each of the Company and the Parent Entities agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Company and Ultimate Parent, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The Company and the Parent Entities agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Ultimate Parent. Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 5.10 shall not apply to any Company communication regarding an Alternative Proposal or a Company Adverse Recommendation Change.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other Equity Interests in the Company (including Company Options, Restricted Shares, Performance Share Awards and Company RSUs) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16. The Company shall provide copies of such resolutions to counsel to Ultimate Parent.

Section 5.12 Parent Agreements Concerning Merger Sub. The Parent Entities hereby jointly and severally guarantee the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.13 Employee Benefit Matters.

(a) Ultimate Parent will provide (or cause a Subsidiary of Ultimate Parent to provide) to employees who continue in employment with Ultimate Parent or one of its Subsidiaries (including the Surviving Corporation) following the Effective Time (the “Continuing Employees”) who are covered by a collective bargaining agreement (the “Union Employees”) with compensation and benefits required by the applicable collective bargaining agreements.

(b) For the period beginning on the Closing Date and ending on the eighteen-month anniversary of the Closing Date, Ultimate Parent will provide (or cause a Subsidiary of Ultimate Parent to provide) Continuing Employees who are not Union Employees (the “Company Non-Union Employees”) with: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Non-Union Employee immediately prior to the Effective Time, and (ii) employee benefits, including, without limitation, health, welfare and severance benefits, but excluding equity compensation, that are no less favorable, in the aggregate, than those provided to such Company Non-Union Employees immediately prior to the Effective Time.

(c) For purposes of determining eligibility, vesting, participation and benefit accrual (excluding benefit accrual under any defined benefit pension plan) under Ultimate Parent’s and its Subsidiaries’ plans and programs providing employee benefits (including, without limitation, severance) to Continuing Employees after the Closing Date (the “Parent Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries (and their respective predecessors) prior to the Closing Date, except to the extent providing such credit would result in any duplication of benefits. In addition, to the extent that Continuing Employees are eligible or become eligible to participate in Parent Benefit Plans, Ultimate Parent shall (or shall cause a Subsidiary of Ultimate Parent to) cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in each Parent Benefit Plan; (ii) each Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

(d) The Parties acknowledge and agree that all provisions contained in this Section 5.13 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or any right to continued employment with the Company, any Company Subsidiary, the Parent Entities or any Subsidiary of the Parent Entities.

Section 5.14 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Parent Entities and the Surviving Corporation shall jointly and severally indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to applicable Law, the Company Certificate, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and any indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company or any Company Subsidiary, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time; provided, however, that the Parent Entities agree to, and will cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. The Parent Entities and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.14(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to the Parent Entities and the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.14(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.14(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Ultimate Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Company be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall, and Ultimate Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Ultimate Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage, subject to the cost limitation proviso in the previous sentence. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six years from and after the Effective Time.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving company or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

(e) The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company to whom this Section 5.14 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.14 applies are express third party beneficiaries of this Section 5.14).

(f) In the event of any breach by the Surviving Corporation or any Parent Entity of this Section 5.14, the Surviving Corporation or one of the Parent Entities shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any past or present directors, officers and employees of the Company in enforcing the indemnity and other obligations provided in this Section 5.14 as such fees are incurred upon the written request of such Person.

Section 5.15 Stock Exchange De-listing. Each of the Surviving Corporation and the Parent Entities shall take all such actions reasonably required to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.16 Director Resignations. To the extent requested by Ultimate Parent in writing at least ten Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Ultimate Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Ultimate Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 5.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Merger, the Company and Company Board shall grant such approvals and take such actions within their control as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order, ruling, decree or judgment by any Governmental Entity of competent jurisdiction which makes illegal, restrains, enjoins or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case of the foregoing, restrains, enjoins, prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 6.2 Additional Conditions to Obligations of the Parent Entities and Merger Sub. The obligations of the Parent Entities and Merger Sub to effect the Merger and the other transactions contemplated herein shall also be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (provided, that any inaccuracies in such representations and warranties that do not individually or in the aggregate increase the aggregate consideration required to be paid by the Parent Entities and/or Merger Sub under Article II of this Agreement by more than $50 million, or as a result of actions taken in compliance with Section 5.1(ii), shall be disregarded), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.3 and Section 3.20 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.8) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Ultimate Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development, effect, condition, circumstance or matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein shall also be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Entities set forth in Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 4.11 and Section 4.12 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of the Parent Entities set forth in Article IV shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of the Parent Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officers Certificate. Ultimate Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Parent Entities, on the other hand, may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) By mutual written consent of Ultimate Parent and the Company;

(b) By either the Company or Ultimate Parent by written notice to the other Party,

(i) if the Merger shall not have been consummated on or prior to March 5, 2015 (the “Initial End Date”); provided, however, that (A) if (1) all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at the Initial End Date, (2) none of the Parent Entities is then in breach of any of its representations, warranties, covenants or agreements hereunder as though made on and as of the Initial End Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date, provided that solely for these purposes the words “As of the date hereof” in the penultimate sentence of Section 4.10(a) shall be deemed to be replaced with “As of the Initial End Date”), (3) the Financing Extension Conditions are satisfied, and (4) the Equity Commitment Letters are in full force and effect and provide that they will remain in full force and effect in accordance with their respective terms through the Final End Date, then the Initial End Date may, in Ultimate Parent’s sole discretion, be extended to June 5, 2015 (the “Final End Date”) and (B) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

(ii) if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as required by Section 5.6 and Section 5.9 to prevent, oppose and remove such injunction or similar order; or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded (and the polls thereof shall have been closed) and the Company Stockholder Approval shall not have been obtained;

(c) By Ultimate Parent by written notice to the Company,

(i) if at any time prior to when the Company Stockholder Approval is obtained, (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) the Company enters into an Alternative Acquisition Agreement; or

(ii) if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not curable, or if curable, is not cured prior to the earlier of (1) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (2) the Initial End Date or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date; provided, however, that Ultimate Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if any of the Parent Entities is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in the closing conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied;

(d) By the Company by written notice to Ultimate Parent,

(i) at any time prior to the time the Company Stockholder Approval is obtained, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company Board, after satisfying all of the requirements set forth in Section 5.8, shall have authorized the Company to enter into such Alternative Acquisition Agreement and (B) the Company substantially concurrently with such termination pursuant to this Section 7.1(d)(i) enters into such Alternative Acquisition Agreement and pays to Ultimate Parent in immediately available funds any fees required to be paid pursuant to Section 7.2(b); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d)(i) with respect to any Superior Proposal unless the Company has complied in all material respects with the requirements of Section 5.8 with respect to such Superior Proposal;

(ii) if any of the Parent Entities breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not curable or, if curable, is not cured prior to the earlier of (a) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (b) the Initial End Date or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in the closing conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied; or

(iii) if at any time prior to the Closing and (if prior to the Initial End Date) after the expiration of the Marketing Period (A) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, and the Company has complied in all material respects with its obligations under Section 5.2, (B) the Company has irrevocably notified Ultimate Parent in writing that the Company is ready, willing and able to consummate the Closing, and (C) the Parent Entities fail to consummate the Closing and the transactions contemplated by this Agreement within five (5) Business Days following such notice (it being understood and agreed for the avoidance of doubt that in accordance with Section 7.1(b)(i)(B), Ultimate Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)(i) during such five (5) Business Day period).

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of the valid termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and of no effect with no liability on the part of any Party (or any of its Subsidiaries or Representatives); provided, however, that (i) no such termination shall relieve any Party of any obligation to pay the Company Termination Fee, the Parent Termination Fee and any applicable expenses pursuant to Section 7.2(d), (ii) Section 5.2(c), Section 5.7(b), Section 5.7(d), Section 5.10, this Section 7.2, Section 7.5, Section 7.6, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement in accordance with their respective terms and (iii) nothing in this Article VII will be deemed to impair the right of any Party to compel specific performance by another party in accordance with the terms of Section 8.13 prior to the termination of this Agreement.

(b) Company Termination Fee. In the event that:

(i) (A) this Agreement is terminated (1) before obtaining the Company Stockholder Approval, by either Ultimate Parent or the Company pursuant to Section 7.1(b)(i) in circumstances where the Parent Termination Fee is not payable, (2) by Ultimate Parent or the Company pursuant to Section 7.1(b)(iii) in circumstances where the Parent Termination Fee is not payable, or (3) by Ultimate Parent pursuant to Section 7.1(c)(ii), (B) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination (and the Acquisition Proposal, in the case of clause (A)(1) and clause (A)(2), was public and shall not have been publicly withdrawn at least five (5) Business Days prior to such termination or, with respect to a termination pursuant to Section 7.1(b)(iii), prior to the Stockholders Meeting) and (C) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (provided, that for purposes of this clause (i) the references to “25%” in Subsections (i) and (ii) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Ultimate Parent pursuant to Section 7.1(c)(i); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i);

then (A) the Company shall (x) in the case of clause (i) above, concurrently with the date of the applicable event with respect to an Acquisition Proposal referred to in sub-clause (i)(C), (y) in the case of clause (ii) above, no later than two Business Days after the date of such termination and (z) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Ultimate Parent or its designee (at the direction of Ultimate Parent) the Company Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion) and (B) if this Agreement is terminated by Ultimate Parent pursuant to Section 7.1(b)(iii) in circumstances where the Parent Termination Fee is not payable and any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination (and such Acquisition Proposal was public and shall not have been publicly withdrawn at least five (5) Business Days prior to the Stockholders Meeting), the Company shall promptly, but in no event later than two Business Days after the date of such termination (without regard to whether the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated), pay (by wire transfer of immediately available funds) to Ultimate Parent or its designee(s) all reasonable out-of-pocket fees and expenses incurred by the Parent Entities or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the

Financing, in an amount not to exceed $50 million in the aggregate (provided that Ultimate Parent provides reasonable documentation therefor) but excluding, for the avoidance of doubt, any amounts owed by the Parent Entities pursuant to Section 5.7, Section 7.5 and Section 7.6 (the “Parent Expenses”). “Company Termination Fee” shall mean an amount equal to $250 million; provided, that the “Company Termination Fee” shall mean a cash amount equal to $150 million in the event that this Agreement is terminated (x) by the Company pursuant to Section 7.1(d)(i) prior to the No Shop Period Start Date or in order to enter into an Alternative Acquisition Agreement with an Excluded Party prior to the Excluded Party Deadline or (y) by Ultimate Parent pursuant to Section 7.1(c)(i) prior to the No Shop Period Start Date based on a right arising out of a Company Adverse Recommendation Change with respect to an Acquisition Proposal or the Company’s entrance into an Alternative Acquisition Agreement, in each case, prior to the No Shop Period Start Date or with respect to an Excluded Party prior to the Excluded Party Deadline. Any Parent Expenses previously paid by the Company to Ultimate Parent pursuant to this Section 7.1(b) shall be credited towards the payment of the Company Termination Fee. The Parties have agreed in light of the circumstances existing at the time of execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Parent Entities) this Section 7.2 is reasonable, that the Company Termination Fee represents a good faith, fair estimate of the damages that the Parent Entities would suffer and that the Company Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring Ultimate Parent to prove actual damages. Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, knowingly or otherwise) or fails to perform hereunder (whether willfully, intentionally, knowingly or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Entities and the Parent Related Parties against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect hereunder, if due, (i) the Company Termination Fee pursuant to this Section 7.2(b); (ii) any amount due pursuant clause (ii) of Section 7.2(a) and (iii) any costs, expenses and/or interest payable pursuant to Section 7.2(d), and upon payment of all such amounts, no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Parent Entities or any other Parent Related Party in connection with this Agreement (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Parent Entities nor any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any other Company Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, the Parent Entities agree that the maximum aggregate liability of the Company under this Agreement shall be limited to an amount equal to the Company Termination Fee and, if applicable, the Parent Expenses, plus the applicable amounts referenced in clauses (ii) and (iii) of the prior sentence, and in no circumstances shall the Parent Entities seek any money damages in the aggregate in excess of such amount.

(c) Parent Termination Fee. In the event that:

(i) This Agreement is terminated by the Company or Ultimate Parent pursuant to Section 7.1(b)(i) and (A) as of the date of such termination the condition set forth in Section 6.1(c) shall not have been satisfied, (B) the Company had the right to terminate this Agreement pursuant to Section 7.1(b)(i), and (C) immediately before such termination, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) would have been satisfied had the Closing taken place as of the date of termination;

(ii) this Agreement is terminated by the Company or Ultimate Parent pursuant to Section 7.1(b)(ii) (provided that such final and non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued or entered pursuant to applicable Antitrust Laws) and (A) the Company had the right to terminate this Agreement pursuant to Section 7.1(b)(ii), and (B) immediately before such termination, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) would have been satisfied had the Closing taken place as of the date of termination;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii);

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(v) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(ii);

then the Parent Entities shall, jointly and severally, in any such event under clauses (i) through (iv) of this Section 7.2(c), pay to the Company a termination fee of $400 million in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination (it being understood that in no event shall the Parent Entities, collectively, be required to pay the Parent Termination Fee on more than one occasion). For the avoidance of doubt, the Parent Entities have a joint and several obligation to pay the Parent Termination Fee pursuant to clause (i) above notwithstanding that a Governmental Entity has required that the Parent Entities and/or the Company (or any of their Subsidiaries) take one or more actions to obtain approval under the HSR Act that, if taken, would constitute an Antitrust Material Adverse Effect. The Parties have agreed in light of the circumstances existing at the time of execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Company) this Section 7.2(c) is reasonable, that the Parent Termination Fee represents a good faith, fair estimate of the damages that the Company would suffer in the applicable circumstances and that the Parent Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Company to prove actual damages. Notwithstanding anything to the contrary in this Agreement, in the event that the Parent Entities and/or Merger Sub fail to effect the Closing for any reason or no reason or otherwise breach this Agreement (whether willfully, intentionally, knowingly or otherwise) or fail to perform hereunder (whether willfully, intentionally, knowingly or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its Subsidiaries and the Company Related Parties against the Parent Entities and each of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Parent Related Party,” and collectively, the “Parent Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Guarantees) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect hereunder or as otherwise provided in the Guarantees, if due, (i) the Parent Termination Fee pursuant to this Section 7.2(c); (ii) any amount due pursuant to Section 7.5, Section 7.6, and clause (ii) of Section 7.2(a); and (iii) any costs, expenses and/or interest payable pursuant to Section 7.2(d), and upon payment of all such amounts, no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (including the Debt Commitment Letters, the Equity Commitment Letter and the Guarantees) (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Parent Entities, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, the Company agrees that the maximum aggregate liability of the Parent Entities, under this Agreement shall be limited to an amount equal to the Parent Termination Fee, plus the applicable amounts referenced in clauses (ii) and (iii) of the prior sentence, and in no circumstances shall the Company seek any money damages in excess of such amount.

(d) Acknowledgement. Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. Accordingly, if the Company or the Parent Entities, as the case may be, fail to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Ultimate Parent or the Company, as the case may be, commences an action which results in a judgment against the Company or the Parent Entities, as applicable, with respect to the payment by such Party(ies) set forth in this Section 7.2, such paying Party(ies) shall pay the Party commencing such action, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such aggregate amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(e) Available Remedies. Notwithstanding anything to the contrary contained herein, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, in the event that any of the Parent Entities, on the one hand, or the Company, on the other, fail to complete the Closing as required pursuant to Section 1.3 then the sole and exclusive remedy available to the Company (including, for the avoidance of doubt, against any Parent Related Parties), on the one hand, or the Parent Entities (including, for the avoidance of doubt, against the Company Related Parties), on the other, shall be the termination of this Agreement pursuant to Section 7.1 and receipt of the Parent Termination Fee or the Company Termination Fee, as applicable, plus the applicable amounts referenced in Section 7.2(b) or Section 7.2(c), as applicable.

Section 7.3 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been received, no amendment may be made without further approval of the Company’s stockholders which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been received, there may not be, without further approval of the Company’s stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 5.2, Section 5.7(e), Section 7.2 and Section 7.6 of this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same; provided, however, that in the event this Agreement is terminated prior to the Closing for any reason, the Parent Entities shall, jointly and severally, reimburse any fees, costs and expenses incurred or paid by the Company or any of its Affiliates in connection with the preparation, negotiation and consummation of the EDS APA, each of the agreements and other documents to be entered into in connection therewith (including any deliverables to be delivered by the Company or any of its Affiliates thereunder and in connection with any third party consents, filings or notifications thereunder), and the transactions contemplated thereunder.

Section 7.6 Spin-Off Indemnity. In the event that (i) this Agreement is terminated pursuant to Article VII after the consummation of the Blackhawk Spin-Off, and (ii) pursuant to a Final Determination it is determined that the Blackhawk Spin-Off is taxable under Section 311(b) of the Code because it violates the “device” prohibition of Section 355(a)(1)(B) of the Code or fails to satisfy the “business purpose” requirement applicable to a distribution under Section 355 of the Code, in either case, as a direct result of a connection between the Blackhawk Spin-Off and this Agreement, the Parent Entities shall pay to the Company an amount equal to the Net Spin-Off Tax Amount; provided, notwithstanding the foregoing, the Parent Entities shall have no obligation to pay the Net Spin-Off Tax Amount to the Company if:

(a) such termination occurs pursuant to Section 7.1(b)(iii), Section 7.1(c) or Section 7.1(d)(i) of this Agreement; or

(b) the Company has not received opinions of Latham & Watkins LLP (addressed solely to the Company), as counsel to the Company, reasonably acceptable to the Parent Entities (the “Opinions”), concluding that (i) as of the date of the Blackhawk Spin-Off, that the Blackhawk Spin-Off “should” qualify as a tax-free distribution pursuant to Section 355 of the Code (and not be subject to Section 355(d) or Section 355(e) of the Code) if the Merger Agreement is terminated prior to Closing (other than a termination occurring pursuant to Section 7.1(c) or Section 7.1(d)(i) of this Agreement), and (ii) as of the date of such termination, that the Blackhawk Spin-Off “should” qualify as tax-free pursuant to Section 355 of the Code (and not be subject to Section 355(d) or Section 355(e) of the Code). The Opinions (A) must address all relevant aspects of Section 355 of the Code as they relate to the Blackhawk Spin-Off, including addressing the application of Section 355(a)(1)(B) of the Code and the “business purpose” requirement applicable to a distribution under Section 355 of the Code to the Blackhawk Spin-Off generally and in light of this Agreement, and (B) must rely on reasonable representations from the Company that are consistent with the substance of the Draft Spin-Off Rep Letters, including (I) a representation by the Company (with supporting documentation from Goldman Sachs consistent with the Goldman Sachs Business Purpose Letter) that the Company has substantial business reasons for effecting the Blackhawk Spin-Off unrelated to the Agreement, together with a reasonably detailed description of such business reasons, and (II) a representation by the Company that irrespective of this Agreement (or any other potential acquisition of stock of the Company) the Company intends to consummate and would consummate the Blackhawk Spin-Off. For the avoidance of doubt, the Opinions shall not rely on representations stating solely that the Blackhawk Spin-Off does not violate the “device” prohibition of Section 355(a)(1)(B) of the Code or that the Blackhawk Spin-Off satisfies the “business purpose” requirement applicable to a distribution under Section 355 of the Code to reach such conclusions on such legal issues;

(c) the Company or Blackhawk takes one of the following actions prior to the second anniversary of such termination:

(i) the Company or Blackhawk merges with another entity or substantially all of the assets of the Company or Blackhawk are acquired by another entity;

(ii) the Company or Blackhawk issues stock (or any other instrument that is convertible into, or exchangeable for, any such stock) in an acquisition or public or private offering (other than any compensatory related issuances described in Section 1.355-7(e)(i) of the Treasury Regulations) representing more than 40% of the stock of the Company or Blackhawk; or

(iii) the Company or Blackhawk facilitates or otherwise participates in the acquisition of its stock that would result in any shareholder owning 5% or more of the outstanding stock of the Company or Blackhawk; or

(d) such Final Determination is a direct result of (A) the inaccuracy of, or any action of the Company or Blackhawk inconsistent with, any representation of the Company or Blackhawk relied on by the Opinions, (B) the Company’s breach of any representation or covenant in this Agreement or (C) the inaccuracy of any representation or other information provided in the Pre-Signing Spin-Off Diligence Documents (for the avoidance of doubt, in each of (A), (B) and (C), excluding any representation to the extent solely stating that the Blackhawk Spin-Off does not violate the “device” prohibition of Section 355(a)(1)(B) of the Code or that the Blackhawk Spin-Off satisfies the “business purpose” requirement applicable to a distribution under Section 355 of the Code).

Notwithstanding anything in this Agreement to the contrary, this Section 7.6 and Section 7.7 shall survive the termination of this Agreement.

Section 7.7 Tax Claims Concerning Blackhawk Spin-Off. If a claim shall be made by any taxing authority, which, if successful, could result in an obligation of the Parent Entities to pay the Net Spin-Off Tax Amount (a “Tax Claim”), then the Company shall give prompt notice to Parent in writing of such Tax Claim; provided, however, that the failure to give such notice shall not affect the requirement of the Parent Entities to pay the Net Spin-Off Tax Amount except to the extent the Parent Entities have been materially prejudiced as a result of such failure. The Parent Entities and the Company shall jointly control, and shall have the right to participate (at their own expense) in all aspects of, any such Tax Claim (including having counsel present in any discussions or conferences and reviewing, drafting, and consenting to any correspondences with such taxing authority (such consent not to be unreasonably withheld)) or any other formal or informal discussions with a taxing authority, in each case to the extent relating to the qualification of the Blackhawk Spin-Off under Section 355 of the Code, and neither the Parent Entities nor the Company shall settle any such Tax Claims without the prior written consent of the other (which shall not be unreasonably withheld).

Section 7.8 Blackhawk Section 336(e) Election.

(a) The Company shall be entitled to make the Blackhawk Section 336(e) Election; provided, no Blackhawk Section 336(e) Election shall be made unless the Company enters into the agreement provided in Section 7.8(b).

(b) Before making the Blackhawk Section 336(e) Election, the Company will enter into a written agreement with Blackhawk, which may be in the form of an amendment to the Tax Sharing Agreement, that provides for the following:

(i) subject to clause (iv) below, Blackhawk will report the consequences of the Blackhawk Section 336(e) Election in a manner consistent with the Company’s reporting as determined in the reasonable discretion of the Company;

(ii) if it is determined by the Company that, as a result of the Blackhawk Section 336(e) Election, the Company will be treated as consolidated with Blackhawk for U.S. federal (or applicable state) tax purposes for any period (or portion thereof) after the date of the 2013 IPO Sale, any income Taxes (other than income Taxes referred to in clause (iii) below) payable by the Company that are attributable to the income of Blackhawk for such period shall be paid by Blackhawk and Blackhawk shall indemnify the Company for any such Taxes and any reasonable related expenses of attorneys or other tax professionals;

(iii) the income Taxes payable with respect to the deemed asset sale pursuant to the Blackhawk Section 336(e) Election shall be paid by the Company and the Company shall be entitled to any refunds of such income Taxes; and

(iv) the allocation of “aggregate deemed asset disposition price” (“ADADP”) under Treasury Regulations Section 1.336-3 will be agreed upon by the Company and Blackhawk, with any disputes to be resolved by an Independent Tax Accountant.

(c) The Company shall consult with Parent with respect to all tax reporting and tax positions relating to the Blackhawk Section 336(e) Election, including the decision of whether to try to obtain a private letter ruling relating thereto and the scope of such ruling, and Parent and the Company shall jointly control the determination of such tax reporting and tax positions, including the allocation described in clause (b)(iv) above (it being understood that, in the event of any dispute relating to such allocation, the decision of the Independent Tax Accountant shall control).

(d) Parent and the Company shall cooperate in good faith to amend the existing Tax Sharing Agreement to the extent reasonably necessary to give effect to the foregoing provisions of this Section 7.8. No such amendment will be entered into without the consent of Parent (such consent not to be unreasonably withheld).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to any of the Parent Entities or Merger Sub, addressed to it at:

AB Acquisition, LLC
250 Parkcenter Blvd.
Boise, ID 83706
Fax: (208) 395-4625
Attention:	Robert G. Miller
Paul Rowan

Email:	robert.miller@albertsons.com
paul.rowan@albertsons.com

with a copy to:

Cerberus Capital Management, L.P.
875 Third Avenue
11th Floor
New York, NY 10022
Fax: (212) 755-3009
Attention:	Lenard B. Tessler
Mark A. Neporent, Esq.
Lisa A. Gray, Esq.

Email:	ltessler@cerberuscapital.com
mneporent@cerberuscapital.com
lgray@cerberuschicago.com

with a copy to (for information purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Tel: (212) 756-2000
Fax: (212) 593-5955
Attention:	Stuart D. Freedman
Robert B. Loper
John M. Pollack

Email:	stuart.freedman@srz.com
robert.loper@srz.com
john.pollack@srz.com

(b) If to the Company, addressed to it at:

Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA 94588

Attention:	General Counsel
Facsimile: (925) 467-3224
Email: robert.gordon@safeway.com

with a copy to (for information purposes only):

Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 94111-6538
Tel: (415) 391-0600
Fax: (415) 395-8095
Attention:	Scott R. Haber
Email: scott.haber@lw.com

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tel: (212) 906-1200
Fax: (212) 751-4864
Attention:	M. Adel Aslani-Far
Eli G. Hunt

Email:	adel.aslanifar@lw.com
eli.hunt@lw.com

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“2013 IPO Sale” means the disposition of Blackhawk Shares pursuant to Blackhawk’s initial public offering in April 2013.

“Acquisition Proposal” means (a) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any Company Subsidiaries or (b) any acquisition by any Person, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated would result in any Person becoming, in one or a series of related transactions, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of (i) 25% or more of the total voting power or of any class of equity securities of the Company or (ii) 25% or more of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than the transactions contemplated by this Agreement.

“Additional PDC Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with each of the development properties designated as “Additional PDC Sites” on Section 5.4(b) of the Company Disclosure Schedule.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Ancillary Agreements” means the Guarantees, the Commitment Letters, the Casa Ley CVR Agreement and the PDC CVR Agreement.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws (including state Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Tax Rate” means a tax rate of 39.25%.

“Blackhawk” means Blackhawk Network Holdings, Inc.

“Blackhawk Section 336(e) Election” means an election under Section 336(e) of the Code with respect to the disposition of shares of Blackhawk stock in the 2013 IPO Sale and the Blackhawk Spin-Off.

“Blackhawk Section 336(e) Election Allocation” means Blackhawk’s actual allocation of ADADP in connection with the Blackhawk Section 336(e) Election, or, if the Blackhawk Section 336(e) Election is not made, an allocation of ADADP determined as if the Blackhawk Section 336(e) Election were made under applicable law, as agreed upon by the Company and Parent (with any disputes relating thereto to be resolved by a nationally recognized accounting firm that is selected by agreement between the Company and Parent).

“Blackhawk Spin-Off” means the distribution to the Company’s stockholders of substantially all of the outstanding capital stock of Blackhawk held by the Company and the Company Subsidiaries, other than certain such capital stock that may be retained with respect to withholding Taxes on the distribution.

“Business Day” means any day other than a day on which the SEC shall be closed.

“Casa Ley” means Casa Ley, S.A. de C.V.

“Casa Ley CVR Payment Amount” means the CVR Payment Amount, as defined in the Casa Ley CVR Agreement.

“Casa Ley Net Proceeds” means, with respect to the Entire Casa Ley Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of the Entire Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus

(ii) the aggregate amount of the Casa Ley Sale Expenses, minus (iii) income Taxes incurred by the Company or any Company Subsidiary in connection with the Entire Casa Ley Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii), (iv) and (v) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Affiliates to Casa Ley, minus (v) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of the Casa Ley CVR Agreement, minus (vi), if applicable, the aggregate amount of any Casa Ley Proceeds Dividends paid in respect of all Company Shares prior to such date of determination that were not previously taken into account in clause (vi) of the definition of Partial Casa Ley Net Proceeds.

“Casa Ley Sale Expenses” means any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar Taxes imposed by any jurisdiction) incurred in connection with the Entire Casa Ley Sale or the applicable Partial Casa Ley Sale by the Company or its Subsidiaries, which are documented in reasonable detail, prepared in good faith, and certified by the Company as being Casa Ley Sale Expenses.

“Closing Company Shares” means, collectively, as of immediately prior to the Effective Time, (i) all Company Shares issued and outstanding (other than Exempted Company Shares), (ii) all Reverted Company Shares, (iii) all Company Shares subject to any outstanding, unexpired and unexercised Company Option that will be entitled to receive an Option Payment pursuant to Section 2.4(a), (iv) all Company Shares subject to any outstanding and unexercised Restricted Share that will vest in accordance with Section 2.4(b), (v) all Company Shares subject to any outstanding Performance Share Award that will vest in accordance with Section 2.4(c) and (vi) all Company Shares that will be credited to a “stock credit account” under either the DCP or the DCPII, as applicable, pursuant to Section 2.4(e).

“Closing Date Payments” means (a) the payment in full, in cash, of the Cash Merger Consideration and (b) the payment of all costs, fees and expenses in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letters and the Equity Commitment Letters.

“Company Adverse Recommendation Change” means (A) any action or resolution by the Company Board to (i) approve, adopt, or publicly endorse or recommend or publicly propose to approve, adopt, endorse or recommend any Alternative Proposal, (ii) withhold, withdraw (or qualify, change or modify in a manner adverse in any material respect to the Parent Entities) the Company Recommendation, or in each case publicly propose to do so, or fail to include the Recommendation in the Proxy Statement or (iii) make any public recommendation in connection with a tender offer or exchange offer other than (A) a recommendation, in a

Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal and in any event within two (2) Business Days prior to the Stockholders Meeting or (B) a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act.

“Company Business Purpose Letter” means the draft provided to Parent on March 3, 2014 of a letter by the Company which indicates the reasons for which the Company is engaging in the Blackhawk Spin-Off.

“Company Bylaws” means the Amended and Restated Bylaws, as amended, of the Company.

“Company Certificate” means the Amended and Restated Certificate of Incorporation, as amended, of the Company.

“Company Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter that, individually or in the aggregate, (i) has materially and adversely affected the assets, properties, business, financial condition or results of operation of the Company and Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the performance by the Company prior to the Effective Time of its obligations to consummate the transactions contemplated hereby; provided, however, that any change, event, occurrence, development, effect, condition, circumstance or matter resulting from or relating to any of the following shall not be considered, or taken into account in determining whether there has been a Company Material Adverse Effect: (a) except as it relates to clause (ii) above, the pendency, negotiation, consummation or public announcement of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Governmental Entities or employees; (b) global or national economic, monetary or financial conditions, including changes or developments in credit markets (including changes in prevailing interest or exchange rates), financial or securities markets (including the disruption thereof and any decline in the price of any security or market index), or economic, business or regulatory conditions anywhere in the world; (c) national or international political or social conditions; (d) the commencement, continuation or escalation of a war, armed hostilities or other international or national emergency, calamity or act of terrorism or any weather-related or other force majeure event or natural disaster or act of God or other comparable events or the worsening thereof; (e) any change in applicable Laws, GAAP, applicable stock exchange listing requirements, accounting principles or in the interpretation or enforcement thereof, in each case, after the date hereof; (f) the industries in which the Company and the Company Subsidiaries operate; (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure may be considered and taken into account in determining whether there has been a Company Material Adverse Effect); (h) any action taken or not taken by the Company or the Company Subsidiaries pursuant to this Agreement (except as it relates to clause (ii) above) or at Ultimate Parent’s written request; (i) the identity of, or any facts or circumstances relating to, the Parent Entities or their respective Subsidiaries or (j) any change, event, occurrence, development, effect, condition, circumstance or matter arising out of or relating to any action taken in compliance with Section 5.9; provided, that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (b), (c), (d), (e) or (f) with respect to the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the food and drug retail business may be considered and taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Notes” means all notes issued by the Company that are governed by the Indenture in accordance with its terms.

“Company Permits” means any authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity, necessary and material for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.

“Company-PDC Loans” means, collectively, loans or advances from the Company to PDC in an aggregate principal amount of up to Three Hundred Million Dollars ($300,000,000.00) that will be made from time to time promptly following PDC’s written request therefor to fund PDC’s operation of its business in accordance with Section 5.4 of this Agreement and/or the PDC CVR Agreement. Such Company-PDC Loans shall bear interest at a rate of 2% per annum commencing on the date such loan proceeds are made available to PDC, which interest shall accrue on a monthly basis and be deemed to be added to the principal amount of Company-PDC Loans outstanding. Such Company-PDC Loans shall be governed by a loan agreement substantially in the form attached hereto as Exhibit G.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy or commitment, in each case, that is legally binding.

“Contributed Stores” means each of the twelve (12) existing grocery stores (and, if applicable, accompanying fuel centers) designated as “Contributed Stores” on Section 5.4(b) of the Company Disclosure Schedule.

“Contributed Stores Centers” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto comprising the shopping centers in which the Contributed Stores are located.

“Contributed Stores Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Contributed Stores.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the businesses of the Company and the Company Subsidiaries, or that is otherwise material to or necessary for the operation of the businesses of the Company and the Company Subsidiaries, taken as a whole.

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Commitment Letters” means the debt commitment letters executed and delivered to the Company concurrently with the execution and delivery of this Agreement, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.3(b), pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters.

“Debt Financing Documents” means the credit agreements, loan documents, purchase agreements, indentures, notes and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.

“Debt Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings (for the avoidance of doubt, other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.

“Development Stores” means each of the four (4) grocery stores currently being developed and designated as “Under Development” on Section 5.4(b) of the Company Disclosure Schedule and each of the five (5) grocery stores projected for development that are designated as “Projected” on Section 5.4(b) of the Company Disclosure Schedule.

“Development Stores Centers” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto comprising the shopping centers in which the Development Stores are located or to be located.

“Development Stores Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Development Stores.

“Draft 96-30 Checklist” means the draft checklist dated as of March 3, 2014 which contains the information that would be required by Revenue Procedure 96-30 in connection with the Blackhawk Spin-Off.

“Draft Spin-Off Rep Letters” means the drafts dated as of March 3, 2014 of the representation letter(s) to be provided by the Company to Latham & Watkins LLP in connection with the Opinions.

“Eastern Division” means that portion of the Company (whether or not one or more separate legal entities) commonly referred to as the “Eastern Division”.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization of the Company and the Company Subsidiaries.

“Entire Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of equity interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s equity interests in Casa Ley or (iii) the effect of which is to divest 100% of the Company’s direct or indirect investment in Casa Ley.

“Entire PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the consolidated assets of PDC attributable to the Company’s direct or indirect ownership of equity interests therein, (ii) of 100% of the Company’s equity interests in PDC or (iii) the effect of which is to divest 100% of the Company’s direct or indirect investment in PDC.

“Equity Commitment Letter” means the equity financing commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, between Parent and the signatories thereto, naming the Company as an express third party beneficiary and pursuant to which such signatories have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Entities” means Blackhawk, Casa Ley, PDC and their respective Subsidiaries.

“Excluded Information” means and shall include (a) pro forma financial statements relating to the transactions contemplated by this Agreement (including the Merger and Financing), (b) projected financial statements for periods ending after the Closing Date and other forward looking information with respect to such periods, (c) “as adjusted” capitalization information, (d) adjustments to net income used to determine EBITDA or adjusted EBITDA (other than interest expense, tax expense, depreciation expense and amortization expense, each as calculated under GAAP), (e) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (f) risk factors relating to all or any component of the Financing, (g) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (h) Compensation Discussion and Analysis and any other information required by Item 402(b) of Regulation S-K, (i) information relating to the Parent, its Affiliates and other information related to strength and strategies customarily included in Marketing Materials, (j) general market or industry information and other information customarily provided by a bank in connection with the preparation of Marketing Materials and (k) information that the Company is not required to disclose pursuant to its annual, quarterly and current reports, from time to time, pursuant to the terms of the Exchange Act.

“Excluded Party” means any Person, or group that includes any Person, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel, prior to the No-Shop Period Start Date, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, that any such Person or group of Persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such Person or group at any time following the No-Shop Period Start Date.

“FCC” means the U.S. Federal Communications Commission.

“Federal Controlled Substances Act” means the Controlled Substances Act of 1970, as amended.

“Final Determination” means the first to occur of (as relevant) (i) in respect of a judicial decision, a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law as of right and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired; (ii) a closing agreement entered into under section 7121 of the

Code or any other closing or settlement agreement entered into with the applicable taxing authority in connection with an administrative or judicial proceeding (including a state or local proceeding); (iii) the expiration of the time for assessment or otherwise instituting a judicial or administrative proceeding for collection of a claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such claim were filed, the expiration of the time for instituting a judicial or administrative proceeding with respect thereto.

“Financing” means the Equity Financing and the Debt Financing (including any Alternative Financing).

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Exhibit D to the Debt Commitment Letters (the “Debt Financing Conditions”), and (b) with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letters.

“Financing Extension Conditions” shall mean each of the following conditions precedent (capitalized terms used in this definition that are not otherwise defined herein have the meaning given in the Debt Commitment Letter or fee letter relating to the Debt Financing, as applicable):

(a) Parent, its Subsidiaries, and each Debt Financing Source shall have executed and delivered to each other party thereto the Debt Financing Documents to which it is a party (including, without limitation, the ABL Facility Documentation, the Term Facility Documentation, and, if any proceeds are funded thereunder, the Bridge Facility Documentation) and accurate and complete copies of the Debt Financing Documents shall have been delivered to the Company;

(b) Parent or one or more of its Subsidiaries shall have (i) issued Senior Secured Notes or other Securities and/or (ii) incurred Initial Bridge Loans under the Bridge Facility Documentation;

(c) the gross proceeds of any Senior Secured Notes, other Securities and Initial Bridge Loans shall have been placed into one or more escrow accounts, and the terms of each escrow agreement governing such escrow accounts (such proceeds, the “Escrowed Proceeds”) shall provide that such proceeds shall be released from escrow to fund the payments required to be made hereunder subject only to (i) with respect to the proceeds of Senior Secured Notes or other Securities, satisfaction of the condition in paragraph 4 of Exhibit D to the Debt Commitment Letter (or a substantially similar condition reasonably acceptable to the Company) and (ii) with respect to the proceeds of the Initial Bridge Loans, satisfaction (or waiver by the entities entitled to waive Debt Financing Conditions under the Debt Commitment Letter) of the conditions in paragraphs 2, 3, 4, 5, 7, 10, 11 and, to the extent any Senior Secured Notes will be issued, 12 of Exhibit D to the Debt Commitment Letter (or substantially similar conditions reasonably acceptable to the Company);

(d) the initial funding under the Debt Financing Documents relating to the Senior Secured Facilities shall be subject only to the satisfaction (or waiver by the entities entitled to waive Debt Financing Conditions under the Debt Commitment Letter) of the conditions in paragraphs 2, 3, 4, 5, 7, 10 and 11 of Exhibit D to the Debt Commitment Letter (or substantially similar conditions reasonably acceptable to the Company);

(e) the Escrowed Proceeds, when taken together with the proceeds of the Senior Secured Facilities that will be available on the Closing Date to fund Closing Date Payments, the proceeds of the Equity Financing and the aggregate cash on hand of the Company that will be available on the Closing Date to fund Closing Date Payments, shall be sufficient for the Parent Entities and their respective Subsidiaries to consummate the transactions contemplated hereby, including the making of all Closing Date Payments at the time when Closing is required to occur pursuant to Section 1.3, notwithstanding the proviso set forth therein (both before and after giving effect to any market flex provisions applicable to the Debt Financing);

(f) each Debt Financing Document shall be in full force and effect and shall provide that it will remain in full force and effect through the Final End Date; and

(g) the terms of the Debt Financing Documents shall be reasonably acceptable to the Company to the extent such terms (i) could reasonably be expected to prevent, impede or delay the initial availability of the Debt Financing or otherwise adversely affect the ability of the Parent Entities to (or the likelihood that the Parent Entities will) timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur, (ii) could reduce the proceeds of the Debt Financing available to finance the transactions contemplated hereby from that contemplated by the Debt Commitment Letter, (iii) could adversely affect the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters or Debt Financing Documents, relative to the ability of Parent to enforce its rights under the Debt Commitment Letters as in effect on the date hereof, or (iv) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability of the Parent Entities to (or the likelihood that the Parent Entities will) timely consummate the transactions contemplated by this Agreement.

“Financing Failure Event” means the occurrence of any of the following: (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) if for any reason, all or any portion of the Debt Financing becoming unavailable, or (c) any breach, repudiation or default by any party under the Debt Commitment Letters of which Parent or any of its Affiliates or Representatives becomes aware, including a failure of a Debt Financing Source to negotiate the Debt Financing Documents in good faith that constitutes a breach of the Debt Commitment Letters.

“GAAP” means generally accepted accounting principles as applied in the United States, as amended.

“Goldman Sachs Business Purpose Letter” means the draft dated as of March 3, 2014 of a letter by Goldman Sachs which describes the business reasons for the Blackhawk Spin-Off.

“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.

“HHS” means the United States Department of Health and Human Services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) any indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, (iii) reimbursement obligations in respect of outstanding and drawn letters of credit, acceptances and similar obligations created for the account of such Person, (iv) net cash payment obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, and (v) any guarantee of any such obligations described in clauses (i) through (iv) of this definition.

“Indenture” means that certain Indenture, dated as of September 10, 1997, between the Company and the Trustee, as amended or supplemented.

“Independent Tax Accountant” shall mean a nationally recognized accounting firm that is selected by agreement between Parent, the Company and Blackhawk.

“Intervening Event” means any event, change, effect, development, condition or occurrence that (a) does not relate to an Acquisition Proposal and (b) is not known and was not reasonably foreseeable to the Company Board as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means (i) with respect to the Company, the actual knowledge, without any due inquiry obligation, of the individuals listed in Section 8.3(ii) of the Company Disclosure Schedule under “Company Knowledge” and (ii) with respect to any of the Parent Entities, the actual knowledge, without any due inquiry obligation, of the individuals listed in Section 8.3(ii) of the Company Disclosure Schedule under “Parent Entities’ Knowledge”.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Leased Real Property” means all real property leased, licensed or subleased by or to, or otherwise used or occupied (but not owned) by the Company or any of the Company Subsidiaries, together with all buildings, structures, equipment, facilities, fixtures, assets and other improvements located thereon that are leased in which the Company or any of the Company Subsidiaries has an interest.

“Marketing Material” means any bank books, information memoranda and other information packages regarding the business, operations, and historical financial condition of the Company and Company Subsidiaries or the Parent Entities.

“Marketing Period” means the first period of 15 consecutive Business Days beginning on the later of (a) delivery by the Company to Parent, and throughout which Parent shall have, the Required Information, (b) the date of satisfaction of all conditions set forth in Section 6.1(a) and (c) the earlier of (i) the date of satisfaction of all conditions set forth in Section 6.1(c) and (ii) the date that is eight (8) months and fifteen (15) days after the date of this Agreement; provided, that (i) the Marketing Period shall end on any date that is the date on which the Debt Financing is consummated or the primary Debt Financing Documents are executed, (ii) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company’s independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Information or (B) the Company shall have announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined that no restatement shall be required and (iii) the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 and on or prior to December 19, 2014 or on or after January 5, 2015 and any day from and including June 30, 2014 to July 4, 2014, November 27, 2014 and November 28, 2014 shall not be deemed a Business Day for purposes of this period; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Information at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Information at the time such notice is given and, no later than on the second (2nd) Business Day after the delivery of such notice by the Company delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information has not been delivered or conditions set forth in Article VI have not been so satisfied).

“Material Leased Real Property” means the Leased Real Property under which the Company or any of the Company Subsidiaries is a tenant or a subtenant, where the lease provides for annual rent in excess of $2 million.

“Material Owned Real Property” means the Owned Real Property used or operated by the Company or any Company Subsidiary having an appraised value of greater than $20 million.

“Mortgage” has the meaning given to such term in the loan agreement attached hereto as Exhibit G.

“Net Spin-Off Tax Amount” means (A) the product obtained by multiplying (i) the net gain realized (or that would be realized if the Blackhawk Section 336(e) Election were made, in the case that no Section 336(e) Election is actually made) by Blackhawk (based on the Blackhawk Section 336(e) Election Allocation) for U.S. federal income tax purposes with respect to the 2013 IPO Sale and the Blackhawk Spin-Off and (ii) the Assumed Tax Rate, plus (B) any penalties imposed by a Governmental Entity in connection with the Final Determination referred to in Section 7.6 minus (C) the Section 336(e) Present Value minus (D) the product obtained by multiplying (i) the gain that was reported by the Company in connection with the 2013 IPO Sale and (ii) the Assumed Tax Rate.

“Owned Real Property” means all right, title and interest in and to real property (other than Leased Real Property) owned by the Company or the Company Subsidiaries, including all buildings, structures, fixtures and other improvements located thereon.

“Parent Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter affecting the Parent Entities and their Affiliates that would or would reasonably be expected to prevent or materially impair or delay the performance by the Parent Entities of their respective obligations to consummate the transactions contemplated hereby.

“Partial Casa Ley Net Proceeds” means, with respect to a Partial Casa Ley Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of such Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the Casa Ley Sale Expenses, minus (iii) income Taxes incurred by the Company or any Company Subsidiary in connection with the Partial Casa Ley Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition minus (2) the portion of the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, that is allocable (as reasonably determined by the Company) to such Partial Casa Ley Sale, minus (3) the sum of the amounts referenced in clauses (ii), (iv) and (v) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Affiliates to Casa Ley, if applicable, minus (v) any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of the Casa Ley CVR Agreement, minus (vi), if applicable, the aggregate amount of any Casa Ley Proceeds Dividends paid in respect of all Company Shares prior to such date of determination.

“Partial Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of equity interests therein followed by a distribution to the Company or any Company Subsidiary of the proceeds thereof, (ii) of less than 100% of the Company’s equity interests in Casa Ley or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in Casa Ley.

“Partial PDC Net Proceeds” means, with respect to a Partial PDC Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company, any Company Subsidiary or PDC prior to the Closing in consideration of such Partial

PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the PDC Sale Expenses, minus (iii) the income Taxes incurred by the Company or any Company Subsidiary in connection with the Partial PDC Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in such Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii) and (iv) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) and any interest paid with respect to any Company-PDC Loans from the proceeds of such Partial PDC Sale, multiplied by (B) 39.25%, minus (iv) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, and (B) any PDC Severance Costs incurred by PDC, the Company or any Company Subsidiary in connection with the portion of PDC being sold in such Partial PDC Sale, minus (v) any amounts used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) as permitted pursuant to Section 5.4(c), minus (vi), if applicable, the aggregate amount of any PDC Proceeds Dividends paid in respect of all Company Shares prior to such date of determination.

“Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of PDC, (ii) of less than 100% of the Company’s equity interests in PDC or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in PDC.

“PDC” or “PDC Entities” means the group of companies comprised of (i) Property Development Centers LLC and (ii) PDC I, Inc., as well as their respective Subsidiaries.

“PDC CVR Payment Amount” means the CVR Payment Amount, as defined in the PDC CVR Agreement.

“PDC Loan Mandatory Prepayment Amount” means (a) in the case of a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Company-PDC Loans equal to the lesser of (i) the applicable PDC Mortgaged Property Release Amount with respect to such PDC Mortgaged Property and (ii) the remaining outstanding amount of such Company-PDC Loans and (b) in the case of a property other than a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Company-PDC Loans equal to the lesser of (i) 50% of the Partial PDC Net Proceeds attributable to such property and (ii) the remaining outstanding amount of such Company-PDC Loans.

“PDC Mortgaged Properties” means each of the Contributed Stores and Contributed Stores Centers identified on Section 8.3 of the Company Disclosure Schedule.

“PDC Mortgaged Property Release Amount” means, with respect to each PDC Mortgaged Property, the amount set forth opposite such PDC Mortgaged Property as the allocated loan amount on Section 8.3 of the Company Disclosure Schedule, provided, however, that (i) to the extent PDC pays a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged Property, then the allocated amounts set forth on Section 5.4(b) of the Company Disclosure Schedule shall each be reduced pro rata by an aggregate amount equal to the amount of such PDC Loan Mandatory Repayment Amount, and (ii) under no circumstances shall the PDC Mortgaged Property Release Amount for any PDC Mortgaged Property exceed the outstanding amount of the Company-PDC Loans.

“PDC Net Proceeds” means, with respect to an Entire PDC Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of the Entire PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the PDC Sale Expenses, minus (iii) the income Taxes incurred by the Company or any Company Subsidiary in connection with the Entire PDC Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii) and (iv) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) and any interest paid with respect to any Company-PDC Loans, multiplied by (B) 39.25%, minus (iv) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, and (B) any PDC Severance Costs to the extent the Company or any Company Subsidiary has any liability after the closing of the Entire PDC Sale, minus (v), if applicable, any PDC Proceeds Dividends paid prior to such date of determination that were not previously taken into account in clause (v) of the definition of Partial PDC Net Proceeds.

“PDC Restructuring” means such transfers, distributions and contributions to and from the Company and the Company Subsidiaries, on the one hand, and PDC, on the other, reasonably necessary to (i) transfer (A) fee simple title to the real property comprising the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate, (B) all personal property reasonably related to the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials) and (C) cash in the amount of Forty Million Dollars ($40,000,000) to PDC and (ii) transfer any assets owned by PDC as of the date hereof, to the extent such assets do not relate to PDC’s real estate development business to the Company or a Company Subsidiary (other than PDC).

“PDC Sale Expenses” means any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar Taxes imposed by any jurisdiction) incurred in connection with the Entire PDC Sale or the applicable Partial PDC Sale by the Company or any Company Subsidiary, which are documented in reasonable detail prepared in good faith, and certified by the Company as being PDC Sale Expenses.

“PDC Severance Costs” means compensation, cost of benefits and other costs paid, or due to be paid (including the employer portion of any taxes paid related thereto) by the Company (or, in the case of a Partial PDC Sale, by PDC), to employees of PDC or of the Company providing services to the business and operations carried on by PDC, in connection with a termination of employment from the Company, in each case, within one (1) month of the date thereof as a result of the Entire PDC Sale or any Partial PDC Sale.

“PDC Third Party Indebtedness” means third-party Indebtedness of PDC in connection with the Entire PDC Sale or any Partial PDC Sale.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Pre-Signing Spin-Off Diligence Documents” means the Draft Spin-Off Rep Letters, Goldman Sachs Business Purpose Letter, Company Business Purpose Letter, and the Draft 96-30 Checklist.

“Proceeding” means any action, suit, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Lease” means any lease, including amendments thereto, with respect to the Leased Real Property.

“Remaining Casa Ley Assets” means the consolidated assets of Casa Ley and its Subsidiaries and the Company’s direct or indirect equity interests in Casa Ley and its Subsidiaries that have not been sold as of the Closing Date.

“Remaining PDC Assets” means the consolidated assets of PDC and the Company’s direct or indirect equity interests in PDC that have not been sold as of the Closing Date.

“Representatives” means, with respect to any Person, the members, partners, stockholders, officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other advisors) of such Person.

“Required Information” means the financial information and other pertinent information regarding the Company and the Company Subsidiaries as may reasonably be requested by Parent in order to satisfy the Debt Financing Conditions and that is both (a) customary to be included in marketing and disclosure material for senior secured credit facilities and secured high yield bond offerings and (b) information regarding the Company and the Company Subsidiaries that is required to have been provided in the Company’s annual, quarterly and current reports filed pursuant to the terms of the Exchange Act; provided, that Required Information shall not include any Excluded Information.

“Reverted Company Shares” means the Company Shares held by any Dissenting Stockholder with respect to which such Dissenting Stockholder has failed to perfect or has effectively withdrawn or lost its right of appraisal pursuant to the Appraisal Provisions.

“SEC” means the Securities and Exchange Commission.

“Section 336(e) Present Value” means, regardless of whether the Blackhawk Section 336(e) Election is actually made, the present value, calculated as of the date of the Blackhawk Spin-Off and using a discount rate of 10%, of the Section 336(e) Tax Benefit Amounts for the fifteen taxable years ending after the Blackhawk Spin-Off. For purposes of calculating such present value, it shall be assumed that the Section 336(e) Tax Benefit Amount for each taxable year is paid on the due date (without extensions) for filing the Blackhawk corporate U.S. federal income tax return for such taxable year.

“Section 336(e) Tax Benefit Amount” means, with respect to a taxable year ending after the Blackhawk Spin-Off, the hypothetical reduction in U.S. federal income Taxes of Blackhawk (and its subsidiaries) attributable to the Blackhawk Section 336(e) Election (for the avoidance of doubt, regardless of whether such election is actually made) using the Blackhawk Section 336(e) Election Allocation, assuming (1) full utilization of any depreciation or amortization of the assets of Blackhawk and its subsidiaries, (2) the Assumed Tax Rate is applicable in such taxable year and that otherwise the tax laws existing on the date hereof are applicable in such taxable year, and (3) any tax basis allocable to non-depreciable, non-amortizable assets (e.g., stock in foreign subsidiaries) is utilized fifteen years after the date of the Blackhawk Spin-Off.

“Securities Act” means the Securities Act of 1933, as amended.

“Social Security Act” means the Social Security Act of 1935, as amended.

“Specified Company Notes” means the Company Notes other than the 7.45% Senior Debentures due September 2027 and the 7.25% Senior Debentures due 2031.

“Subsidiary” or “Subsidiaries” of the Parent Entities, the Company, the Surviving Corporation or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent Entities, the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal, substituting “fifty percent (50%)” for each reference to “twenty-five percent (25%)” in the definition of Acquisition Proposal, made by any Person (other than Ultimate Parent and its Affiliates), which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate, (i) is reasonably likely to be consummated, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal that the Company Board deems relevant and the Person making the proposal and (ii) that, if consummated, would result in a transaction more favorable in the aggregate to the Company and its stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Ultimate Parent in response to such proposal or otherwise).

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax Sharing Agreement” shall mean that Amended and Restated Tax Sharing Agreement effective December 30, 2012, by and among the Company, Blackhawk and their affiliates.

“Taxes” means all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added, social security, stamp and any other taxes, charges, levies or like assessments of any kind whatsoever together with all interest, penalties, related liabilities and additions to tax.

“Trustee” means The Bank of New York.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
“Acceptable Confidentiality Agreement”	Section 5.8(c)
“ADADP”	Section 7.8(b)(iv)
“Additional Cash Merger Consideration”	Section 2.1(a)
“Additional Privacy Requirements”	Section 3.22
“Alternative Acquisition Agreement”	Section 5.8(a)
“Agreement”	Preamble
“Alternative Financing”	Section 5.3(b)
“Antitrust Material Adverse Effect”	Section 5.9(a)
“Appraisal Provisions”	Section 2.3
“Blackhawk”	Section 3.24
“Blackhawk Shares”	Section 3.24
“Book Entry Shares”	Section 2.1(a)
“Casa Ley Cash Consideration”	Section 2.1(a)
“Casa Ley CVR”	Section 2.1(a)
“Casa Ley CVR Agreement”	Recitals
“Casa Ley Sale”	Recitals
“Cash Merger Consideration”	Section 2.1(a)
“Certificate”	Section 2.1(a)
“Certificate of Merger”	Section 1.2

Term	Section
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“COBRA”	Section 3.9(c)(iv)
“Company”	Preamble
“Company Benefit Plan”	Section 3.9(a)
“Company Board”	Recitals
“Company Common Stock”	Section 2.1(a)
“Company Disclosure Schedule”	Article III
“Company Equity Incentive Plans”	Section 2.4(a)
“Company Intellectual Property”	Section 3.15
“Company Material Contracts”	Section 3.11(a)
“Company Non-Union Employees”	Section 5.13(b)
“Company Options”	Section 2.4(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Recommendation”	Section 3.3(a)
“Company Related Parties”	Section 7.2(b)
“Company Registered IP”	Section 3.15
“Company Rights”	Section 2.1(a)
“Company Rights Agreement”	Section 2.1(a)
“Company RSU”	Section 2.4(d)
“Company SEC Reports”	Section 3.6(a)
“Company Share”	Section 2.1(a)
“Company Subsidiary”	Section 3.1(b)
“Company Stockholder Approval”	Section 3.3(a)
“Company Termination Fee”	Section 7.2(b)
“Confidentiality Agreement”	Section 5.7(d)
“Constituent Corporations”	Section 1.1
“Continuing Employees”	Section 5.13(a)
“Customer Material Contracts”	Section 3.11(a)
“D&O Insurance”	Section 5.14(c)
“DCP”	Section 2.4(f)
“DCPII”	Section 2.4(f)
“Debt Tender Offer”	Section 5.2(e)
“DGCL”	Recitals
“Dissenting Stockholders”	Section 2.3
“EDS APA”	Recitals
“EDS Asset Purchase”	Recitals
“Effective Time”	Section 1.2
“Environmental Claims”	Section 3.14
“ERISA Affiliate”	Section 3.9(a)
“ERISA”	Section 3.9(a)
“Escrowed Proceeds”	“Financing Extension Conditions” definition
“Exempted Company Shares”	Section 2.1(a)
“Final End Date”	Section 7.1(b)(i)

Term	Section
“Foreign Benefit Plan”	Section 3.9(l)
“Goldman”	Section 3.19
“Government Programs”	Section 3.23(a)
“Greenhill”	Section 3.19
“Guarantees”	Recitals
“Guarantors”	Recitals
“Healthcare Government Entity”	Section 3.22
“Healthcare Laws”	Section 3.23(a)
“Healthcare Permit”	Section 3.23(c)
“HIPAA”	Section 3.22
“HIPAA Commitments”	Section 3.22
“Holdings”	Preamble
“Initial Cash Merger Consideration”	Section 2.1(a)
“Initial End Date”	Section 7.1(b)(i)
“Liens”	Section 3.13(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“NYSE”	Section 3.4(b)
“Opinions”	Section 7.6(b)
“Option Payment”	Section 2.4(a)
“Option Price”	Section 2.4(a)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.13
“Parent Entities”	Preamble
“Parent Expenses”	Section 7.2(c)
“Parent Related Parties”	Section 7.2(c)
“Parent Termination Fee”	Section 7.2(c)
“Party”	Preamble
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“PBGC”	Section 3.9(e)
“PDC Assets”	Section 5.4(b)
“PDC Cash Consideration”	Section 2.1(a)
“PDC CVR”	Section 2.1(a)
“PDC CVR Agreement”	Recitals
“PDC Lease Agreement”	Section 5.4(b)
“PDC Sale”	Recitals
“Per Share Cash Consideration”	Section 2.1(a)
“Per Share Merger Consideration”	Section 2.1(a)
“Performance Share Award”	Section 2.4(c)
“Permitted Liens”	Section 3.13(a)
“Proxy Statement”	Section 3.6(d)
“Regulation S-K”	Section 3.11(a)
“Restricted Share”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.6(a)

Term	Section
“Section 16”	Section 5.11
“Stockholders Meeting”	Section 5.5(a)
“Surviving Corporation”	Section 1.1
“Tax Claim”	Section 7.7
“Ultimate Parent”	Preamble
“Undertakings”	Section 5.9(a)
“Union Employees”	Section 5.13(a)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreement.

Section 8.8 Assignment; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

(b) Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article II (with respect to which such holders shall be third party beneficiaries) and (ii) as provided in Section 5.14 (with respect to which such directors, officers or employees shall be third party beneficiaries), Section 7.2(b) (with respect to the Company Related Parties), Section 7.2(c) (with respect to the Parent Related Parties), Section 8.8(d) (with respect to the Debt Financing Sources), Section 8.10(a) (with respect to the Debt Financing Sources) and Section 8.10(c) (with respect to the Debt Financing Sources), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto; provided, that notwithstanding anything else in this Section 8.8, none of the Persons referenced in clause (i) of this Section 8.8(b) shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

(d) The Company hereby acknowledges and agrees that no Debt Financing Sources shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with the transactions contemplated hereby or the Debt Financing in connection therewith; provided, that, notwithstanding the foregoing, nothing in this Section 8.8(d) shall in any way limit or modify the rights and obligations of the Parent Entities under this Agreement or any Debt Financing Sources’ obligations to Parent under the Debt Commitment Letters. Without limiting the foregoing, the Company agrees that it will not bring any action, suit or proceeding against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby in any forum other than any state or federal court sitting in the Borough of Manhattan, City of New York and any appellate court from any thereof. The Financing Sources shall be third party beneficiaries of this Section 8.8(d) and no amendment of this Section 8.8(d) shall be effective unless in writing and signed by each party to any debt commitment letter issued in connection with the transactions contemplated hereby.

Section 8.9 Mutual Drafting; Interpretation. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to

U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. All references to Laws in this Agreement include all amendments, modifications or supplements thereto and all rules or regulations promulgated thereunder. The Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries for purposes of any representation, warranty, covenant, agreement or obligation of the Company hereunder (including any condition relating thereto).

Section 8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Subject to Section 8.8(d), this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action, suit or proceeding including any Debt Financing Source.

(b) Subject to Section 8.8(d), each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11 Disclosure Schedules. Disclosure of any item on the Company Disclosure Schedules pertaining to any representation or warranty of the Company by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement pertaining to any representation or warranty of the Company to the extent that the relevance of any such disclosure item is reasonably apparent. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder. The inclusion of any information in the Company Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the ordinary course of business.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 8.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Article VII (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Article VII (including the limitation on the availability of any damages remedy) shall not be construed to diminish or otherwise impair in any respect the Company’s right to injunctive relief, specific enforcement or other equitable relief, and (c) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto, and without that right, the Parties would not have entered into this Agreement. Each Party agrees that prior to the valid termination of this Agreement in accordance with Article VII, it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to obtain other equitable remedies in accordance with this Section 8.13 shall not be required to provide any bond, collateral or other security in connection with any such injunction. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing the obligation (a) to fund the Equity Financing in order to consummate the Closing (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual funding of the Equity Financing to consummate the Closing including the right of the Company to enforce or cause the Parent Entities to enforce the Equity Financing to the extent reasonably necessary to fund costs and expenses of the Parent Entities incurred and payable prior to Closing, which shall not be limited by this Section 8.13) shall be subject to the requirements that (x) all the conditions in Section 6.1 and Section 6.2 have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) at the time when the Closing would have occurred (not taking into account the failure of the Financing to be funded) or been required to occur pursuant to Section 1.3, (y) the Debt Financing, if applicable, or the Alternative Financing has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing and (z) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing (or, if applicable, the Alternative Financing) are funded, then it would take all actions that are within its control to cause the Closing to occur; and (b) to cause the Debt Financing (or, if applicable, the Alternative Financing) to be funded (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual funding of the Debt Financing (or, if applicable, Alternative Financing)) in order to consummate the Closing shall be subject to the requirements that (x) the Marketing Period has ended and all the conditions in Section 6.1 and Section 6.2 have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) at the time when the Closing would have occurred (not taking into account the failure of the Financing to be funded) or been required to occur pursuant to Section 1.3 and (y) all of the conditions to the consummation of the Debt Financing (or, if applicable the Alternative Financing) provided for by the Debt Commitment Letters (or applicable substitute documentation for Alternative Financing) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or at the time of funding). Until such time as this Agreement is validly terminated in accordance with Article VII and the Parent Entities pay or cause to be paid the Parent Termination Fee payable pursuant to Section 7.2(c) (and any amounts owed pursuant to Section 7.2(d) and Section 7.5), nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equitable remedies subject to the limitations in this Section 8.13; and for the avoidance of doubt, nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equity remedies subject to the limitations in this Section 8.13 to enforce the Company’s rights pursuant to Section 7.6 and the other provisions of this Agreement that expressly survive termination of this Agreement pursuant to Section 7.2(a) (subject to any applicable limitations in such provisions). For the avoidance of doubt, while the Company and the Parent Entities may pursue both a grant of specific performance, injunctive relief or other equitable remedies to the extent permitted by this Section 8.13 and the payment of the Parent Termination Fee or the Company Termination Fee (and, in each case, any amounts owed pursuant to Section 7.2(d)), as applicable, under no circumstances shall the Company or the Parent Entities be permitted or entitled to receive payment of the Company Termination Fee or the Parent Termination Fee (and, in each case, any amounts owed pursuant to Section 7.2(d)) in the event specific performance, injunctive relief or other equitable remedies are granted causing the Merger and other transactions contemplated by this Agreement to be consummated.

IN WITNESS WHEREOF, each of the Parent Entities and the Company have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.

AB ACQUISITION LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President, General Counsel and Secretary

ALBERTSON’S HOLDINGS LLC

By:	/s/ Rick Navarro
	Name:	Rick Navarro
	Title:	Chief Administrative Officer

ALBERTSON’S LLC

By:	/s/ Susan McMillan
	Name:	Susan McMillan
	Title:	Group Vice President and Assistant General Counsel

SATURN ACQUISITION MERGER SUB, INC.

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the Parent Entities and the Company have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

FORM OF CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

AB ACQUISITION LLC,

SAFEWAY INC.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

[—], AS RIGHTS AGENT

DATED AS OF [—], 201[—]

i

ii

FORM OF CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

THIS CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 201[—] (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Safeway Inc., a Delaware corporation (the “Company”), [—], a [—] corporation, as Rights Agent (the “Rights Agent”)1 and the Shareholder Representative.

RECITALS

WHEREAS, the Parent Entities and the Company have entered into an Agreement and Plan of Merger, dated as of [            ], 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Ultimate Parent; and

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause the Company to create and issue in respect of each Closing Company Share, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement;

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

[1]	To be jointly selected prior to the Effective Time.

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(iv) all references to “including” shall be deemed to mean including without limitation;

(v) references to any Person include such Person’s successors and permitted assigns; and

(vi) the Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“By-Laws” means the By-Laws of Casa Ley.

“Casa Ley” means Casa Ley, S.A. de C.V., a Mexican company and the issuer of the Casa Ley Series B Shares owned by the Company and any Company Subsidiary.

“Casa Ley Business” shall mean the business and operations carried on by Casa Ley and its Subsidiaries.

“Casa Ley Net Proceeds” means, with respect to the Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale or the Entire Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale or Entire Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the consummation of the Entire Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the date of payment hereunder in connection with the consummation of the Entire Casa Ley Sale, minus (v) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vi) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire Casa Ley Sale consummated from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii)

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and (iii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv), (v) and (vii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vi)(A)(2) of this definition) multiplied by (B) 39.25%, minus (vii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale and the Entire Casa Ley Sale consummated from and after the Closing, and minus (viii) any Partial Casa Ley Net Proceeds actually paid to the Holders from and after the Closing.

“Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Casa Ley Net Proceeds Per CVR shall be zero.

“Casa Ley Sale” means an Entire Casa Ley Sale or Partial Casa Ley Sale, as applicable.

“Casa Ley Sale Agreement” means an executed binding definitive transaction document providing for a Casa Ley Sale.

“Casa Ley Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire Casa Ley Sale or a Partial Casa Ley Sale (including any amounts expressly deemed to be Casa Ley Sale Expenses hereunder) by the Company or any of its Subsidiaries (or any of its Affiliates pursuant to Section 4.3(b)) and the Shareholder Representative, and (b) 50% of the fees and expenses of the Rights Agent, the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i), in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that Casa Ley Sale Expenses shall exclude any Excluded Expenses.

“Casa Ley Series A Shares” means any issued and outstanding Series A shares of Casa Ley.

“Casa Ley Series B Shares” means all of the issued and outstanding Series B shares of Casa Ley.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

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“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire Casa Ley Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s then remaining Equity Interests in Casa Ley or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in Casa Ley.

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(d).

“Excluded Expenses” means any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement other than the Shareholder Representative’s equal share of the fees and expenses of the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i) and except as otherwise set forth in Section 7.8.

“Fair Market Value” means the fair market value of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary determined in accordance with Section 2.4(d)(i).

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(d)(vi).

“Notice of Agreement” has the meaning given to such term in Section 2.4(c)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(c)(ii).

“Objections” has the meaning given to such term in Section 2.4(c)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial Casa Ley Net Proceeds” means, as of any date of determination, with respect to a Partial Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of such Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the

4

consummation of the Partial Casa Ley Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial Casa Ley Sale), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), (2) previously paid to the Holders with respect to a prior Partial Casa Ley Sale or (3) paid to the Company or any Company Subsidiary in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the closing date of such Partial Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, minus (iii) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the consummation of such Partial Casa Ley Sale (without duplication of any amounts deducted from Partial Casa Ley Net Proceeds previously paid to the Holders with respect to a prior Partial Casa Ley Sale), minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley, minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial Casa Ley Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i) and (ii) of this paragraph, minus (2) the portion of the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, that is allocable (as reasonably determined by the Company) to such Partial Casa Ley Sale, minus (3) the sum of the amounts referenced in clauses (iii), (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) multiplied by (B) 39.25%, and minus (vi), if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement reasonably allocated to such Partial Casa Ley Sale.

“Partial Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Partial Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Partial Casa Ley Net Proceeds Per CVR shall be zero.

“Partial Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of less than 100% of the Company’s Equity Interests in Casa Ley or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in Casa Ley.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a

5

requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Remaining Asset Amount” means the Fair Market Value, as of the Sale Deadline, of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the later of (i) the four (4) year anniversary of the Effective Time and (ii) if one or more Casa Ley Sales Agreements is executed prior to the four (4) year anniversary of the Effective Time but the Partial Casa Ley Sale or Entire Casa Ley Sale contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date on which sixty (60) days have elapsed after the date all such Casa Ley Sales Agreements have either been terminated or any and all closings under such Casa Ley Sales Agreements have occurred.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto, plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i) or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the Sale Deadline as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any Remaining Asset Amount, plus (iv) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (v) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through date of payment hereunder in connection with the occurrence of the Sale Deadline, minus (vi) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vii) certain income taxes incurred by the

6

Company or any Company Subsidiary from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii), (iii) and (iv) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (v), (vi) and (viii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (viii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale consummated from and after the Closing, and minus (ix) any Partial Casa Ley Net Proceeds actually paid to the Holders consummated from and after the Closing and prior to the Sale Deadline.

“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of [—], [—] and [—],2 all of whom were individual members of the Board of Directors immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board of Directors immediately prior to the Effective Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Ultimate Parent” has the meaning given to such term in the Preamble.

[2]	To be determined by the Company prior to the Closing.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs.

The Company shall issue the CVRs at the Effective Time pursuant to the terms of the Merger Agreement, and the CVRs shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Reverted Company Shares. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Reverted Company Shares or Permitted Transfers). Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company,

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evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial Casa Ley Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of any Partial Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Partial Casa Ley Net Proceeds Per CVR with respect to such Partial Casa Ley Sale.

(ii) Payment for Entire Casa Ley Sales. Subject to the procedures set forth in Section 2.4(d), upon the consummation of the Entire Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Casa Ley Net Proceeds Per CVR.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(e), upon the Sale Deadline, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial Casa Ley Sale or Entire Casa Ley Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial Casa Ley Sale or Entire Casa Ley Sale consummated prior to the Closing), each Holder of a CVR shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary (minus the product of (A) 39.25% and (B) the amount of such deferred cash consideration, less an allocable amount of the Company and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, but only to the extent, if any, that such basis was not previously taken into account in determining the amount of the payments in clauses (i), (ii) and (iii) of this Section 2.4(a)), divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation. Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within two

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(2) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

(b) Currency Conversion. To the extent that any proceeds described herein are received in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by the Company upon the Company’s conversion of such proceeds into U.S. dollars at the direction of the Shareholder Representative. To the extent any expenses, fees or costs are incurred or paid in a currency other than U.S. dollars, the actual U.S. dollar amount that was funded by the Company into the Shareholder Representative Expense Amount or that was a Pre-Funded Amount (excluding any amount that remains unused on the consummation of the Casa Ley Sale and that is distributed from the joint account to the Company on such date in accordance with Section 3.3(b) below) shall be used in the calculation of the “Casa Ley Sale Expenses”.

(c) Procedure for Partial Casa Ley Sales.

(i) Promptly following the closing of a Partial Casa Ley Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial Casa Ley Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial Casa Ley Net Proceeds Per CVR shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(e) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such CVR Payment Statement at the end of such period.

(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection

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(collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the Resulting Partial Casa Ley Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(d) Procedure for the Entire Casa Ley Sale or upon the Sale Deadline.

(i) Following the occurrence of the Sale Deadline, if the Company and Shareholder Representative cannot by mutual consent agree on the Fair Market Value of any unsold Equity Interests of Casa Ley then owned by the Company and any Company Subsidiary using a generally accepted valuation method, then within ten (10) Business Days following the Sale Deadline, each of the Company and the Shareholder Representative shall separately select an internationally recognized independent investment banking firm with expertise in valuing, selling or providing financing with respect to companies engaged, publicly or privately, in the food and drug retail business in Mexico within ten (10) Business Days after the end of the prior ten (10) Business Day period and instruct such investment banks to select and mutually agree upon another investment bank to be retained, which investment bank shall be instructed by the parties to, within twenty (20) Business Days from the date of its retention, prepare and deliver a calculation of the Fair Market Value to the Company and the Shareholder Representative, which shall be the final determination of the Fair Market Value binding upon the Company and the Shareholder Representative for purposes of the Remaining Asset Amount.

(ii) Promptly following the completion of the Entire Casa Ley Sale or the occurrence of the Sale Deadline, but in no event later than the later of (A) twenty (20) Business Days thereafter and (B) three (3) Business Days following receipt of the calculation of the Fair Market Value referenced in Section 2.4(d)(i) above, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day (or applicable later) period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the Casa Ley Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such Casa Ley Sale Expenses and

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that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(iii) Within thirty (30) days after receipt of the CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Ultimate Parent shall cause the Company to cooperate with and permit, the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the Entire CVR Payment Amount.

(iv) If the Shareholder Representative delivers a Notice of Agreement, then any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(d) below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to such Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such CVR Payment Statement at the end of such period.

(v) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(vi) If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to [—] (the “Neutral Auditor”).3 Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Ultimate Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be Casa Ley Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent of such resolution and any Casa Ley Net Proceeds

[3]	To be jointly selected prior to the Effective Time.

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Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders, the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to the Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(e), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved Casa Ley Net Proceeds or Sales Deadline Net Proceeds or (ii) any further Casa Ley Sale Expenses. To the extent that the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(e) Once any Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(c), Section 2.4(d) or Section 2.4(e), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause the Partial Casa Ley Net Proceeds, the Casa Ley Net Proceeds, the Sale Deadline Net Proceeds or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv) to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) to each of the Holders (recalculated as of each CVR Payment Date to the extent needed to adjust for any Reverted Company Shares multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any Casa Ley Sale Expenses to the extent not reflected in the finally resolved Casa Ley Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial Casa Ley Sale, the Entire Casa Ley Sale or at the Sale Deadline, the Rights Agent shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders.

(f) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

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(g) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(e) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire Casa Ley Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon demand, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(e) and any such funds that remain undistributed shall only be delivered to the Company twelve (12) months after the Rights Agent’s receipt thereof. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Ultimate Parent or the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in Casa Ley Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in Ultimate Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Establishment of Casa Ley CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial Casa Ley Sale, any Entire Casa Ley Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(e), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests,

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any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for its performance of any duties imposed on the Shareholder Representative hereunder or for any actions taken or not taken in connection with this Agreement, (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except to the extent of their gross negligence, bad faith or willful or intentional misconduct. No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty; and

(d) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

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Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, unless it shall have been finally determined by a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a Casa Ley Sale Expense.

(b) The Company or any of its Affiliates shall, at the Effective Time, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $25,000,000 for use by the Shareholder Representative (the “Shareholder Representative Expense Amount”). If the Shareholder Representative shall require any amounts in excess of the Shareholder Representative Expense Amount, at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses of the Shareholder Representative in connection with the Casa Ley Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the Casa Ley Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the Casa Ley Sale and the Sale Deadline shall be distributed from the joint account to the Company five (5) Business Days after the payment of the Casa Ley Net Proceeds Per CVR or the Sale Deadline Net Proceeds Per CVR.

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(c) The Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and necessary out-of-pocket expenses (including reasonable and necessary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the administration of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, 50% of such fees, expenses and reimbursements contained in this Section 3.3 shall be Casa Ley Sale Expenses and the remaining 50% of such fees, expenses and reimbursements shall not be Casa Ley Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of Acting, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. The successor individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates

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and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. The Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment of the Entire Casa Ley Net Proceeds or the Sale Deadline Proceeds, (i) the Company shall, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law or any agreements binding on the Company with respect to Casa Ley), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries relating to Casa Ley or any of its Subsidiaries, (ii) the Company shall vote (and shall cause its Subsidiaries to vote) their respective direct or indirect Equity Interests in Casa Ley and its Subsidiaries as directed by the Shareholder Representative, provided that such direction would not reasonably be expected to result in a violation of applicable Law, a violation of Casa Ley’s governing documents or any material liability or obligation of the Company, any Company Subsidiary or

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any of their Affiliates, (iii) the Company shall use commercially reasonable efforts to procure that (A) the Casa Ley Business will be operated substantially in the ordinary course of business consistent with past practice and (B) Casa Ley and each of its Subsidiaries will distribute any proceeds received with respect to any Partial Casa Ley Sale or the Entire Casa Ley Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders, (iv) the Company shall not (and shall cause its Subsidiaries not to) enter into any material transaction, agreement or commitment with Casa Ley or any of its Subsidiaries without the Shareholder Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), other than the continuation, in accordance with their respective terms, of any such transaction, agreement or commitment between Casa Ley or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other, that are in effect as of the Effective Time and (v) the Company shall not, shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause Casa Ley not to, as applicable, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in Casa Ley or any of its Subsidiaries. The Company agrees that it shall designate to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries, a designee reasonably acceptable to and approved in writing in advance by the Shareholder Representative; provided that any appointees to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries as of the Effective Time shall be deemed to have been approved in writing in advance by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company (or other agent performing similar services for the Company), or from the Company’s internal records with regard to Company Options, Restricted Shares, Performance Share Awards, Restricted Stock Units and shares credited in the “stock credit accounts” to the extent no records from a third party agent are maintained in the ordinary course, the names and addresses of the Holders within five (5) Business Days of the Effective Time.

Section 4.3 Casa Ley Sale Process.

(a) From and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of Casa Ley (or, to the extent a Casa Ley Sale involving a sale of Casa Ley Series A Shares is contemplated, responsible for overseeing and making any decisions on behalf of the Company with respect to such sale process of Casa Ley, and the Company hereby agrees that it will act at the direction of the Shareholder Representative with respect to the voting of its Equity Interests in respect of any matters concerning the Casa Ley Sale) and shall be empowered to take all actions necessary or advisable in order to consummate a Casa Ley Sale, including retaining advisors in connection with the Casa Ley Sale, soliciting potential purchasers for the Equity Interests owned by the Company and any Company Subsidiary and determining which purchaser to select, negotiating the terms and conditions of any Casa Ley Sale Agreement, including the purchase price for the Equity Interests owned by the Company and any Company Subsidiary, complying with any applicable

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provisions of Casa Ley’s governing documents (including the By-Laws), including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such Casa Ley Sale.

(b) During the period from and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the Entire Casa Ley Sale or any Partial Casa Ley Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to Casa Ley, its Subsidiaries or the Casa Ley Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably obtained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale to the extent such information is reasonably available to, or can reasonably be attained by, the Company or any Company Subsidiary and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be Casa Ley Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be Casa Ley Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to Casa Ley or its Subsidiaries; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.

(c) The Shareholder Representative shall consult with the Company in the Entire Casa Ley Sale or any Partial Casa Ley Sale and shall keep the Company and Ultimate Parent reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire Casa Ley Sale or any Partial Casa Ley Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any Casa Ley Sale Agreement, and shall provide reasonable time to the Company and Ultimate Parent for review of such documents.

(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire Casa Ley Sale or one or more Partial Casa Ley Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time and, (B) restrictions relating to Casa Ley, any of its Subsidiaries, any of their respective properties or

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assets, the Casa Ley Business, any portions thereof or, to the extent such restrictions are reasonable, the Company’s or any Company Subsidiary’s management, operation or oversight thereof), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective Equity Interests) among all of the participating Casa Ley shareholders for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, or employee benefits or (B) pre-closing taxes relating to Casa Ley, any of its Subsidiaries, any of their respective properties or assets, the Casa Ley Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of Casa Ley or any of its Subsidiaries being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire Casa Ley Sale or Partial Casa Ley Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the Casa Ley Net Proceeds or the Partial Casa Ley Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire Casa Ley Sale or any Partial Casa Ley Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in Casa Ley Sale Expenses.

(e) Upon the consummation of the Entire Casa Ley Sale or any Partial Casa Ley Sale, unless otherwise agreed to between the Company and the purchaser under such Casa Ley Sale Agreement, all intercompany arrangements and obligations between the Company and Casa Ley will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

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(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the termination of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

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(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

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(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

(c) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Facsimile: (925) 467-3231

with a copy (which shall not constitute notice) to:

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[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

If to Ultimate Parent, to:

AB Acquisition LLC

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert G. Miller

Email: Robert.Miller@albertsons.com

Facsimile: (208) 395-4625

with a copy (which shall not constitute notice) to:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler, Mark Neporent, Lisa Gray

Email: LTessler@cerberuscapital.com;

MNeporent@cerberuscapital.com

LGray@cerberuschicago.com

Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman; Robert B. Loper, John M. Pollack

Email: Stuart.Freedman@srz.com;

Robert.Loper@srz.com;

John.Pollack@srz.com

Facsimile: (212) 593-5955

If to the Shareholder Representative, to:

[—]

[—]

[—]

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[—]

Attention: [—]

Email:

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Tel: (415) 391-0600

Attention: Scott R. Haber

Email: scott.haber@lw.com

Facsimile: (415) 395-8095

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel: (212) 906-1200

Attention: M. Adel Aslani-Far

                 Eli G. Hunt

Email: adel.aslanifar@lw.com

            eli.hunt@lw.com

Facsimile (212) 751-4864

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If to the Rights Agent, to:

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in Article III with respect to the Shareholder Representative Persons, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive

27

representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to the Neutral Auditor under Section 2.4(d)(vi), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

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Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a Casa Ley Sale Expense.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial Casa Ley Net Proceeds, Casa Ley Net Proceeds, Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(iv), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this Article VII shall survive the termination of this Agreement indefinitely.

Section 7.11 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings,

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both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SAFEWAY INC.

By:
Name:
Title:

AB ACQUISITION LLC

By:
Name:
Title:

[SHAREHOLDER REPRESENTATIVE]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT C

FORM OF PDC CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

AB ACQUISITION LLC,

SAFEWAY INC.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

[—], AS RIGHTS AGENT

DATED AS OF [—], 201[—]

i

ii

FORM OF PDC CONTINGENT VALUE RIGHTS AGREEMENT

THIS PDC CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 201[—] (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Safeway Inc., a Delaware corporation (the “Company”), [—], a [—] corporation, as Rights Agent (the “Rights Agent”)1 and the Shareholder Representative.

RECITALS

WHEREAS, the Parent Entities and the Company have entered into an Agreement and Plan of Merger, dated as of March [—], 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Ultimate Parent;

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause the Company to create and issue in respect of each Closing Company Share, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement; and

WHEREAS, as of, or prior to, the Effective Time, the Company, the Company Subsidiaries, and PDC have consummated the PDC Restructuring.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

[1]	To be jointly selected prior to the Effective Time.

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(iv) all references to “including” shall be deemed to mean including without limitation;

(v) references to any Person include such Person’s successors and permitted assigns; and

(vi) the Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Affiliate Transactions” means all Contracts, transactions and arrangements between any PDC Entity, on the one hand, and the Company or any of its Affiliates (other than any PDC Entity) on the other hand.

“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Entire PDC Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of the PDC Entities, (ii) of 100% of the Company’s then remaining Equity Interests in the PDC Entities or (iii) the effect of which is to divest 100% of the Company’s remaining then direct or indirect investment in the PDC Entities.

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“Excluded Expenses” means (i) any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement other than the Shareholder Representative’s equal share of the fees and expenses of the Neutral Auditor and except as otherwise set forth in Section 7.8 and (ii) any amounts payable in connection with the Company-PDC Loans.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(c)(v).

“Notice of Agreement” has the meaning given to such term in Section 2.4(b)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(b)(ii).

“Objections” has the meaning given to such term in Section 2.4(b)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(b)(i).

“Partial PDC Net Proceeds” means, as of any date of determination, with respect to a Partial PDC Sale, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of such Partial PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the consummation of the Partial PDC Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial PDC Sale), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), (2) previously paid to the Holders with respect to a prior Partial PDC Sale or (3) paid to the Company or any Company Subsidiary in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the closing date of such Partial PDC Sale as a dividend or distribution from the operating earnings of PDC due to its direct or indirect ownership of Equity Interests in PDC, minus (iii) the aggregate amount of the PDC Sale Expenses actually incurred through the consummation of such Partial PDC Sale (without duplication of any amounts deducted from Partial PDC Net Proceeds previously paid to the Holders with respect to a prior Partial PDC Sale, but including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger Agreement), minus (iv) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial PDC Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of

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the amounts referenced in clauses (i) and (ii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in any Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iii) and (v) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iv)(A)(2) of this definition) and (without duplication of amounts described in clauses (iii) and (v) of this definition) any interest paid with respect to any Company-PDC Loans from the proceeds of any Partial PDC Sale, multiplied by (B) 39.25%, minus (v) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, (B) the amounts required to repay the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale, (C) any PDC Severance Costs incurred by PDC, the Company or any Company Subsidiary in connection with the portion of PDC being sold in such Partial PDC Sale, minus (vi) any amounts set aside by PDC and consented to by the Shareholder Representative to allow PDC to operate in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity).

“Partial PDC Net Proceeds Per CVR” means an amount equal to (x) the Partial PDC Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Partial PDC Net Proceeds Per CVR shall be zero.

“Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of the PDC Entities, (ii) of less than 100% of the Company’s Equity Interests in the PDC Entities or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in the PDC Entities.

“PDC” or “PDC Entities” means the group of companies comprised of (i) Property Development Centers LLC and (ii) PDC I, Inc., as well as their respective Subsidiaries.

“PDC Business” shall mean the business and operations carried on by the PDC Entities.

“PDC Net Proceeds” means, with respect to the Entire PDC Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial PDC Sale or the Entire PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the consummation of the Entire PDC Sale as a dividend or distribution paid from the operating earnings of PDC due to its direct or indirect ownership of Equity Interests in PDC, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the PDC Sale Expenses actually incurred through the date of payment hereunder in connection with the consummation of the Entire PDC Sale (including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger

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Agreement), minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire PDC Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (including, for the avoidance of doubt, in such assets sold in a prior Partial PDC Sale), calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) and (without duplication of amounts described in clauses (iv) and (vi) of this definition) any interest paid with respect to any Company-PDC Loans from the proceeds of any Partial PDC Sale or the Entire PDC Sale, multiplied by (B) 39.25%, minus (vi) without duplication (A) any amounts required to repay and discharge at the closing of the Entire PDC Sale any and all PDC Third Party Indebtedness to the extent the Company or its Subsidiaries would have any liability therefor after the closing of the Entire PDC Sale, (B) the amounts required to repay the Company-PDC Loans, (C) any PDC Severance Costs reasonably to the extent the Company or any Company Subsidiary would have any liability therefor after the closing of the Entire PDC Sale and (D) with respect to any Partial PDC Sales consummated after the Closing, any amounts deducted pursuant to clause (v) of the definition of Partial PDC Net Proceeds, minus (vii) any Partial PDC Net Proceeds actually paid to the Holders from and after the Closing.

“PDC Net Proceeds Per CVR” means an amount equal to (x) the PDC Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the PDC Net Proceeds Per CVR shall be zero.

“PDC Restructuring” means such transfers, distributions and contributions to and from the Company and the Company Subsidiaries, on the one hand, and PDC, on the other, reasonably necessary to (i) transfer (A) fee simple title to the real property comprising the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate, (B) all personal property reasonably related to the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials) and (C) cash in the amount of Forty Million Dollars ($40,000,000) to PDC and (ii) transfer any assets owned by PDC as of the date hereof, to the extent such assets do not relate to PDC’s real estate development business to the Company or a Company Subsidiary (other than PDC).

“PDC Sale” means an Entire PDC Sale or Partial PDC Sale, as applicable.

“PDC Sale Agreement” means an executed binding definitive transaction document providing for a PDC Sale.

“PDC Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire PDC Sale or a Partial PDC Sale (including any amounts expressly deemed to be PDC Sale Expenses hereunder) by the Company or any of its Subsidiaries (or Affiliates pursuant to Section

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4.3(b)) and the Shareholder Representative and (b) 50% of the fees and expenses of the Rights Agent and the Neutral Auditor, in each case which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company; provided, that PDC Sale Expenses shall exclude any Excluded Expenses.

“PDC Severance Costs” means compensation, cost of benefits and other costs paid, or due to be paid (including the employer portion of any taxes paid related thereto) by the Company (or, in the case of a Partial PDC Sale, by PDC), to employees of PDC or of the Company providing services to the business and operations carried on by PDC, in connection with a termination of employment from the Company, in each case, within one (1) month of the date thereof as a result of the Entire PDC Sale or any Partial PDC Sale.

“PDC Third Party Indebtedness” means third-party Indebtedness of PDC in connection with the Entire PDC Sale or any Partial PDC Sale (excluding, for the avoidance of doubt, any Company-PDC Loans).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the later of (i) the two (2) year anniversary of the Effective Time and (ii) if one or more PDC Sales Agreements is executed prior to the two (2) year anniversary of the Effective Time but the Partial PDC Sale or Entire PDC Sale

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contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date on which sixty (60) days have elapsed after the date all such PDC Sales Agreements have either been terminated or any and all closings under such PDC Sales Agreements have occurred.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire PDC Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the Sale Deadline as a dividend or distribution from the operating earnings of PDC due to its direct or indirect ownership of Equity Interests in PDC, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the PDC Sale Expenses actually incurred through the date of payment hereunder in connection with the occurrence of the Sale Deadline (including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger Agreement), minus (v) certain income taxes incurred by the Company or any Company Subsidiary from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in any Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) and (without duplication of amounts described in clauses (iv) and (vi) of this definition) any interest paid with regard to any Company-PDC Loans from the proceeds of any Partial PDC Sale, multiplied by (B) 39.25%, minus (vi) without duplication, with respect to any Partial PDC Sales consummated after the Closing and prior to the Sale Deadline, any amounts deducted pursuant to clause (v) of the definition of Partial PDC Net Proceeds, and minus (vii) any Partial PDC Net Proceeds actually paid to the Holders consummated from and after the Closing and prior to the Sale Deadline.

“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of [—], [—] and [—],2 all of whom were individual members of the Board of Directors immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board of Directors immediately prior to the Effective

[2]	To be determined by the Company prior to the Closing.

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Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Ultimate Parent” has the meaning given to such term in the Preamble.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs.

The CVRs shall be issued at the Effective Time pursuant to the terms of the Merger Agreement and shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Reverted Company Shares. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Reverted Company Shares or Permitted Transfers). Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under

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this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial PDC Sales. Subject to the procedures set forth in Section 2.4(b), upon the consummation of any Partial PDC Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Partial PDC Net Proceeds Per CVR with respect to such Partial PDC Sale.

(ii) Payment for Entire PDC Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of the Entire PDC Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the PDC Net Proceeds Per CVR.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(d), upon the Sale Deadline, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial PDC Sale or Entire PDC Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial PDC Sale or Entire PDC Sale consummated prior to the Closing), each Holder of a CVR shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary (minus the product of (A) 39.25% and (B) the amount of such deferred cash consideration, less an allocable amount of the Company and the Company Subsidiaries’ tax basis in the assets of the PDC Entities, calculated under U.S. federal income tax principles, but only to the extent, if any, that such basis was not previously taken into account in determining the amount of the payments in clauses (i), (ii) and (iii) of this Section 2.4(a)) divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation. Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within two (2) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

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(b) Procedure for Partial PDC Sales.

(i) Promptly following the closing of a Partial PDC Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial PDC Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any PDC Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial PDC Net Proceeds Per CVR shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(c) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period.

(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(c) Procedure for the Entire PDC Sale or upon the Sale Deadline.

(i) Promptly following the completion of the Entire PDC Sale or the occurrence of the Sale Deadline, but in no event later than twenty (20) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation of the PDC Net

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Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any PDC Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the PDC Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the PDC Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such PDC Sale Expenses and that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(ii) Within thirty (30) days after receipt of the CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Ultimate Parent shall cause the Company to cooperate with and permit, the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the CVR Payment Amount.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(d) below, and, after delivery of any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to such PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire CVR Payment Statement at the end of such period.

(iv) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the PDC Net Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a

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certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(v) If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to [—] (the “Neutral Auditor”).3 Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Ultimate Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any PDC Net Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be PDC Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent of such resolution and any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to the PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(d), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved PDC Net Proceeds or Sales Deadline Net Proceeds or (ii) any further PDC Sale Expenses. To the extent that the PDC Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(d) Once any Partial PDC Net Proceeds Per CVR, PDC Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(b), Section 2.4(c) or Section 2.4(d), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause the Partial PDC Net Proceeds, the PDC Net Proceeds, the Sale Deadline Net Proceeds or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv) to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial PDC Net Proceeds Per CVR, PDC Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) to each of the Holders (recalculated as of each CVR Payment Date to the extent needed to adjust for any Reverted Company Shares multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

[3]	To be jointly selected prior to the Effective Time.

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Any PDC Sale Expenses to the extent not reflected in the finally resolved PDC Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial PDC Sale, the Entire PDC Sale or at the Sale Deadline, the Rights Agent shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders.

(e) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(d) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire PDC Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon demand, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(d) and any such funds that remain undistributed shall only be delivered to the Company twelve (12) months after the Rights Agent’s receipt thereof. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

(g) Subject to Section 2.4(a)(iv), to the extent that any of the assets of PDC do not sell prior to the Sales Deadline, the Company shall thereafter have no further obligations to the Holders relating to such assets or any proceeds relating to any sale thereof.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Ultimate Parent or the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in PDC Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in Ultimate Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

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Section 2.6 Establishment of PDC CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial PDC Sale, any Entire PDC Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(d), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for its performance of any duties imposed on the Shareholder Representative hereunder or for any actions taken or not taken in connection with this Agreement, (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except to the extent of their gross negligence, bad faith or willful or intentional misconduct. No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

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The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty; and

(d) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, unless it shall have been finally determined by a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity

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hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a PDC Sale Expense.

(b) The Company or any of its Affiliates shall, at the Effective Time, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $25,000,000 for use by the Shareholder Representative (the “Shareholder Representative Expense Amount”). If the Shareholder Representative shall require any amounts in excess of the Shareholder Representative Expense Amount, at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses of the Shareholder Representative in connection with the PDC Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the PDC Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any amounts spent from the Shareholder Representative Expense Amount or Pre-Funded Amounts shall constitute PDC Sale Expenses hereunder. For the avoidance of doubt, the treatment of such amounts as PDC Sale Expenses shall result in corresponding amounts of proceeds that will be retained by the Company, thereby reimbursing the Company for such amounts. Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the PDC Sale and the Sale Deadline shall be distributed from the joint account to the Company five (5) Business Days after the payment of the PDC Net Proceeds Per CVR or the Sale Deadline Net Proceeds Per CVR.

(c) The Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and necessary out-of-pocket expenses (including reasonable and necessary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the administration of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, 50% of such fees, expenses and reimbursements contained in this Section 3.3 shall be PDC Sale Expenses and the remaining 50% of such fees, expenses and reimbursements shall not be PDC Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

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(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of Acting, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. The successor individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. The Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the

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rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment of the PDC Net Proceeds or the Sale Deadline Net Proceeds, (x) to the extent requested by the Shareholder Representative, the consent of the Shareholder Representative shall be required in connection with any material action or other material matter that would, consistent with PDC’s past practice, require the approval of the board of directors, the board of managers or the holders of the Equity Interests of any of the PDC Entities (it being understood and agreed for the avoidance of doubt, the officers of the PDC Entities shall have the authority to run the day to day operations of the PDC Entities, subject to the foregoing and except as otherwise determined by the Company and the Shareholder Representative) and (y) the Shareholder Representative shall have the right to direct and cause the PDC Entities to take or authorize any actions with respect to the entrance into, renewal, termination, extension or material amendment or waiver by any PDC Entity of any material Affiliate Transaction (other than, for the avoidance of doubt, back-office, general and administrative, overhead and similar arrangements in the ordinary course of business consistent with past practice prior to Closing. Without limiting the foregoing, from and after the Effective Time until the payment of the PDC Net Proceeds or the Sale Deadline Net Proceeds, whichever is earlier, the Company shall, and shall cause its Subsidiaries to, (1) to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries relating to PDC or any of its Subsidiaries, (2) cause the PDC Business to be operated substantially in the ordinary course of business consistent with past practice, (3) cause the PDC Entities to distribute any proceeds with respect to any Partial PDC Sale or the Entire PDC Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders and (4) cause the PDC Entities not to, directly or indirectly, do, or agree to do, any of the following:

(i) (A) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of any of the PDC Entities, or (B) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of any of the PDC Entities;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any equity interests of any of the PDC Entities or otherwise grant any equity or equity-based awards, or allow for the commencement of any new offering periods under any employee stock purchase plans;

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(iii) except in connection with a PDC Sale Agreement, sell, pledge, dispose of, abandon, mortgage, transfer or otherwise encumber or subject to any lien any property or assets of the PDC Entities;

(iv) reclassify, combine, split or subdivide any of their outstanding Equity Interests;

(v) redeem, repurchase or otherwise acquire any of their issued and outstanding Equity Interests except in connection with transactions among the PDC Entities;

(vi) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions all or substantially all of the Equity Interests in any Person or any business or division of any Person or all or substantially all of the property or assets of any Person (or business or division thereof) that would be material to the PDC Business;

(vii) incur any Indebtedness for borrowed money or issue any debt securities or guarantee the obligations of any Person for borrowed money, except (A) for any such Indebtedness among one or more of the PDC Entities, (B) for any such Indebtedness for borrowed money incurred in the ordinary course of business, (C) for guarantees by any of the PDC Entities of Indebtedness for borrowed money of any of the PDC Entities, (D) Indebtedness for borrowed money pursuant to any credit facilities, indentures or similar Contracts of any of the PDC Entities existing as of the date hereof, or (E) indebtedness obtained by PDC for the operation of its business (including, without limitation, the funding of development and redevelopment activity);

(viii) other than in the ordinary course of business and in connection with the PDC Reorganization, (A) terminate or materially and adversely amend any Contract material to the PDC Business (other than the expiration or termination of any such material contract in accordance with its terms), or (B) enter into any contract or agreement by and between any of the PDC Entities, on the one hand, and any of their shareholders or any of their Affiliates (other than any of the PDC Entities), on the other;

(ix) except as may be required by a benefit plan applicable to PDC employees (a “PDC Benefit Plan”) in existence on the date of this Agreement or by applicable Law: (A) increase the compensation or benefits payable or to become payable to its directors, officers or senior-level employees (except for increases in the ordinary course of business consistent with past practice), (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of any of the PDC Entities other than in the ordinary course of business consistent with past practice, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any equity interests, (D) except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any PDC Benefit Plan, (E) establish, adopt, enter into, materially amend or terminate any PDC Benefit Plan (other than as may be required by the terms of an existing PDC Benefit Plan or in connection with expiring collective bargaining agreements) or (F) provide any funding to any rabbi trust or similar arrangement;

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(x) (A) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any PDC Benefit Plan or (B) otherwise make any loans, advances or capital contributions to or investments in any Person outside the ordinary course of business consistent with past practice (other than any of the PDC Entities);

(xi) make any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a Governmental Entity;

(xii) settle or compromise any material litigation involving amounts in excess of $500,000 individually, or which settlement or compromise would impose a non-monetary obligation on any of the PDC Entities after the Effective Time that is material to the PDC Entities, taken as a whole;

(xiii) except as would be consistent with past practice of the Company and the Company Subsidiaries, or as would not impact the CVR Payment Amount, make or change any material tax election, settle or compromise any material liability of any of the PDC Entities for taxes, file any material amendment to a previously filed tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Company-PDC Loans. During the period from and after the Effective Time until the consummation of the PDC Sale or the Sale Deadline, whichever is earlier, the Company shall, as reasonably requested by the Shareholder Representative, continue to advance one or more Company-PDC Loans to PDC in accordance with the definitive loan documents in respect of the Company-PDC Loans. All amounts received by PDC in connection with any Partial PDC Sales (excluding the amounts required to pay the PDC Loan Mandatory Prepayment Amount with respect to such Partial PDC Sale) may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) and any amounts so used or set aside to be used shall not be Partial PDC Net Proceeds. Any decision to use such amounts in the ordinary course of business, and not as a distribution to Holders, shall be made by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company (or other agent performing similar services for the Company), or from the Company’s internal records with regard to Company Options, Restricted Shares, Performance Share Awards, Restricted Stock Units and shares credited in the “stock credit accounts” to the extent no records from a third

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party agent are maintained in the ordinary course, the names and addresses of the Holders within five (5) Business Days of the Effective Time.

Section 4.3 PDC Sale Process.

(a) From and after the Effective Time until the consummation of the Entire PDC Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of PDC and shall be empowered to take all actions necessary or advisable in order to consummate a PDC Sale, including retaining advisors in connection with the PDC Sale, soliciting potential purchasers for the PDC Entities or any of the assets or business of the PDC Entities and determining which purchaser to select, negotiating the terms and conditions of any PDC Sale Agreement, including the purchase price thereof, and effectuating the consummation of such PDC Sale.

(b) During the period from and after the Effective Time until the consummation of the Entire PDC Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the Entire PDC Sale or any Partial PDC Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the PDC Entities or the PDC Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably attained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire PDC Sale or any such Partial PDC Sale, to the extent such information is reasonably available to, or can be reasonably attained by, the Company or any Company Subsidiary, and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire PDC Sale or any such Partial PDC Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be PDC Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be PDC Sale Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to the PDC Entities; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.

(c) The Shareholder Representative shall consult with the Company in the Entire PDC Sale or any Partial PDC Sale and shall keep the Company and Ultimate Parent reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire PDC Sale or any Partial PDC Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any PDC Sale Agreement, and shall provide reasonable time to the Company and Ultimate Parent for review of such documents.

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(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire PDC Sale or one or more Partial PDC Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time, (B) restrictions relating to the PDC Entities, any of their respective properties or assets, the PDC Business, any portions thereof or the Company’s or any Company Subsidiary’s management, operation or oversight thereof, and (C) restrictions contained in the PDC Lease Agreement for each of the Contributed Stores), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, environmental matters or employee benefits or (B) pre-closing taxes relating to the PDC Entities, any of their respective properties or assets, the PDC Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of any of the PDC Entities being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire PDC Sale or Partial PDC Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the PDC Net Proceeds or the Partial PDC Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire PDC Sale or any Partial PDC Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder, without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in PDC Sale Expenses. If, in connection with any Entire PDC Sale or Partial PDC Sale which includes employees of PDC, if so requested by the purchaser, the Company shall provide personnel transition services to such purchaser for no more than six (6) months and at no additional cost to the Company, pursuant to a transition services agreement in form and substance reasonably acceptable to the Company.

(e) Upon the consummation of the Entire PDC Sale or any Partial PDC Sale, unless otherwise agreed to between the Company and the purchaser under such PDC Sale Agreement, all intercompany arrangements and obligations between the Company and the PDC Entities will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

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The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the termination of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the

24

Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the

25

properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

(c) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Ultimate Parent, to:

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AB Acquisition LLC

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert G. Miller

Email: Robert.Miller@albertsons.com

Facsimile: (208) 395-4625

with a copy (which shall not constitute notice) to:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler, Mark Neporent, Lisa Gray

Email: LTessler@cerberuscapital.com;

MNeporent@cerberuscapital.com

LGray@cerberuschicago.com

Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman; Robert B. Loper, John M. Pollack

Email: Stuart.Freedman@srz.com;

Robert.Loper@srz.com;

John.Pollack@srz.com

Facsimile: (212) 593-5955

If to the Company, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Facsimile: (925) 467-3231

with a copy (which shall not constitute notice) to:

[—]

[—]

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[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

If to the Shareholder Representative, to:

[—]

[—]

[—]

Attention: [—]

Email:

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Tel: (415) 391-0600

Attention: Scott R. Haber

Email: scott.haber@lw.com

Facsimile: (415) 395-8095

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Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tel: (212) 906-1200
Attention:	M. Adel Aslani-Far
Eli G. Hunt

Email:	adel.aslanifar@lw.com
eli.hunt@lw.com
Facsimile (212) 751-4864

If to the Rights Agent, to:

[—]
[—]
[—]
Attention:	[—]

Email:	[—]

Facsimile:	[—]

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of

29

Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in Article III with respect to the Shareholder Representative Persons, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles(whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to the Neutral Auditor under Section 2.4(c)(v), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

30

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a PDC Sale Expense.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial PDC Net Proceeds, PDC Net Proceeds,

31

Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(iv), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this Article VII shall survive the termination of this Agreement indefinitely.

Section 7.11 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AB ACQUISITION LLC

By:
Name:
Title:

SAFEWAY INC.

By:
Name:
Title:

34

[SHAREHOLDER REPRESENTATIVE]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

35

[RIGHTS AGENT]

By:
Name:
Title:

36

EXHIBIT D

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFEWAY INC.

ARTICLE I

The name of the Corporation is Safeway Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The name of its registered agent at such address is CT Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred (100) shares of common stock, par value $.01 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 directors nor more than 9 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one (1) year term and shall hold office until the next succeeding annual meeting of stockholders and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ARTICLE VI

Any or all of the directors of the Corporation may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

ARTICLE VII

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President.

ARTICLE IX

The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE X

A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XII

The Corporation reserves the right to repeal, alter amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Safeway Inc. has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by [—], its President, and attested by [—], its Secretary, this [—]th day of [—], 201[—].

Name:
Title:	President

Attest:

Name:
Title:	Secretary

EXHIBIT E

BY-LAWS

OF

SAFEWAY INC.

ARTICLE I

OFFICES

Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting, including those matters which are expressly reserved for the approval of the stockholders as set forth in the Certificate of Incorporation of the Corporation (subject to the terms set forth therein), shall be held on such date and at such time and place as may be fixed by the Board of Directors and stated in the notice of the meeting.

Section 3. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws.

Section 4. When a quorum is present at any meeting, a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any questions brought before such meeting, unless the question is one upon which by express provisions of the statutes, or the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. In an election of directors, each director of the corporation shall be

1

elected by the vote of a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy, appointed by an instrument in writing, which may be transmitted to the corporation electronically. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors.

Section 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall set forth the date, time, place and purpose or purposes of the meeting Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1.

(a) Except as otherwise provided in the Certificate of Incorporation of the corporation, the Board of Directors shall from time to time determine the number of directors. Unless the Board of Directors otherwise determines, the board of directors shall consist of not

2

less than three directors nor more than nine directors. The number of directors may be reduced or increased from time to time by action of a majority of the Board.

(b) Each director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or law, any director or the entire Board of Directors may be removed at any time, either with or without cause, from the Board of Directors by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote.

(c) Any director may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 2. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

Section 1. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 2. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board. Notice of regular meetings need not be given, except as otherwise required by law.

Section 3. Special meetings of the Board of Directors may be called by the President. Special meetings also shall be called by the President or the Secretary on the written request of the Chairman of the Board or any two directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary on the written request of the sole director. Notice of the time, date and place of such meeting shall be given, orally or in writing, by the person or persons calling the meeting to all directors at least four days before the meeting if the notice is mailed, or at least 24 hours before the meeting if such notice is given by telephone, hand delivery, overnight express courier, facsimile, electronic mail or other electronic

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transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting. The notice shall be deemed given:

(i) in the case of hand delivery or notice by telephone, when received by the director to whom notice is to be given or by any person accepting such notice on behalf of such director,

(ii) in the case of delivery by mail, upon deposit in the United States mail, postage prepaid, directed to the director to whom notice is being given at such director’s address as it appears on the records of the corporation,

(iii) in the case of delivery by overnight express courier, on the first business day after such notice is dispatched, and

(iv) in the case of delivery via facsimile, electronic mail or other electronic transmission, when sent to the director to whom notice is to be given at such director’s facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

Section 4. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 5. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 6. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

COMMITTEES OF DIRECTORS

Section 7. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the corporation. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Chapter 1 of the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing the By-Laws of the corporation.

Section 8. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

Section 9. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings or a stated salary as a committee member.

INDEMNIFICATION

Section 10.(a) The corporation shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by

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reason of the fact that he is or was a director, officer, employee or agent of the corporation, or, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding this Section 10(a) or the provisions of Section 10(b) hereof, except as otherwise provided in Section 10(f) hereof, the corporation shall be required to indemnify a covered person in connection with a proceeding (or part thereof) commenced by such covered person only if the commencement of such proceeding (or part thereof) by the covered person was authorized in the specific case by the Board of Directors of the corporation.

(b) The corporation shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Delaware Court or such other court shall deem proper.

(c) To the extent that a present or former director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made, with respect to a person who is a director, officer,

6

employee or agent at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section 10. Such expenses incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

If a claim for indemnification (following the final disposition of a proceeding) or payment of expenses under this Section 10 is not paid in full within 90 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 10.

(h) The Board of Directors may authorize the corporation to enter into a contract with any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided in Section 10.

(i) For the purposes of this Section 10, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any

7

constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(j) For purposes of this Section 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this section.

(k) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(l) The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.

(m) Any repeal or modification of the foregoing provisions of this Article III, Section 10 shall not adversely affect any right or protection hereunder of any person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IV

OFFICERS

Section 1. The officers of this corporation shall be elected or appointed by the Board of Directors and shall include a President, a Secretary, and a Treasurer. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Article IV, Section 2 hereof. Any number of offices may be held by the same

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person, unless the Certificate of Incorporation or these By-Laws otherwise provide. Any officer may devote less than all of his working time to his activities as such if the Board so approves.

Section 2. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 3. Each officer shall hold office until such officer’s successor is elected or appointed and qualified or until such officer’s earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 4. Any officer may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5. If an office becomes vacant for any reason, the Board of Directors or the stockholders may fill the vacancy, and each officer so elected or appointed shall serve for the remainder of his predecessor’s term and until his successor shall have been elected or appointed and shall have qualified.

CHAIRMAN OF THE BOARD

Section 6. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these By-Laws.

PRESIDENT

Section 7. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders. He shall preside at all meetings of the Board of Directors in which the Chairman of the Board is absent. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

VICE PRESIDENTS

Section 8. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall

9

have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

SECRETARY AND ASSISTANT SECRETARY

Section 9. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these By-Laws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 10. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

TREASURER AND ASSISTANT TREASURER

Section 11. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

Section 12. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V

CERTIFICATES OF STOCK

Section 1. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all

10

classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, representing the number of shares registered in certificate form.

Section 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. The issue, transfer, conversion and registration of stock certificates or uncertificated shares shall be governed by such other regulations as the Board of Directors may establish.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 4. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the corporation and/or to give the corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

FIXING RECORD DATE

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting or action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, the Board of Directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

Section 6. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or

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not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VI

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

CHECKS

Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

FISCAL YEAR

Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

SEAL

Section 5. The Board of Directors may provide for a corporate seal, which shall have the name of the corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

NOTICES

Section 6. Except as otherwise specifically provided herein or required by law, all notices required to be given pursuant to these By-Laws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid overnight express courier or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address or facsimile number, as the case may be, as it appears on the records of the corporation. The notice shall be deemed given

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(i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person,

(ii) in the case of delivery by mail, upon deposit in the United States mail, postage prepaid, directed to the person to whom notice is being given at such person’s address as it appears on the records of the corporation,

(iii) in the case of delivery by overnight express courier, on the first business day after such notice is dispatched, and

(iv) in the case of delivery via facsimile, when directed to the person to whom notice is to be given.

Section 7. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

AMENDMENTS

Section 1. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such special meeting. If the power to adopt, amend or repeal By-Laws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal By-Laws.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the corporation consents in writing to the selection of an alternative forum, the Delaware Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation arising pursuant to any provision of the General

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Corporation Law of the State of Delaware or these By-Laws or the Certificate of Incorporation, (d) any action to interpret, apply, enforce or determine the validity of these By-Laws or the Certificate of Incorporation, or (e) any action asserting a claim against the corporation governed by the internal affairs doctrine (any action described in clauses (a) through (e) being referred to as a “Covered Action”), in each such case unless the Delaware Court determines that there is an indispensable party named as a defendant in such Covered Action not subject to the personal jurisdiction of the Delaware Court (and the indispensable party does not consent to the personal jurisdiction of the Delaware Court within 15 days following such determination) and can be subject to the jurisdiction of another court or forum within the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section.

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EXHIBIT F

SHOPPING CENTER LEASE

BETWEEN

_______________________

a __________,

as LANDLORD

AND

_______________________

a __________,

as TENANT

Store No:
Location:

24.	REQUIREMENT FOR VALID AGREEMENT.	58

25.	LEASEHOLD FINANCING.	59

EXHIBITS

EXHIBIT A	SITE PLAN
EXHIBIT B	LEGAL DESCRIPTION OF SHOPPING CENTER
EXHIBIT B-1	LEGAL DESCRIPTION OF LEASED PREMISES
EXHIBIT C	FORM OF SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT
EXHIBIT D	FORM OF MEMORANDUM OF LEASE
EXHIBIT E	SUPERMARKET CONTROL ZONE
EXHIBIT F	[TENANT’S] LIGHTING AREA

- ii -

INDEX TO DEFINITIONS WITH PAGE NUMBERS

AAA	57
AAA Rules	57
Access Road	5
Adjacent Merchandising Area	5
Adjustment Cap	17
Adjustment Date	17
Appropriate Action	42
Arbitration Notice	57
Assurance Deadline	50
Base Year	5
Building Area	5
Business office use	36
Cart Security System	14
Casualty	48
Cell Tower Sublease	15
City	7
Claims	30
Coffee Drinks	40
Common Area	5
Common Area Maintenance Expenses	25
County	6
CPI	5
Declaration	5
Effective Date	3
Environmental Laws	5
Extension Term(s)	16
Floor Area	6
Force Majeure	6
Hazardous Discharge	6
Hazardous Substances	6
Holiday Period	13
incidental	36
Incidental	38
JAMS	57
Landlord	3
Landlord’s Lender	34
Landlord’s Parties	30
Laws	6
Lease	6
Leased Premises	6
LP Common Area Real Property Taxes	18
Maintenance Director	5
Medical Testing Services	40
Modified Offer	52

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Monetary Breach	44
Monthly Rent	16
Notices	3
Offer	51
Offer Property	51
Open Space	5
Original Term	16
Original Term Commencement Date	16
Original Term Ending Date	16
Parking Ratios	6
Party	3
Permit Deadline	50
Permits	21
Permitted Changes	13
Permitted Transfers	44
Prescription Pharmacy Merchandise	40
Prohibited Uses	36
Real Property Tax	18
Repairs	48
Required Agreements	21
Responsible Party	49
Restaurant	36
retail office use	36
Sale Notice	43
Service Facilities	8
Shopping Center	6
Shopping Center Floor Area	7
Shopping Center Signs	34
Short Form Lease	54
Sign Criteria	34
Sign Program	34
Sports Bar	38
State	6
Supermarket Control Zone	12
Supermarket Covenant	40
Tenant	3
Tenant Facilities	15
Tenant’s Building	7
Tenant’s Expectation	39
Tenant’s Facilities	7
Tenant’s Parties	30
Tenant’s Share	7
Term	15
Training or Educational Facility	36
Transfer	43
Willful Violation	42

- iv -

worth at the time of award	46
Years	16

- v -

SHOPPING CENTER LEASE

1.	DATE. PARTIES. NOTICES.

1.1.	Date. “Effective Date”: , .

1.2.	Parties to Lease.

1.2.1	“Landlord”: , a .

1.2.2	“Tenant”: , a .

Landlord and Tenant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

1.3.	Notices to Parties.

1.3.1	Transmittal. All notices, requests, demands, waivers, consents, approvals and other communications (“Notices” and/or “notices”) required or permitted to be given in connection with this Lease will be in writing and will be given by (i) personal hand delivery, (ii) established express delivery or courier service (such as FedEx) which maintains delivery records, or (iii) United States certified or registered mail, postage prepaid. Notices may also be given by fax, provided that (a) confirmation of completed transmission is obtained, and (b) concurrent Notice is given by one of the methods described in the preceding sentence, with deposit in the mail or delivery to the courier to be made no later than the next business day following the fax transmission.

1.3.2	Addresses. Notices will be given to the Parties at the following addresses, or at such other address as a Party may designate by Notice to the other Party in accordance with the provisions of this Section 1.3.

1.3.2.1	Landlord:

1.3.2.2	Tenant:

With a copy to:

1.3.3	Effectiveness. Notices sent in accordance with this Section 1.3 will be effective as follows:

1.3.3.1	Transfer and Default Notices – Effective upon Receipt. Notices under Section 14.2.1 (transfer of interests), Section 16 (default) and Section 21.2 (estoppel certificates) will be effective upon receipt or on the date of final refusal to accept delivery of such Notice.

1.3.3.2	Other Notices – Effective upon Dispatch. Except as set forth in Section 1.3.3.1, Notices will be effective (i) in the case of personal delivery, when the Notice is delivered to the appropriate notice address under Section 1.3.2; (ii) in the case of express courier or mail, when the Notice is deposited with such express courier or in the United States mail, certified or registered, postage prepaid and addressed as specified under Section 1.3.2 and (iii) in the case of fax, on the date of transmission, as confirmed by the sender’s fax machine, provided that faxed Notices transmitted outside normal business hours (i.e., after 5:00 p.m. on weekdays, and anytime on weekends or holidays, in the recipient’s time zone) will be effective on the next business day.

PART I: POST-LEASE COMMENCEMENT TERMS

2.	GENERAL USAGE DEFINITIONS.

2.1.	“Adjacent Merchandising Area”. That portion of the Common Area consisting of the sidewalks immediately adjacent to Tenant’s Building identified as “Outdoor Sales Area” on Exhibit A hereof.

2.2.	“Building Area”. All those portions of the Shopping Center shown as building areas or potential building areas on Exhibit A.

2.3.	“CPI”. The Consumer Price Index, for All Urban Consumers, U.S. City Average, All Items published by the Bureau of Labor Statistics of the United States Department of Labor (1982-1984 equals 100) (the “Base Year”). If the Base Year of the CPI is changed, then all calculations pursuant to this Lease which require the use of the CPI shall be made by using the appropriate conversion factor published by the Bureau of Labor Statistics (or successor agency) to correlate to the Base Year of the CPI herein specified. If no such conversion factor is published, then Landlord shall, if possible, make the necessary calculation to achieve such conversion. If such conversion is not in Landlord’s judgment possible, or if publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then the term “CPI” shall mean (i) comparable statistics on the cost of living, as computed by an agency of the United States Government performing a function similar to the Bureau of Labor Statistics, or (ii) if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the CPI, as may be determined by Landlord in the exercise of its reasonable good faith business judgment.

2.4.	“Common Area”. All those portions of the Shopping Center which are not shown as Building Area on Exhibit A, together with those portions of the Building Area that are not from time to time covered by a building or other commercial structure or that cannot under the terms of this Lease be used for buildings or commercial structures. Canopies that extend over the Common Area, and their supporting columns and posts, will be deemed to be a part of the building to which they are attached and not a part of the Common Area. Common Area shall also include the areas described in the [ ] as the “Access Road” and “Open Space” which are required by the [ ] to be maintained by the “Maintenance Director” (as such term is defined in the [ ]). The Access Road and Open Space is depicted on the Site Plan.

2.5.	“Declaration”. [ ]

2.6.	“Environmental Laws”. Any and all applicable federal, state and local laws, statutes, regulations, ordinances, orders and rules, as presently existing or as may be amended or adopted in the future, pertaining to the protection of human health and/or the environment.

2.7.	“Floor Area”. The total number of square feet of the floor area of a building, whether or not occupied, excluding any basement, subterranean, balcony and mezzanine areas not open to the public for sales, determined by measuring from the exterior line of the exterior walls and the center line of any common walls, without deduction for columns, interior walls, or other interior components in the building. To the extent required to be parked by Laws, mezzanines and basements may be included in such calculation.

2.8.	“Force Majeure”. Strikes; lockouts; labor disputes; acts of God; the inability to obtain labor, materials or reasonable substitute materials; governmental restrictions, regulations or controls; the inability to obtain necessary governmental approvals; judicial orders; enemy or hostile governmental actions; civil commotion; war; acts of terrorism; fire or other casualty; condemnation; and other causes (except financial) beyond the reasonable control of the Party obligated to perform.

2.9.	[“Fuel Lease”. That certain Shopping Center Pad Ground Lease dated of even date herewith, pursuant to which Tenant leases from Landlord certain premises in the Shopping Center (the “Fuel Premises”) consisting of [ ] designated “Fuel Premises” on Exhibit A, on which Tenant may operate a fuel center. This Lease and the Fuel Lease are intended to be separate documents and one may not be used to interpret or modify the terms of the other.] [Insert definition if applicable]

2.10.	“Hazardous Discharge”. Any and all leaks, spills, releases, discharges, emissions or disposals of Hazardous Substances into or upon the Leased Premises or balance of the Shopping Center, and any and all migration of Hazardous Substances into or upon any part of the Shopping Center through the air, soil or ground water from any other part of the Shopping Center or from any property adjacent to or near the Shopping Center.

2.11.	“Hazardous Substances”. Any and all hazardous, toxic or radioactive substance, waste, or material, including petroleum oil and its fractions, regulated or defined by Environmental Laws.

2.12.	“Laws”. Any and all applicable federal, state and local laws, statutes, regulations, ordinances, orders and rules that from time to time pertain to the Leased Premises or the Shopping Center.

2.13.	“Lease”. This Shopping Center Lease.

2.14.	“Leased Premises”. The portion of the Shopping Center designated “Leased Premises” on Exhibit A, and legally described on Exhibit B-1 attached hereto, on which has been constructed Tenant’s Building (also labeled on Exhibit A) and associated improvements and on which has been constructed a portion of the Common Area improvements.

2.15.	“Parking Ratios”. [To be tailored based on each project-specific facts].

2.17.	“Shopping Center”. The real property in the unincorporated area of [ ] County (the “County”), [ ] (the “State”), that is subject to the extraterritorial jurisdiction of the City of [ ] (the “City”), shown on the site plan attached hereto as Exhibit A and, on which real property Landlord’s predecessor in interest has constructed the [ ] Shopping Center.

2.18.	“Shopping Center Floor Area”. The sum of (i) the total Floor Area of all buildings (including Tenant’s Building) then constructed in the Shopping Center, and (ii) the number of square feet contained in the Building Areas not then improved with a building, but not including any part of the Leased Premises Building Area not then constructed.

2.19.	“Tenant’s Building”; “Tenant’s Facilities”. Respectively, (i) the building constructed on the Leased Premises, together with all necessary appurtenant structures (including the loading dock), any replacement thereof and all additions, alterations and improvements thereto, and (ii) all other improvements made by Landlord or Tenant to the Leased Premises for the exclusive use of Tenant, any replacement thereof and all additions, alterations and improvements thereto.

2.20.	“Tenant’s Share”. A fraction, the numerator of which is the Floor Area of Tenant’s Building and the denominator of which is the Shopping Center Floor Area.

3.	AGREEMENT TO LEASE; SHOPPING CENTER LAYOUT AND USE.

3.1.	Lease of Leased Premises. As of the Effective Date, Landlord leases the Leased Premises to Tenant and Tenant leases the Leased Premises from Landlord, Landlord reserving to itself for the benefit of its invitees and employees, and other occupants of the Shopping Center and their respective customers, invitees and employees, easements for the purposes described in Section 3.3.1 below, over those portions of the Common Area lying within the Leased Premises.

3.2.	Use of the Leased Premises. Subject to the use restrictions, if any, to which the Leased Premises is subject under Section of this Lease, Tenant may use the Leased Premises for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto, and/or for any other lawful retail use or uses commonly found in shopping centers of a size and quality comparable to the Shopping Center at the time. Without limiting the generality of the foregoing, Tenant may change its use to any concept or plan operated by Tenant in a significant number of its other stores, subject however to the Landlord’s right to recapture pursuant to the provisions of Section 14.2 of this Lease.

3.3.	Use of Common Area.

3.3.1

General. Except as provided otherwise in this Section 3.3, the Common Area will be for the joint and exclusive use of all tenants and occupants in the Shopping Center, together with their subtenants, contractors, employees, agents, customers, licensees and invitees, and Landlord grants to Tenant for the benefit of Tenant and its subtenants, contractors, employees, agents, customers, licensees and invitees the right of such joint and exclusive use of all of said Common Area. Landlord may grant customary utility easements for use of the Common Area to governmental or quasi-governmental entities for utilities benefiting one or more occupants of the Shopping Center, provided that any such easement over the Leased Premises that is not Common Area granted for the benefit of anyone other than Tenant shall be subject to Tenant’s reasonable approval, including approval of reasonable scheduling and other construction protections to minimize disruption to Tenant’s business. The Common Area may be used for vehicular driving, parking, pedestrian traffic, directional signs, sidewalks, walkways, landscaping, perimeter walls and fences, parking lot lighting, recycle centers, cart collection (but not storage) corrals, utilities and Service Facilities and for such other purpose as Landlord may approve, provided that any such other use of the Common Areas not expressly permitted under this Lease shall not have a material adverse effect upon use or operation of business from the Leased Premises, parking serving the Leased Premises, access or from the Leased Premises or visibility of Tenant’s signage within the Shopping Center. As used herein, the term “Service Facilities” means common trash enclosures, common bottle storage areas, and other similar service facilities not devoted exclusively to a particular tenant. Except as otherwise specifically provided in this Lease, the Common Area improvements will be used only for the purposes for which they were designed. By way of example, but not limitation, parking areas will be used for the parking of motor vehicles, drive aisles will be used for access and traffic circulation, service areas will be used for servicing and supplying tenants’ businesses, sidewalks will be used for pedestrian access and landscaped areas, trash dumpster areas and shopping cart collection areas will be used only for such purposes. Persons using the Common Area in accordance with this Lease will not be charged any fee for such use without the consent of Tenant unless an appropriate governmental authority orders such fee.

3.3.2

Regulated Activities. To the extent permitted by Law, each of Landlord (with respect to Common Area located in the portion of the Shopping Center owned by Landlord other than the Leased Premises) and Tenant (with respect to Common Area located on the Leased Premises) shall have the right to promulgate and enforce rules and guidelines prohibiting or restricting publicly expressive activity in their respective Common Area (including the circulation of petitions, leafleting and picketing) not related to the commercial purpose of the Shopping Center. If Tenant or any business conducted in the Leased Premises is the target of such activity, then Tenant may enforce such rules and guidelines on Landlord’s behalf and Landlord, at Tenant’s expense, will cooperate with Tenant in this regard. Tenant will indemnify, defend and hold harmless Landlord from and against all Claims arising out of any enforcement activities by Tenant undertaken in accordance with this Section 3.3.2.

3.3.3

Layout. The Leased Premises are part of a retail shopping center partially or wholly developed as depicted on Exhibit A. No buildings or other structures will be constructed outside the Building Area, except as provided in Section 3.7. Canopies may encroach from the Building Area over the Common Area and canopy support columns may encroach onto the Common Area provided such canopies and support columns do not interfere with the normal use of the Common Area and provided further such canopies and support columns will be considered part of the buildings to which they are attached and not part of the Common Area improvements. All buildings will be subject to the Floor Area limitations, if any, set forth on Exhibit A. The following will not be permitted without Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed: (i) any change to either the sizes or the arrangements of the Building Area and Common Area improvements (including service drives and parking areas, traffic circulation and flow patterns, parking lot layout, drive-thrus, parking lot lighting, perimeter walls and fences, and landscaped areas) as shown on Exhibit A and (ii) any change to the land area of the Shopping Center (except as the result of a taking by eminent domain, which will be covered by Section 18) or the integration of the Shopping Center with any other lands or premises by means of the granting of reciprocal access and/or parking rights; provided that no such alteration shall (a) adversely affect the visibility of any buildings and/or signage from the streets contiguous to the Shopping Center, (b) adversely affect ingress and egress to/from the legal lots (which are located in the Shopping Center) adjacent thereto, (c) adversely affect traffic circulation and flow within the Shopping Center, or (d) reduce the number of parking spaces available on a legal lot within the Shopping Center below the greater of (x) the required applicable Parking Ratios, or (z) that required by applicable law. Clause (ii) of the preceding sentence shall not be deemed to prohibit Landlord’s sale of portions of the Shopping Center which constitute separate legal parcels to one or more third parties so long as such sale does not change the land area of the Shopping Center or the integration of the Shopping Center with any other lands or premises by means of the granting of reciprocal access and/or parking rights. If said sizes or arrangements of the Building Area or Common Area are changed, or the Shopping Center land area is changed, without Tenant’s prior consent, then Tenant may terminate this Lease by Notice to Landlord and/or seek other remedies as provided in Section 16.5, including specific enforcement of the terms of this Section 3.3.3 by injunctive relief. In any lawsuit for injunctive relief regarding the provisions of this Section 3.3.3, the Parties agree that the harm suffered by Tenant by reason of a breach of this Section 3.3.3 will be deemed to be irreparable, for which Tenant will not have an adequate remedy at law.

3.3.3.1	Building Limitations: All buildings in the Shopping Center will be [ ] story only (but may include mezzanines and basements not open to the general public), and will be constructed only within the Building Area. Tenant’s Building shall not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, and rooftop equipment and screening. [Free standing pad buildings and the fuel station canopy on any fuel station premises will not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, rooftop equipment and screening.] [ Insert as applicable.] In-line buildings designed for small tenant shops will not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, and rooftop equipment and screening.] [Insert if applicable.] However, notwithstanding anything to the contrary contained in this Lease, the parties hereby approve of all existing buildings in the Shopping Center (including, without limitation, the height and dimensions thereof), as the same may be repaired or replaced from time to time so long as such repair or replacement is consistent with existing conditions.

3.3.4	Additional Parking Rights. Tenant will have the exclusive right to use the ( ) parking spaces designated “Tenant’s Exclusive Parking” on Exhibit A to park vehicles used in connection with deliveries of items from Tenant’s Building to Tenant’s customers. Tenant also will have the right to designate up to ( ) time limited or otherwise restricted (such as for electric car charging stations) parking spaces in the immediate vicinity of Tenant’s Building by the placement of signs in front of each of such spaces.

3.3.5	Associated Uses. Tenant will have the exclusive right to use any portion of the Common Area of the Leased Premises designated “Tenant’s Associated Uses” on Exhibit A for the construction and maintenance of trash enclosures and compactors and storage areas and for such other uses as are or may be associated with the use or operation of Tenant’s Building and the activities conducted at the Leased Premises.

3.3.6	Temporary Construction Staging. Tenant will have the right to use such Common Area on the Leased Premises as is designated by Tenant, sufficient for construction staging during any construction or maintenance work performed by Tenant at the Leased Premises, provided that such staging use shall not materially adversely affect ingress or egress to or from the Leased Premises and other areas of the Shopping Center. And further provided that Tenant shall give Landlord ten (10) days prior written notice of the proposed locations of such area, which location shall be no less than [ ] feet from the entrance of any building on an adjacent legal lot within the Shopping Center. Upon completion of such work by Tenant, Tenant shall restore, or cause to be restored, the affected Common Area to a condition equal to or better than that existing prior to the commencement of such work.

3.3.7	Employee Parking Areas. Tenant shall use reasonable efforts to cause its employees to park their vehicles in the area marked “Employee Parking Area” on Exhibit A. Landlord shall use reasonable efforts to restrict parking for employees of other tenants of the Shopping Center to portions of the Common Area reasonably designated by Landlord; provided such areas may not be located on the Leased Premises under any circumstances and any proposed employee parking area within that portion of Supermarket Control Zone lying outside of the Leased Premises shall be subject to Tenant’s prior written consent, consent which may be withheld in Tenant’s sole discretion.

3.3.8	Restriction on Use of Portions of the Common Area. Landlord, in its reasonable discretion, may from time to time restrict use of portions of the Common Area as Landlord reasonably deems necessary when Landlord is causing the performance of maintenance, repair or replacement work to the Common Area as required under this Lease, but such restriction on use shall be limited to the minimum time period reasonably practicable under the circumstances of such work. Except when required in an emergency situation, no such restriction on use of portions of the Common Area shall be allowed between November 15 of any year and the January 2 of the succeeding year.

3.3.9	Supermarket Control Zone.

3.3.9.1	The term “Supermarket Control Zone” shall mean the area shown on Exhibit E.

3.3.9.2	Except in connection with an expansion of a building within a permitted Building Area, Landlord shall not modify any Common Area located within Supermarket Control Zone or within [ ] feet of the boundary thereof without first obtaining Tenant’s consent which may be withheld in Tenant’s sole discretion.

3.3.9.3	Notwithstanding any provision in this Section 3.3.9 to the contrary, Tenant, at its expense, shall have the right from time to time to modify the size and/or the arrangement of the Common Area improvements on the Leased Premises (including service drives and parking areas, traffic circulation and flow patterns, parking lot layout, perimeter walls and fences, and landscaped areas) provided that no such alteration shall (i) adversely affect ingress and egress to/from the legal lots within in the Shopping Center which are adjacent thereto, (ii) adversely affect traffic circulation and flow within the Shopping Center, (iii) adversely affect the visibility of any buildings and/or signage on any building from the streets contiguous to the Shopping Center, or (iv) reduce the number of parking spaces available on a legal lot within the Shopping Center below that required by applicable Laws.

3.3.9.4

Tenant shall have the right to withhold its consent in its sole discretion if any modifications are proposed to the Common Area and/or improvements thereon within Supermarket Control Zone; provided, however, Landlord shall be entitled to do any Permitted Changes (hereinafter defined) within Supermarket Control Zone without the consent of Tenant, provided that (i) Landlord gives Tenant prior notice of the proposed work at least thirty (30) days prior to extraordinary work (meaning work that is anticipated to take [ten (10)] or more consecutive days to complete) and at least ten (10) days prior to routine work (meaning work that is anticipated to take fewer than [ten (10)] consecutive days to complete), together with a phasing plan, (ii) such work will not unreasonably interfere with Tenant’s business operations, and (iii) such work shall not be performed during any Holiday Period (as hereinafter defined) except in the event of an emergency that creates a safety hazard or when there is a disruption of service or reasonable likelihood of a disruption of service. “Permitted Changes” shall mean those changes to: (a) replace or relocate in substantially the same location, maintain and repair underground utility lines and facilities (b) replace or relocate in substantially the same location, maintain and repair paving, bumpers and similar parking area appurtenances; (c) replace or relocate in substantially the same location, maintain and repair permitted signs and fences; and (d) replace or relocate in substantially the same location (provided that doing so does not interfere with the visibility of any buildings or signage on the Leased Premises from within the Shopping Center or streets adjacent to the Shopping Center), maintain and repair the landscaping and the lighting poles and fixtures (but may not reduce the lighting intensity). “Holiday Period” shall mean the period during November 15, through January 5, the week before Easter, and the Labor Day and Memorial Day weekends. In addition, Tenant will not unreasonably withhold, delay or condition its consent to changes within the Supermarket Control Zone. Withholding of such consent shall not be deemed unreasonable for changes of the type which include but are not limited to the following: (i) changes to the Common Area which do not conform to the existing architectural theme in the Shopping Center; (ii) changes to the Common Area which impede the free movement of pedestrian or vehicular traffic in the Shopping Center; and (iii) changes to the Common Area which reduce the number of parking spaces below the required Parking Ratios.

3.3.9.5	No building or other structure in the Shopping Center located within the Supermarket Control Zone shall be erected, placed, constructed or materially altered unless the exterior appearance and coloring thereof (including, but not limited to, elevations, height, canopy design and dimensions and the location of other building projections) shall have been approved by Tenant. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s approval, subject to applicable Laws, to modify the exterior appearance of the Leased Premises (including, the color scheme and signage) provided that the building, as altered, is architecturally and aesthetically compatible with the then current design scheme of the Shopping Center.

3.4.	Outside Merchandising.

3.4.1	To the extent allowed by Law, Tenant may use the Adjacent Merchandising Area for (i) the display of merchandise for sale and rental (including pre-filled propane tanks) and placement of vending machines, ash and trash receptacles, pay telephones, and kiosks and/or carts, (ii) occasional promotional events, (iii) the construction of columns, canopies, trellises, and shopping cart enclosures, (iv) the storage of shopping carts, and (iv) for the placement of benches, tables, chairs and umbrellas for customer use. Tenant shall not permits such uses or improvements to unreasonably interfere with pedestrian traffic. During any period of use by Tenant, Tenant, at its sole cost and expense, shall maintain the Adjacent Merchandising Area in a good, clean and orderly condition including, without limitation, collecting all refuse, cleaning any spills and steam cleaning as necessary to keep such areas free of stains, odors and food residue.

3.4.2	To the extent allowed by Law, Tenant may use any Common Area on the Leased Premises for occasional promotional events and special events (e.g., holiday celebrations) subject to the following restrictions: (i) all booths, stands, displays and other structures erected in connection with such activities shall be promptly removed upon termination of said activities; (ii) Tenant, at its sole cost and expense, shall perform all maintenance, repairs or cleaning of the Common Area necessitated by Tenant’s use thereof for promotional and special events; and (iii) such activities shall not unreasonably interfere with pedestrian or vehicular traffic within the Shopping Center or with access to or from any part of the Shopping Center from any public right-of-way.

3.5.	Recycling. Tenant will have the exclusive right in the Shopping Center, if required by Laws, to operate a recycling center in a portion of the Common Area, the location of which will be subject to Landlord’s reasonable approval, provided that such recycling center use shall be subject to such reasonable rules and regulations with respect thereto as may be promulgated by Landlord and otherwise consistent with operation within a first-class shopping center, but in any event Tenant shall have the right to operate such recycling center as required to comply with applicable Laws.

3.6.

Shopping Cart Security System Easement. Landlord hereby grants to Tenant, at Tenant’s sole cost, risk and expense, the right to install, operate, maintain, repair and remove a subsurface electronic system in the Common Area of the Shopping Center to prevent the removal of Tenant’s shopping carts from the Shopping Center (the “Cart Security System”). If the surface of the Common Area is disturbed by the installation, operation, maintenance, repair or removal of the Cart Security System, Tenant agrees, at its sole cost and expense, to promptly repair and restore the surface of the Common Area to its condition just prior to such disturbance.

3.7.	Installation of Kiosks and Other Facilities in the Leased Premises Common Area. Tenant shall have the right to install and operate kiosks and other facilities for the conduct of its business (“Tenant Facilities”) in the portion of the Common Area that lies within the Leased Premises, provided that (i) no such kiosk or other facility shall block access between the Leased Premises and the rest of the Common Area and (ii) shall not exceed [ )] square feet in the aggregate.

3.8.	Easements for Underground Facilities. Landlord hereby grants to Tenant a non-exclusive easement within the Common Area for the installation, maintenance and operation of underground utility lines (including data, power and pneumatic tube lines) and other underground facilities necessary or convenient to the operation of Tenant’s Building or Tenant’s business at the Leased Premises or [if applicable: “to the linking of the Leased Premises to the Fuel Premises or”] a future kiosk or other business operated by Tenant elsewhere in the Shopping Center, but nothing in this Section 3.8 shall constitute Landlord’s consent to such future kiosk or business except as provided in Section 3.7. None of such underground facilities shall interfere with the use of the surface of the Common Area, and any associated installation and maintenance activities will be conducted in a manner that minimizes interference with the use of the Common Area by others.

3.9.	Declaration. Landlord acknowledges that, so long as Safeway Inc., a Delaware corporation, or any successor to Safeway Inc. by merger or acquisition of all or substantially all of the assets of Safeway Inc., is Tenant hereunder, then such entity shall have the right to exercise all rights and obligations of an “Owner” under the Declaration with respect to [Lot ]. Landlord further acknowledges that Safeway Inc., or its successor as described above, has the right to assign the rights and duties of [“Safeway”] under the Declaration to any other person or entity that owns or leases the Leased Premises by recording an assignment in the office of the County Recorder. Landlord shall cooperate with efforts by Tenant to enforce its rights and perform its obligations under the Declaration.

3.10.

Cellular Facilities Sublease. Notwithstanding anything in this Lease to the contrary, including without limitation Sections 3.3 or 15.3, Tenant shall have the right, without Landlord’s consent, to sublease (each, a “Cell Tower Sublease”) to a third party a portion of the rooftop of Tenant’s Building for purposes of erecting and operating a cellular site installation and an area on the Common Area within the Leased Premises for related ground equipment (if any). Landlord and Tenant acknowledge and agree that any profits or income derived from the Cell Tower Sublease shall be retained solely by Tenant. If Tenant elects to sublease a portion of the Tenant’s Building roof as provided herein, then Tenant shall have the right, at its own cost and subject to compliance with applicable Laws, to make such non-structural alterations to the roof as Tenant deems necessary or advisable so long as any roof warranty then in effect is not voided thereby, including without limitation, the erection of an additional copula on the Tenant’s Building, provided that such alteration is architecturally and aesthetically compatible with the existing Tenant’s Building and the then-current design scheme for the Shopping Center.

4.	TERM.

4.1.	Definition of Term. “Term” means the Original Term and any Extension Term exercised by Tenant.

4.2.	Original Term. The original term (the “Original Term”) of this Lease will be approximately twenty (20) years, commencing on the Effective Date hereof (the “Original Term Commencement Date”) and ending at 11:59 p.m. on the last day of the month in which the twentieth (20th) annual anniversary of the Original Term Commencement Date occurs; provided, however, that if the anniversary of the Original Commencement Date occurs in October, November, December or January, then the Original Term will expire on January 31st following the twentieth (20th) annual anniversary of the Original Term Commencement Date (the “Original Term Ending Date”).

4.3.	Options for Extension. So long as Tenant is not in default under this Lease beyond the expiration of any applicable period for cure, Tenant is hereby granted the unconditional right at its option, to extend the Term for sixteen (16) separate, consecutive and additional extension terms (“Extension Term(s)”), each for a period of five (5) years. Tenant shall exercise its right to extend the Original Term and each Extension Term by providing Landlord with Notice, not less than one hundred eighty (180) days (but not more than 360 days) prior to the expiration of the Term, of Tenant’s extension of the Term of this Lease effective as of the day following the last day of the Original Term or Extension Term then in effect, and upon the giving of such Notice Tenant will be deemed to have exercised its option to renew this Lease for the next ensuing Extension Term. Such Extension Terms will be on the same terms and conditions as set forth in this Lease, except as to length of term and number of remaining extensions.

4.4.	Holding Over. If Tenant remains in possession of the Leased Premises after the expiration of the Term, such continued possession, if Landlord does not object to it, will create a month-to-month tenancy under the terms of this Lease but at one hundred twenty-five percent (125%) of the Monthly Rent payable during the last month of the Original Term or immediately preceding Extension Term, as the case may be. Such tenancy may be terminated at any time by either Party by thirty (30) days’ Notice to the other Party.

5.	RENT.

5.1.	Monthly Rent.

5.1.1	Commencing on the Original Term Commencement Date (defined above) Tenant will pay rent (“Monthly Rent”) monthly in advance on the first day of each calendar month as follows[1]:

Time Period	Monthly Rent	Annual Equivalent

Years [1 through 5]	$[ ] per month	$[ ] per annum

Year [6] and beyond	Refer to §5.1.2 below

The Monthly Rent for any fractional calendar month will be prorated based on a 360-day year. The “Years” referred to above are consecutive twelve-(12) month periods commencing on the Original Term Commencement Date.

5.1.2	Monthly Rent shall be adjusted (but never decreased) on the first (1st) day of each of Year [6], Year [11] and Year [16] (each, an “Adjustment Date”), to equal the product obtained by multiplying (x) the Monthly Rent in effect immediately prior to the applicable Adjustment Date, by (y) twice the amount of a fraction, the numerator of which is the CPI most recently published for the calendar month which is three (3) months prior to the applicable Adjustment Date and the denominator of which is the CPI most recently published for the calendar month which is sixty-three (63) months prior to the applicable Adjustment Date. Notwithstanding anything to the contrary contained in this Lease, in no event shall Monthly Rent be decreased on any Adjustment Date, and in no event shall Monthly Rent increase on any Adjustment Date by more than five percent (5%) over Monthly Rent in effect immediately preceding the applicable Adjustment Date (the “Adjustment Cap”). (By way of example, if the CPI increase is 3% and the Monthly Rent in effect immediately prior to the Adjustment Date is $69,858.00 then twice the CPI increase is 6%, which is reduced to 5% by the Adjustment Cap, so that the resulting adjusted Monthly Rent is $73,350.90.)

[1]	Notwithstanding anything in this Lease to the contrary, rent commencement will occur in accordance with Section 5.4(b) of the Agreement and Plan of Merger dated as of March 6, 2014. Landlord will deliver each Leased Premises with a “warm vanilla shell” condition ( i.e., with all interior walls constructed, sheet rocked and painted to Tenant’s color specifications, and with all structural components, including roof, storefront, glazing, flooring, loading dock doors, mechanical (including but not limited to HVAC) and electrical systems completed), so that Tenant can install Tenant’s decor package, furniture, fixtures, and equipment, and exterior signage, including pylon/monument sign panels. For the avoidance of doubt, all life-safety systems (excluding fire sprinkler systems), monitoring systems and telecommunications systems will be at Tenant’s cost, and Tenant shall be responsible for purchasing all vertical transportation systems (but Landlord shall reimburse Tenant for the cost of such vertical transportation systems as building costs).

5.2.	Monthly Rent for Option Terms. Monthly Rent for each separate Extension Term (if Tenant timely exercises the option to extend by the applicable Extension Term pursuant to Section 4.3 hereof), shall be adjusted (but never decreased) on the commencement of each Extension Term to equal the product obtained by multiplying (x) the Monthly Rent in effect immediately prior to the commencement of the applicable Extension Term, by (y) twice the amount of a fraction, the numerator of which is the CPI most recently published for the calendar month which is three (3) months prior to the commencement of the applicable Extension Term and the denominator of which is the CPI most recently published for the calendar month which is sixty-three (63) months prior to the commencement of the applicable Extension Term. Notwithstanding anything to the contrary contained in this Lease, in no event shall Monthly Rent be decreased on the commencement of any Extension Term, and in no event shall Monthly Rent increase on the commencement of any Extension Term by more than five percent (5%) over Monthly Rent in effect immediately preceding the commencement of the applicable Extension Term (also, the “Adjustment Cap”. (By way of example, if the CPI increase is 3% and the Monthly Rent in effect immediately preceding the commencement of the Extension Term is $69,858.00, then twice the CPI increase is 6%, which is reduced to 5% by the Adjustment Cap, so that the resulting adjusted Monthly Rent is $73,350.90.)

5.3.	Payee and Address. Monthly Rent and all other amounts payable by Tenant to Landlord under this Lease will be paid by checks or drafts payable and mailed to Landlord at . Should Landlord desire Tenant to pay Monthly Rent and/or any other amounts due under this Lease to a party other than Landlord, then Landlord will provide Tenant with Notice thereof including the party’s legal name, its mailing address and its Federal ID Tax Number.

6.	REAL PROPERTY TAXES.

6.1.

Real Property Taxes. As used in this Section 6, and except as provided hereinbelow, the term “Real Property Tax” shall mean and include only real estate taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, including without limitation assessments for local improvements and betterments, which are assessed, levied or imposed against the Leased Premises, including the improvements and alterations thereon, during the Term of this Lease by any federal, state, county, city or other authority having the power to tax. The term Real Property Tax shall exclude, without limitation, (i) any income, franchise, gross receipts, corporation, capital levy, excess profits, revenue, rental (unless in lieu of Real Property Taxes), inheritance, devolution, gift, estate or payroll tax by whatsoever authority imposed or howsoever designated or any tax upon the sale, transfer and/or assignment of Landlord’s title or estate which at any time may be assessed against or become a lien upon all or any part of the Leased Premises or this leasehold (but nothing contained herein shall be deemed to limit Tenant’s obligation for increases in Real Property Taxes resulting from a reassessment due to a transfer or other change in ownership of the Leased Premises), (ii) any margin tax, and (iii) taxes on any trade fixtures and equipment of Tenant and other Tenants in the Shopping Center. The Real Property Taxes for the land and improvements of all Common Area of the Shopping Center, are hereinafter referred to as “Common Area Real Property Taxes”. It is recognized that a portion of the Leased Premises is also a portion of the Common Area of the Shopping Center. The portion of the Real Property Taxes on the Leased Premises which is for the Common Area land and improvements on the Leased Premises is hereinafter referred to as the “LP Common Area Real Property Taxes”.

6.2.	Payment. [Insert as applicable] [(a) The Shopping Center and the Leased Premises are taxed as a unit. During the Term of the Lease (prorated for any tax year only partially within the Term of the Lease), Tenant agrees to pay Tenant’s Share of all Real Property Taxes attributable to the Shopping Center, within thirty (30) days of receipt by Tenant of the tax bills, or true copies of same OR [(b) If the Leased Premises are separately assessed, Tenant shall pay when due, at Tenant’s sole cost and expense and not at any cost or expense to Landlord, during the entire term herein created, and all extensions thereof, in addition to the rental above provided for, all Real Estate Property Taxes, licenses, assessments and levies of every kind and character, whether general, ordinary or extraordinary, which may be taxed, charged, assessed, levied or imposed upon or against the Leased Premises, the leasehold estate hereby created, or upon any building or improvements thereon or additions thereto or which may arise out of Tenant’s use and operation of the Leased Premises, excepting any “special assessment” which is assessed against the Shopping Center due to an improvement affirmatively requested by Landlord and not requested by Tenant. Tenant shall furnish to Landlord the receipts evidencing payment of such amounts within ten (10) days after each such payment. Tenant, at Tenant’s expense, may contest any Taxes against the Leased Premises in an attempt to reduce the Taxes, and Landlord agrees to cooperate in the contest, at Tenant’s expense.

6.3.	Appeals. Landlord agrees to provide to Tenant any notices of assessment on the Shopping Center in advance of any appropriate appeal date so that Tenant may appeal such assessment and Tenant reserves the right to appear before the appropriate taxing authority for the purposes of protesting any Real Property Taxes. Landlord agrees to cooperate with Tenant, if Tenant elects to protest any assessment. Landlord shall give Tenant at least ten (10) days prior written notice of any meeting with the tax assessor’s office to discuss Real Property Tax assessments and Tenant may elect to attend such meeting.

6.4.

Transfer/Conveyance Taxes. Landlord and Tenant shall each be responsible for fifty percent (50%) of any transfer, conveyance or similar taxes imposed by any federal, state, county or local governmental authority in connection with the lease of the Leased Premises by Landlord to Tenant and/or the Short Form Lease executed pursuant hereto. The parties shall reasonably cooperate to make any application required to seek to avoid or minimize the amount of any such transfer, conveyance or similar tax due pursuant hereto.

7.	REPAIRS AND ALTERATIONS OF THE LEASED PREMISES AND SHOPPING CENTER.

7.1.	General Repairs/Alterations.

7.1.1	Landlord’s Repairs. Landlord, at its expense, will maintain and make all repairs and replacements to the structural portions of Tenant’s Building, including slab, foundation and structural supports, structural portions of the walls, structural portion of the floors, and roof structures and supports (but not including the roof membrane). Landlord will maintain and make all repairs and replacements to the balance of the Shopping Center (including those portions of common utility lines located in the Common Areas – but not including utilities which exclusively serve Tenant’s Building and will maintain the entire Common Area of the Shopping Center of the Leased Premises, in accordance with Article 8.

7.1.2

Tenant’s Repairs; Emergency Repairs. Tenant, at its expense, will maintain and repair the Leased Premises (including painting the exterior of Tenant’s Building and Tenant’s Facilities and repair of the roof membrane and utility lines that are either located within Tenant’s Building or exclusively serve Tenant’s Building, other than maintenance, repairs and replacements for which Landlord has assumed responsibility under this Lease. Notwithstanding the above, in the event of damage to Tenant’s Building or the Leased Premises or the Shopping Center that threatens loss or damage to person or property, or if Landlord fails to commence any repairs or replacements required under Section 7.1.1 within fifteen (15) days after Tenant’s Notice thereof (or such lesser period, if any, as may be appropriate in an emergency situation of imminent risk of injury to persons, material property damage or prevention from operation of business), or if Landlord fails to prosecute any repairs or replacements required under Section 7.1.1 to completion with due diligence, then Tenant may make repairs and replacements for which Landlord is responsible under this Lease. Tenant shall then be entitled to an offset against Monthly Rent thereafter becoming due for the cost of such repairs and replacements for which Tenant performed the work after Tenant provides Landlord Notice thereof, together with documentation substantiating such cost; provided that (i) in no event shall the amount so offset pursuant hereto in any month exceed fifty percent (50%) of the Monthly Rent for such month (with any unapplied amount carried forward to offset against Monthly Rent for succeeding months until the entire amount due has been recovered by Tenant), and (ii) if the Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of such cost, then Landlord shall refund the unrecovered amount to Tenant within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. Tenant, at its expense, also will keep clean and in good order the portion of the Common Area designated “Tenant’s Associated Uses” on Exhibit A, and will maintain and make repairs to any underground utility lines and other facilities installed by Tenant pursuant to the rights granted it by Section 3.8. Landlord hereby assigns to Tenant its rights under any applicable warranty for the correction of defective work or materials in those portions of the Leased Premises for which Landlord does not have repair and maintenance responsibility under this Lease.

7.1.3	Alterations and Improvements. Tenant may make such non-structural interior repairs, alterations and improvements to the Leased Premises (including the addition of a mezzanine within Tenant’s Building), and install such fixtures and equipment therein and thereon, as Tenant deems desirable. Upon reasonable prior written notice from Tenant to Landlord and subject to compliance with the requirements of applicable governmental authorities, Tenant may paint the exterior of Tenant’s Building at Tenant’s expense in such colors as Tenant selects consistent with the colors then customarily utilized in Tenant’s store locations. As a courtesy, and in the interests of promoting good communications, Tenant may from time to time inform and/or solicit input from Landlord as to its remodeling plans for the interior of Tenant’s Building. For example, Landlord may wish to coordinate its own remodeling and refurbishing activities with Tenant’s, and this is one purpose of establishing such communications. No such practice by Tenant will be deemed to be an admission or agreement by Tenant that Landlord’s consent is required for any purposes not expressly set forth in this Lease.

7.1.4

Landlord Cooperation; Tenant Repairs and Alterations. Landlord hereby gives its consent to any action taken by Tenant in applying for any and all permits, licenses, certificates, variances or other entitlements for use (hereinafter “Permits”) which Tenant finds necessary or desirable so long as the same are consistent with the rights granted to Tenant under this Lease, together with any agreements or other instruments required by any governmental authority having jurisdiction over the project (e.g., Stormwater Maintenance Agreements) or utility provider whose cooperation is required or desirable so long as the same are consistent with the rights granted to Tenant under this Lease (including the release and/or relocation and/or granting of any utility easements (hereinafter “Required Agreements”)). Landlord shall reasonably cooperate with Tenant (which cooperation may include, without limitation, execution of required documentation) in connection with applying for and obtaining said Permits and entering into such Required Agreements, provided that Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) in advance any such Permit applications and/or Required Agreements to be executed by Landlord.

7.2.	Governmentally Mandated Repairs/Remediation.

7.2.1	Tenant.

7.2.1.1	General. Tenant will make non-structural repairs, improvements and alterations to the interior of Tenant’s Building that are made necessary or required by reason of Law; provided, however, that in addition to the foregoing, Tenant shall perform any work, structural or non-structural, required to correct any existing non- compliance of Tenant’s Building, as of the date of this Lease, with the Americans with Disabilities Act of 1990, as interpreted and enforced as of the date of this Lease. Tenant may contest the validity of any Law, but will indemnify and hold Landlord harmless from any loss pending such contest.

7.2.1.2	Environmental. If required to do so by any governmental entity having jurisdiction or if required under applicable Laws, Tenant will remove from the Leased Premises all Hazardous Substances for which Tenant has an obligation to indemnify Landlord under Section 9.1.2, and will restore the Leased Premises to a clean, safe, good and serviceable condition. Any such removal will be in conformance with Environmental Laws.

7.2.2	Landlord.

7.2.2.1	General. Except to the extent the same is the responsibility of Tenant pursuant to Section 7.2.1.1, Landlord agrees, at its expense, to make all repairs, improvements and alterations to the Leased Premises and that portion of the balance of the Shopping Center owned by Landlord that are made necessary or required by reason of Law.

7.2.2.2	Environmental. If required to do so by any governmental entity having jurisdiction, Landlord, at its expense, will remove from the Leased Premises and the balance of the Shopping Center all Hazardous Substances for which Landlord has an obligation to indemnify Tenant under Section 9.2, and will restore the Leased Premises and balance of the Shopping Center to a clean, safe, good and serviceable condition. Any such removal will be in conformance with Environmental Laws and will be performed so as to minimize disruption of the business operated in the Leased Premises.

7.3.	Condition on Surrender. Tenant agrees that on surrendering possession at the expiration or earlier termination of this Lease it will leave the Leased Premises in good condition, allowance being made for ordinary wear and tear, obsolescence, damage by fire, the elements or other casualty, or resulting from the acts of persons other than Tenant, or from defects therein, being excepted. On surrendering possession, Tenant will not be required to restore the Leased Premises to its condition at the commencement of the Original Term, and Landlord agrees to accept the Leased Premises with alterations and improvements as made by Tenant. Tenant will (i) remove all fixtures, equipment and signs referred to in Section 12 by no later than the expiration date of this Lease or thirty (30) days after the date of earlier termination of this Lease and (ii) repair, at Tenant’s own expense, all damage to the Leased Premises caused by or resulting from such removal.

7.4.	Mechanic’s Liens. Neither Tenant nor Landlord will permit any mechanic’s or materialmen’s or other lien to stand against the Leased Premises or the Shopping Center in connection with any labor, materials, or services furnished or claimed to have been furnished. If any such lien will be filed against the Leased Premises or the Shopping Center, the Party charged with causing the lien will cause the same to be discharged or bonded around in accordance with the [ ]; provided, however, that either Party may allow the lien to remain pending a contest of such lien so long as enforcement thereof is stayed. In any event, within twenty (20) days of Landlord’s request, which will be made only if necessary in connection with a pending financing, refinancing, sale of Landlord’s interest in all or part of the Shopping Center, or for other good faith reason specified by Landlord in written notice to Tenant, Tenant will cause the lien to be removed as an encumbrance on such property, by bonding or otherwise, even if a contest is pending. Landlord shall have the right to post notices of non-responsibility in areas of the Leased Premises reasonably designated by Tenant in accordance with applicable Laws in connection with any construction work undertaken by Tenant or any person or entity claiming under Tenant pursuant to this Lease.

8.	COMMON AREA MAINTENANCE.

8.1.	Maintenance by Landlord. Landlord, at its expense, will maintain and repair the Common Area on that portion of the Shopping Center owned by Landlord in good order, repair and condition, in compliance with Laws and consistent with the operation of first-class shopping centers located in the immediate vicinity of the Shopping Center. Such maintenance and repair obligation will include the following: [If ECR in place with “Maintenance Director” then provision to be modified as appropriate]

8.1.1	Maintaining and repairing and replacing all paved surfaces in a level, smooth and evenly covered condition with the type of surfacing material and striping originally installed or with a substitute that in all respects is equal in quality, use and durability, and re-striping parking areas and drive aisles as necessary to maintain parking space designations and traffic direction, and keeping clearly marked fire lanes, loading zones, no parking areas and pedestrian crosswalks;

8.1.2	Removing all trash, paper, debris, filth and refuse, and washing or thoroughly sweeping all paved areas in the Common Area to the extent necessary to keep the Common Area in a neat, clean and orderly condition, and free of snow and ice;

8.1.3	Placing, keeping in repair and replacing the freestanding signs and any necessary appropriate directional signs, markers and lines;

8.1.4	Operating, keeping in repair and replacing all Common Area lighting facilities, including light standards, wires, conduits, lamps, bulbs, ballasts and lenses, time clocks and circuit breakers and when necessary, replacing the Common Area lighting system;

8.1.5	Keeping the Common Area (including any monument and pylon signs) adequately lighted during any hours the Leased Premises are open for business, replacing all damaged or defective bulbs or fixtures;

8.1.6	Maintaining any perimeter walls in a good condition and state of repair, and cleaning, maintaining and repairing all curbs and sidewalks within or abutting each legal lot within the Shopping Center (including those situated on the perimeter or outside the boundaries of the Shopping Center, if customarily performed by adjoining property owners);

8.1.7	Maintaining and repairing all irrigation and sprinkler systems, and all landscaped areas (including those within a public right-of-way if customarily performed by adjacent property owners), and replacing shrubs and other landscaping as necessary;

8.1.8	Maintaining and repairing utility lines and facilities serving the Common Area and/or benefiting more than one legal lot (as opposed to utility lines and facilities benefitting only one legal lot within the Shopping Center), and domestic and fire protection water systems;

8.1.9	Maintaining, repairing and replacing holiday and seasonal decorations and lighting (including, but not limited to, the annual installation and removal of such decorations and lighting);

8.1.10	Providing professional security (including security and monitoring personnel) for the Shopping Center, whose duties may include enforcement of parking lot rules and regulations; provided that Tenant, in its sole discretion agrees in writing that the provision of on-site security services is necessary to make the Shopping Center as safe an environment as other first class shopping centers of comparable size in [ ] County, [ ];

8.1.11	Maintaining in full force and effect the public liability insurance on the Common Area required under Section 10.3; and

8.1.12	Providing any other service (e.g., traffic control) and maintenance program that is agreed upon by Tenant and Landlord to keep the Common Area comparable to the common areas of other similar shopping centers in the County.

8.1.13

In addition to the foregoing, Landlord shall provide and maintain comprehensive general liability insurance with broad form coverage endorsement (including broad form property damage endorsement) insuring the Landlord against claims for personal injury, bodily injury or death, and property damage or destruction, occurring in, on or about the Common Area. Such insurance shall be written with an insurer licensed to do business in the state in which the Shopping Center is located and Tenant and all persons who now or hereafter own or hold portions of the Shopping Center or building space within the Shopping Center or any leasehold estate or other interest therein as their respective interests may appear shall be named on the policy as additional insureds. The limits of liability of all such insurance shall be not less than $2,000,000 for personal injury or bodily injury or death of any one person, $2,000,000 for personal injury or bodily injury or death of more than one person in one occurrence and $500,000 with respect to damage to or destruction of property; or, in lieu of such coverage, a combined single limit (covering personal injury, bodily injury or death and property damage or destruction) with a limit of not less than $2,000,000 per occurrence. Landlord shall furnish Tenant with certificates evidencing such insurance. The policies of such insurance shall provide that the insurance represented by such certificates shall not be cancelled, materially changed or nonrenewed without the giving of thirty (30) days prior written notice to the holders of such insurance and the holders of such certificates.

8.2.	Common Area Maintenance Expenses. As used herein, “Common Area Maintenance Expenses” means only those out-of-pocket expenses reasonably incurred by Landlord for maintaining, repairing, insuring pursuant to Section 8.2.11 and replacing the Common Area during the term, commencing with the rent commencement date, in accordance with Section 8.2. Common Area Maintenance Expenses will not include (i) the cost of any capital expenditures other than those made for required capital repairs or capital replacements, capital items required to correct or comply with governmental requirements applicable to the Common Area, or capital items intended to result in cost savings (but annual costs of such capital items intended to result in cost savings that may be included in Common Area Maintenance Expenses shall not exceed the amount of such cost savings in such year), (ii) management or administrative fees, (iii) costs associated with assessment and remediation of Hazardous Substances, and (iv) costs for security services in or around the Shopping Center unless approved in advance by Tenant.

8.2.1	[Name of Tenant] Lighting Area. Notwithstanding anything to the contrary contained in this Article 8, if Tenant elects to pay separately the cost of power for the lighting of the portion of the Common Area shown on Exhibit F as “[Name of Tenant] Lighting Area”, then Tenant shall not be entitled to obtain reimbursement from Landlord for the costs that Tenant incurs for the electrical usage for lighting such portion of the Common Area, and Landlord shall not be entitled to include in Common Area Maintenance Expenses the cost of the electrical usage for all other Common Area lighting.

8.2.2	Third-Party Trash Removal. If Tenant elects to contract directly with a third-party for removal of trash from its building, then Landlord shall not be entitled to include in Common Area Maintenance Expenses the cost of trash removal.

8.3.

Reimbursement. When Landlord is required to maintain the Common Area as provided in Section 8.2, Landlord will estimate the annual Common Area Maintenance Expenses and bill Tenant monthly in advance for Tenant’s Share of the Common Area Maintenance Expenses. Within ninety (90) days after the end of each calendar year, Landlord will submit to Tenant (i) a detailed itemization of the Common Area Maintenance Expenses for such year, and (ii) a copy of Landlord’s general ledger for Common Area Maintenance Expenses and a statement of the calculations used to compute the sum assessed to Tenant. If the itemization and statement indicate an underpayment by Tenant, Tenant will pay to

Landlord the amount of such underpayment within thirty (30) days after receipt of the items required by this Section 8.4, including, if requested by Tenant during such thirty (30) days, copies of all invoices, bills, receipts and other documentation to support the general ledger, annual itemization and statement. If the itemization and statement indicate an overpayment by the Tenant, then Tenant will be entitled to an offset against Monthly Rent thereafter becoming due for the amount of such overpayment; provided that if the Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of such overpayment, then Landlord shall refund the unrecovered amount to Tenant within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. Within twenty (20) days following Tenant’s request, Landlord will make available to Tenant at a location designated by Landlord, copies of all invoices, bills, receipts and other documentation to support the general ledger, annual itemization and statement.

8.4.	Non-Profit Basis. Landlord will maintain the Common Area on a non-profit basis with the intent being to keep the Common Area Maintenance Expenses at a reasonable minimum.

8.5.	Audit. Landlord will maintain complete and accurate books of account and records of the Common Area Maintenance Expenses, which books of account and records for each calendar year will be maintained by Landlord for at least three (3) years after the expiration of such calendar year. Tenant, at its expense, except as provided below, will be entitled to have an audit made of such books of account and records by representatives of Tenant. Such audit may be made only by Tenant giving Landlord at least twenty (20) days’ prior Notice. There will be no more than one (1) audit for each calendar year, and it must be completed within three (3) years from the expiration of the calendar year being audited. If the audit discloses that any reimbursement by Tenant for the period audited was not correct, Tenant will immediately pay any additional amount due Landlord as disclosed by the audit and Tenant will be entitled to offset against Monthly Rent thereafter becoming due the amount of any overpayment as disclosed by the audit, provided that if the Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of the amount of such overpayment, then Landlord shall refund the amount of such overpayment within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. If the audit discloses that Tenant has overpaid or been over billed its actual share of Common Area Maintenance Expenses by more than three percent (3%), as originally calculated by Landlord, then the cost of the audit will be borne by Landlord.

8.6.	Anything in this Article 8 to the contrary notwithstanding, Landlord shall not be responsible for the maintenance or insurance of Tenant’s Service Facilities or of any driveup or drive through customer service facilities located on the Leased Premises, which facilities shall be maintained by Tenant in good and clean condition and repair and in a quality and condition comparable to the quality and condition of the maintenance of the balance of the Common Area.

8.7.	It is agreed that the artificial lighting for the Common Area shall remain on while a majority of the businesses in the Shopping Center are open for business. If artificial lighting for a time later than the foregoing (“After Hours Lighting”) is needed by any person, then such artificial lights to service such person shall be separately metered or otherwise measured or reasonably estimated and all expenses thereof shall be paid by such person to the extent appropriate. Such person shall pay a reduced proportion of the expense of lighting the balance of the Common Area according to the extent to which such person is lighting the Common Area by separately metered lights.

8.8.	Anything in this Article 8 to the contrary notwithstanding, Landlord shall contract for and pay for all of the items enumerated as maintenance and insurance expenses in this Article 8; provided, however, that Landlord shall not be entitled to reimbursement of all or any portion of Tenant’s pro rata share of any item of Common Area maintenance or insurance expense, Tenant’s pro rata share of which exceeds Five Thousand Dollars ($5,000.00), without Tenant’s prior written approval of said item.

8.9.	Anything in this Article 8 to the contrary notwithstanding, at least thirty (30) days prior to the initial commencement of the cleaning and sweeping of the Common Area and any other Common Area maintenance work done on a regular basis for which Tenant is obligated to reimburse Landlord, Landlord shall submit said Common Area maintenance work for bid to at least four (4) bidders approved in writing by Tenant, which approval shall not be unreasonably withheld or delayed. The names of the bidding contractors or companies and the amounts of their respective bids shall be furnished to Tenant by Landlord within ten (10) days after receipt thereof. Landlord shall award the contract to the low bidder unless Tenant’s prior written consent to award the contract to a higher bidder is first obtained by Landlord.

8.10.	Upon thirty (30) days prior written notice from Tenant, Landlord shall have the Common Area maintenance work, or any portion thereof designated by Tenant, rebid in the manner set forth herein, and Tenant’s pro rata share of said Common Area maintenance work shall thereafter be based on the amount of the lowest bid unless Tenant’s prior written consent to award the contract to a higher bidder is first obtained by Landlord. Following a rebid of any item or items of Common Area maintenance, Tenant shall have no right to require a subsequent rebid of the same item or items for a period of at least one (1) year. The foregoing notwithstanding, Landlord shall not be required to rebid any item before the expiration of the term of the applicable contract. In no event shall Landlord enter into any contract for all or any portion of the Common Area maintenance work for a term in excess of one (1) year without Tenant’s prior written approval.

8.11.

Tenant shall reimburse Landlord for Tenant’s pro rata share of all of Landlord’s out-of-pocket expenses in performing such Common Area maintenance and insurance services (excluding, however, the cost of maintaining and insuring any Service Facilities or driveup or drive through customer service facilities or the

Common Area of any open or enclosed mall) plus a maximum service charge of ten percent (10%) of said expenses to cover management and administration costs; provided, however, that the ten percent (10%) service charge shall not exceed Three Hundred Fifty Dollars ($350.00) for any item of Common Area maintenance or insurance expense without Tenant’s prior written approval. Notwithstanding anything to the contrary contained in Article 8, in the event the date of expiration or earlier termination of this Lease occurs prior to the date of expiration of the useful life (as determined by the ADR [asset depreciation range] midpoint life established by the Internal Revenue Service in effect on the date of this Lease) of any capitalizable improvements or additions made by Landlord to the Common Area pursuant to Article 8, Landlord shall, within thirty (30) days after the date of expiration or earlier termination of this Lease, refund to Tenant an amount equal to Tenant’s pro rata share (including Tenant’s pro rata share of the ten percent 10% service charge applicable thereto) of the unamortized cost of said improvements or additions computed on a straight-line basis over the useful life (as computed above) of said improvements or additions. The Common Area expenses shall not include any costs incurred by Landlord for the services of a manager or management company or for office overhead or compensation of its employees except to the extent included in the ten percent (10%) service charge.

8.12.	Landlord agrees to perform its duties under this Article 8 on a nonprofit basis with an end to keeping such expenses at a reasonable minimum.

8.13.	Tenant shall be billed quarterly in arrears for its pro rata share of all expenses incurred by Landlord in maintaining and insuring the Common Area as provided above (including the ten percent 10% service charge described in Section 8.12) with the first billing date being the last day of the first full calendar quarter following the date Tenant first opens Tenant’s Building for business. Said bills shall be due and payable within thirty (30) days after receipt and, if requested, copies of all invoices, statements or other documents supporting same. Tenant’s pro rata share of the Common Area maintenance and insurance expenses shall be percent ( %); provided, however, that (i) in the event the total floor area (excluding mezzanines and basements not used for the sale or display of merchandise) of all buildings in the Shopping Center exceeds square feet, Tenant’s pro rata share shall be reduced accordingly, and (ii) in the event the total floor area of Tenant’s Building (excluding mezzanines and basements not used for the sale or display of merchandise) exceeds square feet, Tenant’s pro rata share shall be increased accordingly. Landlord waives any and all right to collect Tenant’s pro rata share of any Common Area maintenance or insurance expense (including the ten percent 10% service charge described in Section 8.12) for which a bill is not submitted to Tenant within ninety (90) days after the end of the calendar year in which said expense is incurred.

8.14.	Tenant may, upon not less than twenty (20) days prior written notice to Landlord, inspect Landlord’s records for all Common Area maintenance and insurance expenses incurred during the preceding calendar year at Landlord’s General Offices or at such other location reasonably designated by Landlord at any time during reasonable business hours within three (3) years after the end of said calendar year. If said inspection reveals an overpayment of Common Area maintenance and insurance expenses (including the ten percent 10% service charge described in Section 8.12), Landlord shall reimburse Tenant its proportionate share of any such overpayment within thirty (30) days after receipt of notice of determination, and of the amount, of such overpayment. If said inspection reveals an underpayment of Common Area maintenance and insurance expenses (including the ten percent 10% service charge described in Section 8.12 but excluding all expenses for which a statement was not timely submitted), Tenant shall reimburse Landlord its proportionate share of any such underpayment within thirty (30) days after receipt of proper billing. If said inspection reveals that Landlord misstated Common Area maintenance and insurance expenses by more than five percent (5%), Landlord shall reimburse Tenant for all costs reasonably incurred in making such inspection within thirty (30) days after receipt of notice of determination, and of the amount, of any such misstatement.

8.15.	Notwithstanding anything to the contrary herein, Tenant may, at any time, upon at least sixty (60) days’ prior written notice to Landlord, elect to assume the Landlord’s obligations to maintain, repair, replace and insure the Common Area on the Leased Premises, except for (i) maintaining, repairing and replacement, when necessary, common utility lines, (ii) to the extent not separately metered, keeping the Common Area lighted, and (iii) other non-segregable items reasonably agreed to by the parties and which the parties agree cannot be practicably segregated or allocated (“Nonsegregable Costs”). Any other items which the parties agree in writing after the date of this Lease cannot be practicably segregated or allocated between the Parcels shall be included within the definition of Non-segregable Costs. Tenant shall continue to proportionately pay the Nonsegregable Costs pursuant to this Lease. In the event of any such assumption by Tenant, Tenant shall no longer contribute its proportionate share of the segregable maintenance items, and shall maintain, repair and replace the Common Area of the Leased Premises at its sole cost and expense and in a manner and at a level of quality required by the terms of this Lease. Tenant may also elect to terminate its obligation to maintain, repair, replace and insure the Leased Premises Common Area by giving at least sixty (60) days’ prior written notice to Landlord, in which event Landlord shall resume its duties with respect to the Leased Premises and Tenant agrees to pay for its pro rata share of all Common Area expenses (including the allowable service charge) thereafter incurred by the Landlord in accordance with this Lease.

9.	INDEMNIFICATION.

9.1.	Tenant’s Indemnification.

9.1.1	General. Tenant will indemnify, defend, protect and hold harmless Landlord from and against all liabilities, demands, claims, losses, damages, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same (collectively, “Claims”) for injury to person, loss of life or damage to property occurring during the Original and any Extension Terms (i) in Tenant’s Building, except to the extent the same is caused by the negligence or willful misconduct of Landlord, its contractors, agents, employees or other Shopping Center tenants (collectively, “Landlord’s Parties”), or (ii) in the Common Area to the extent caused by the negligence or willful misconduct of Tenant, its contractors, agents or employees (collectively, “Tenant’s Parties”).

9.1.2	Environmental. Landlord acknowledges that, in the ordinary course and operation of Tenant’s business, Tenant will bring upon the Leased Premises, use, sell and handle reasonable quantities of materials which may now or hereafter be deemed to be Hazardous Substances, but in doing so Tenant will comply with Environmental Laws. Tenant will indemnify, defend, protect and hold harmless Landlord from and against all Claims arising directly or indirectly from, out of, or by reason of any breach by Tenant of its obligations under the preceding sentence during the Term.

9.2.	Landlord Indemnification.

9.2.1	General. Landlord will indemnify, defend, protect and hold harmless Tenant from and against all Claims for injury to person, loss of life or damage to property (i) occurring after the expiration of the Term anywhere in the portion of the Shopping Center owned by Landlord, (ii) occurring during the Term in the Common Area on that portion of the Shopping Center owned by Landlord, except to the extent the same is caused by the negligence or willful misconduct of the Tenant’s Parties, or (ii) in the Tenant’s Building to the extent caused by the negligence or willful misconduct of the Landlord’s Parties.

9.2.2

Environmental. Except as otherwise set forth in Section 9.1.2, Landlord will indemnify, defend, protect and hold harmless Tenant from and against all Claims arising directly or indirectly from, out of, or by reason of (i) any breach by Landlord of any representation or warranty made by Landlord to Tenant pursuant to this Lease, (ii) any Hazardous Discharge that occurs during the Term, other than those caused by the actions or omissions of Tenant’s Parties, or (iii) Landlord’s failure to provide all information, make all submissions and take all actions required by Environmental Laws with respect to Hazardous Substances that are not the responsibility of Tenant pursuant to this Lease; provided, however, that Landlord shall not be obligated under this Section 9.2.2 for Claims that arise from any environmental conditions existing on the Leased Premises as of the date of this Lease.

9.3.	Indemnity Survival. Landlord’s and Tenant’s respective obligations in this Section 9 to defend, indemnify and hold harmless the other will survive the expiration or earlier termination of this Lease.

10.	INSURANCE.

10.1.	Property Insurance. During the Original and any Extension Terms, Tenant agrees to keep in effect on the Leased Premises fire insurance with an extended coverage endorsement in an amount not less than one hundred percent (100%) of the replacement cost (excluding costs of replacing excavations and foundations but without deduction for depreciation) of the building structure and other improvements thereon.

10.1.1	Remedy for Tenant’s Failure to Maintain Property Insurance. Should Tenant default in its obligation to maintain all or any of the property insurance as required by Section 10.1, beyond any applicable cure period under Section 16.1, Landlord’s exclusive remedy shall be to undertake to carry the property insurance, or the coverages Tenant failed to maintain, all at Tenant’s cost and expense, for the balance of the Term of this Lease. Tenant shall reimburse Landlord annually for the cost thereof within thirty (30) days after Landlord’s billing, accompanied by reasonable written evidence of the costs and expenses of such insurance incurred by Landlord.

10.2.	Fire Protection. It is understood between the Parties that Tenant’s Building is sprinklered and it and adjacent structures have been constructed in a manner that allows Tenant to obtain HPR (highly protected risk) property insurance coverage on Tenant’s Building. Landlord will maintain the necessary fire walls and fire sprinkler systems in any premises adjacent to the Leased Premises as are necessary to allow Tenant to maintain HPR insurance coverage on Tenant’s Building.

10.3.

Liability Insurance. Each of the Parties will obtain and maintain commercial or comprehensive general liability insurance, including coverage for contractual liability. The limits of liability of such insurance will be not less than [Two

Million and No/100 Dollars ($2,000,000.00)] covering claims for injury to person, loss of life and damage to property arising out of any single occurrence and not less than [Four Million and No/100 Dollars ($4,000,000.00)] covering such claims in the aggregate during any policy year. The above limits may be met by a combination of underlying and excess or umbrella policies. On the commencement of the sixth (6th) year of the Original Term and at five (5) year intervals thereafter the parties shall meet and the limits of coverage specified herein shall be increased if then reasonably agreed upon by Landlord and Tenant based upon then customary practices for insurance maintained by landlords and tenants of comparable premises in the trade area of which the Shopping Center is a part. The cost of Landlord’s liability insurance obtained pursuant hereto shall be includable as an item of Common Area Maintenance Expenses. Landlord’s policy of liability insurance maintained pursuant hereto shall be primary and non-contributing as to any liability insurance maintained by Tenant with respect to any occurrence in the Common Areas, and Tenant’s policy of liability insurance maintained pursuant hereto shall be primary and non-contributing as to any liability insurance maintained by Landlord with respect to any occurrence in the Tenant’s Building.

10.4.	Waiver of Subrogation. Except as expressly provided otherwise in this Section 10.4, each Party releases the other Party from, and waives any rights of subrogation against the other Party for, all claims for or with respect to any and all loss of or damage to property arising out of or incident to any peril insured against by property insurance actually carried, or required to be carried by this Lease. The effect of such release and waiver is not limited (i) by the amount of insurance actually carried or required to be carried, (ii) to the proceeds received after a loss, or (iii) to any deductible or self-insurance. Neither Party releases or waives any right of subrogation against the other Party from any loss of or damage to property resulting from such other Party’s failure to perform its maintenance, repair and replacement obligations set forth in Section 7.1 of this Lease, or from any faulty or defective construction or maintenance of Tenant’s Building performed by such other Party. Each property insurance policy carried by a Party, or which a Party may obtain with respect to Tenant’s Building and/or the Shopping Center independent of obligations hereunder, will provide that the insurer waives all rights of recovery by way of subrogation against the other Party in connection with all matters included within the scope of the waiver of recovery contained in this Section 10.4.

10.5.

Insurance Carriers; Requirements. Subject to Tenant’s right of self-insurance under Section 10.6, all insurance that Landlord or Tenant is required to maintain under this Section 10 will be carried with a company, or companies, qualified to do business in the State and having a general policy holder’s rating of not less than A- and a financial rating of VII or better as rated in the most current available “Best’s Key Rating Guide.” Each Party, upon the request of the other Party, will furnish the other Party with certificates evidencing the insurance required hereunder and thereafter during the Term of this Lease will furnish the other Party with certificates evidencing extension or replacement insurance. Such policies of insurance and certificates provided by Landlord and Tenant will provide (i) that the named insured’s insurance is primary and non-contributory with any insurance maintained by the other Party, (ii) that the insurer will endeavor to mail to the other Party at least thirty (30) days’ notice before any insurance evidenced by such policy or certificate is reduced or terminated, and (iii) that the liability insurance policy will apply separately to each insured Party.

Tenant’s certificate of insurance will be delivered to Landlord at the following address:

Landlord’s certificate of insurance will be delivered to Tenant at the following address:

10.6.	Master Policy; Self Insurance. All insurance which Tenant is required to maintain under this Section 10 may be maintained under a master or blanket policy (or policies). All or any part of the insurance that Tenant is required to maintain under this Section 10 may be maintained under a program of self-insurance, so long as Tenant and such program of self-insurance meet the ratings requirements set forth in Section 10.5 above. Tenant agrees to pay the amount of any deductible or self-insurance provided under any insurance that Tenant is required to maintain under this Section 10.

10.7.	Landlord’s Lender. Tenant agrees to name Landlord’s first mortgagee or beneficiary under a [mortgage/deed of trust/security instrument] (“Landlord’s Lender”) as a loss payee under the policy of insurance that Tenant is required to maintain under Section 10.1; provided, however, that (i) Tenant receives from Landlord Notice of Landlord’s Lender’s name and address and (ii) Landlord’s Lender agrees to make all insurance proceeds available for reconstruction pursuant to Section 17.

11.	UTILITIES.

Tenant agrees to pay all charges for electricity, gas, heat, water, telephone and other utility services used by Tenant in Tenant’s Building and Tenant’s Facilities during the Original and any Extension Terms. Landlord will cause all utilities to be separately metered.

12.	TENANT’S FIXTURES AND SIGNS.

Signage at the Shopping Center is controlled by (i) a signage program (the “Sign Program”) and (ii) sign criteria (the “Sign Criteria”) described in the [            ]. In the event that the following differs in any way from the Sign Program and/or the Sign Criteria, the Sign Program and Sign Criteria control. Landlord and Tenant hereby pre-approve of all existing signage on Tenant’s Building and elsewhere at the Shopping Center, subject to compliance with applicable governmental requirements. Notwithstanding the foregoing, if exterior building signage in the Shopping Center is no longer subject to the Sign Program, Tenant shall be permitted to install signage that conforms to its then prototype signage package and/or signage customarily used by Tenant’s licensees and/or concessionaires offering services and selling merchandise inside Tenant’s Building, provided that such signage complies with Applicable Law. Tenant may install in Tenant’s Building and Tenant’s Facilities such fixtures and equipment as Tenant deems desirable, and all of said items will remain Tenant’s property whether or not affixed or attached to the real estate. Tenant will have the exclusive right to paint, erect or authorize signs on the interior of Tenant’s Building, whether or not such signs are visible from the exterior, and to place, erect, maintain, and replace signs on the exterior of Tenant’s Building and Tenant’s Facilities or extending therefrom, as Tenant deems advisable, subject to any applicable requirements of the Sign Program and the Sign Criteria. The Shopping Center has a multi-tenant monument type sign structure at each of the main entrances as designated in the Sign Criteria (the “Shopping Center Signs”). Tenant will have the right to place on each Shopping Center Sign structure (including replacements thereof) and each pylon sign structure, if any, (including replacements thereof) erected in or for the Shopping Center one (1) double-sided sign panel. Each of Tenant’s sign panels will be (i) placed in the top or most prominent and/or visible location (as selected by Tenant) on the Shopping Center Signs, except a sign panel designating the name of the Shopping Center, and (ii) at least twenty percent (20%) larger than any other occupant’s sign panel on the sign structure(s). Tenant shall have a perpetual license to maintain its sign panels on the Shopping Center Signs, with the design, construction, installation and permitting thereof to be solely at Tenant’s expense. Tenant shall have the right, at its sole cost and expense, to install pylon and/or monument type signs on the Common Area of the Leased Premises, if and to the extent legally permitted and shall have the sole right to place sign panels on any such sign(s). Subject to applicable restrictions in the Sign Program and the Sign Criteria, Tenant shall have the right, to place signs identifying Tenant, plus such additional signage upon Tenant’s Building as Tenant may desire (which may include, without limitation, signs for Tenant’s pharmacy and/or in-store bank, if any), to the extent such additional signage is permitted pursuant to applicable Laws. Tenant may remove the items described in this Section 12 at any time and will remove them as provided in Section 7.3 upon the expiration or earlier termination of this Lease. Tenant shall have the right on to display on Tenant’s Building and elsewhere on the Leased Premises temporary banners or other signage for special promotional events provided that any such signage complies with Law. Any changes to the Sign Criteria shall require the prior written approval of Tenant. In no event shall the name of the Shopping Center be changed without the prior written consent of Tenant, which consent may be granted or withheld in Tenant’s sole and absolute discretion.

13.	SEPARATION OF USES; COMPETITIVE BUSINESS.

13.1.	Separation of Uses; Prohibited Uses.

13.1.1	Tenant’s Concern. Landlord recognizes Tenant’s customers’ need for adequate parking facilities in close proximity to Tenant’s Building and the importance of protecting such parking facilities against unreasonable or undue use which is likely to result from long-term parking by patrons or employees of certain types of business establishments. Landlord further recognizes Tenant’s interest in not having tenants occupying space in close proximity to Tenant’s Building that create or cause excessive noise, litter or odor.

13.1.2	Landlord’s Safeguard for Tenant. To ensure adequate parking for Tenant’s customers and to safeguard Tenant’s interest in a clean, quiet environment, free of obnoxious odors, Landlord covenants that, except as provided in Section 13.1.2.4 or as Tenant otherwise consents in writing, which consent may be withheld by Tenant in its sole and absolute discretion, (i) within [ ] of any main customer entrance to Tenant’s Building it will not permit the operation of any Restaurant (fast-food or sit-down), except as may be expressly otherwise permitted below, or Training or Educational Facility (both as defined below), (ii) other than the Leased Premises, it will not permit the use or operation of any portion of any portion of the Shopping Center for any other Prohibited Use (as defined below), and (iii) it will not permit the use or operation of any portion of the Shopping Center for (a) the conduct of any illegal, offensive, noisy or dangerous trade, business, activity or occupation, or (b) any other unreasonable use not compatible with the operation of a first-class retail and commercial shopping center, well maintained in accordance with the standards of this Lease (collectively, “Prohibited Uses”). The prohibitions contained in this Article 13 shall not be applicable to any tenants of the Shopping Center under leases in place as of the Effective Date or replacement tenants in the same leased premises operating for the uses as existing in the Shopping Center as of the date hereof.

13.1.2.1

[Sections 13.1.2.1 through 13.1.2.4 are subject to tailoring to specific project] As used herein, “Restaurant” means any business establishment primarily devoted to the sale of prepared food and/or refreshments for on premises consumption or take-out with seating for four (4) or more persons (i.e. seating inside and/or outside the business establishment, provided, however, a business establishment primarily devoted to the sale of freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out such as “[ ]” and “[ ]” shall not be considered a “Restaurant”.

13.1.2.2	As used herein, “Training or Educational Facility” means a beauty school, barber college, place of instruction, or any other operation catering primarily to students or trainees rather than to customers, but excludes employee training by Shopping Center tenants incidental to the conduct of their businesses within the Shopping Center. For these purposes, “incidental” shall have the meaning appropriate for the context, and is not measured by the defined term used in Section 13.1.2.3 (xviii) below.

13.1.2.3	Without limiting the generality of Section 13.1.2, but subject to the exceptions set forth in Section 13.1.2.4 “Prohibited Uses” include:

(i)	hotel or motel;

(ii)	residential use of any type;

(iii)	government office use or business office use, and retail office use (“Business office use” means an office which does not provide services directly to consumers; “retail office use” means an office which provides services directly to consumers, including but not limited to real estate, stock brokerage and title companies, travel and insurance agencies and medical offices (subject to the restrictions contained in Section 13.2.2), but office space used by an occupant for administrative purposes incidental to its retail business shall not be considered retail office or business office for the purposes of this limitation and the limitations set forth in this Subsection (iii) shall not apply to a financial institution.

(iv)	clinics or facilities that specialize in the delivery of medical services and/or advice;

(v)	church, temple or other place of religious worship;

(vi)	theater, bowling alley, amusement center or games arcade, carnival, skating rink, health or aerobic spa or studio, gymnasium or other recreational or entertainment facility or other place of public or private amusement;

(vii)	warehouse;

(viii)	thrift or second-hand store;

(ix)	pool or billiard hall;

(x)	betting parlor, bingo parlor or other gambling facility or operation, except that this prohibition will not be applicable to government-sponsored gambling activities or charitable gambling activities, so long as such activities are Incidental (defined below) to an occupant’s business operation not otherwise prohibited by this Lease;

(xi)	business that displays, repairs, rents, leases or sells any motor vehicle, boat or trailer;

(xii)	child care facility;

(xiii)	library;

(xiv)	massage parlor, pornographic shop or adult book store;

(xv)	nightclub or dance hall;

(xvi)	funeral home;

(xvii)	dry cleaner with on-premises cleaning; and

(xviii)

a bar or tavern, cocktail lounge, or any other facility serving alcoholic beverages or allowing the on-premises consumption of alcoholic beverages, excepting only from this prohibition the serving of alcoholic beverages as an Incidental (defined below) part of the food service operation of a full service Restaurant (which Restaurant nevertheless will be subject to the restriction contained in clause (i) of this Section 13.1.2), but in no event may such Incidental serving of alcoholic beverages permit the operation of a “Sports Bar,” as defined in the next sentence. A “Sports Bar” means a bar that features multiple television monitors playing sporting events and programs at least 75% of the time that such bar is open for business.

“Incidental” shall mean that the establishment’s reasonably projected annual gross revenues from the otherwise Prohibited Use will not exceed thirty percent (30%) of the gross revenues of such business.

13.1.2.4	Exceptions. Notwithstanding any provision to the contrary in this Section 13, the following uses shall be permitted in the Shopping Center so long as they are permitted by Laws:

(a) [Specific facilities to be determined];

(b) Restaurants are permitted only as follows:

[                                         ]

No part of the Shopping Center other than the Leased Premises shall be used for clinics or facilities that specialize in the delivery of medical services and/or advice (including, without limitation, walk-in or emergent care facilities), surgery centers or diagnostic or laboratory facilities.

13.1.3

First-Class Operation. Landlord represents and warrants that it will operate that portion of the Shopping Center owned by it as a first-class shopping center in all respects, including maintenance of the Common Areas and other buildings and tenant selection and mix, in order to preserve the Shopping Center’s appeal to the community in which the Shopping Center is located and to protect Tenant’s investment in its business operations at the Leased Premises. To achieve this objective Landlord will use and lease space in the Shopping Center only for purposes that would commonly be found in first-class shopping centers. Landlord agrees that, for so long as the Leased Premises are operated as a supermarket, no space in the Shopping Center may be occupied by any occupant which: (i) routinely advertises discounted prices, except for the Leased Premises, (ii) routinely displays inventory for sale from a carton, (iii) identifies itself as an “outlet” store, (iv) derives more than ten percent (10%) of its revenue from the sale of “seconds” or damaged or defective merchandise, (v) derives more than ten percent (10%) of its revenue from the sale of second-hand goods, or (vi) routinely sells overstock merchandise from other retailers. Landlord further agrees that no space in the Shopping Center may be occupied by any occupant which: (a) advertises “payday loans” or equivalent services, derives more than ten percent (10%) of its revenue from loans with an initial maturity of ninety (90) days or less, or (b) derives more than ten percent (10%) of its revenue from check-cashing services.

13.2.	Competitive Business.

13.2.1	Competitive Business Expectation. Landlord recognizes that Tenant is entering into this Lease and is foregoing other opportunities to locate its business in other locations based on the expectation (“Tenant’s Expectation”) that, except as set forth in Sections 13.2.2 and 13.2.3, Tenant will have the sole and exclusive right in the Shopping Center to sell the items and provide the services described in the Supermarket Covenant. Landlord further recognizes that (i) Tenant is making considerable investments in fixtures, equipment, merchandise, personnel, and advertising, (ii) Tenant is investing its business reputation in the Leased Premises, which reputation will be adversely affected if Tenant’s sales volume is significantly less than the level planned by Tenant, (iii) the addition of other businesses to the Shopping Center that sell items and/or provide services described in the Supermarket Covenant, except as permitted in Sections 13.2.2 and 13.2.3, will result in a reduction of Tenant’s sales and thus impair the benefit of the bargain for which Tenant negotiated in entering into this Lease, and (iv) Tenant’s agreement to pay Monthly Rent and to assume all other economic obligations of this Lease are predicated upon Tenant’s Expectation.

13.2.2	Landlord’s Competitive Business Covenant. In recognition and consideration of Tenant’s Expectation, Landlord covenants that, except as provided hereinafter in Section 13.2.3, and unless Tenant otherwise consents in writing, which consent may be withheld by Tenant in its sole and absolute discretion,

(i)

Tenant will have the sole and exclusive right in the Shopping Center to (a) sell food (for purposes of this Section 13.2, the term “food” includes alcoholic beverages) for off-premises consumption; pet foods; freshly brewed coffee, espresso, coffee-based drinks or espresso-based coffee drinks (“Coffee Drinks”); (b) sell merchandise which, under the laws of the State of [ ], is required to be dispensed by or under the supervision of a registered or licensed pharmacist, (“Prescription Pharmacy Merchandise”); (c) sell freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out; and (d) perform and/or sell routine, diagnostic and prognostic testing and screening services of the type conducted by medical laboratories for members of the public or their pets, or takes, collects or receives specimens or samples for such purposes (“Medical Testing Services”) or administers vaccinations or inoculations to members of the public; and

(ii)	no business conducted on any premises in the Shopping Center other than the Leased Premises will sell, or be permitted by Landlord to sell, food for off-premises consumption, pet foods, Coffee Drinks, Prescription Pharmacy Merchandise and/or freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out; and

(iii)	no portion of the Shopping Center other than the Leased Premises will be used for a business, clinic or facility that (a) performs or sells Medical Testing Services, or (b) administers vaccinations or inoculations to members of the public

(all of the foregoing, the “Supermarket Covenant”).

13.2.3	Exceptions to Supermarket Covenant. The provisions of Section 13.2.2 will not be deemed to prohibit:

business establishments in the Shopping Center other than the Leased Premises may devote up to, but not more than, the lesser of (a) [            ] square feet of sales area (including aisle space adjacent thereto), or (b) sales area (including aisle space adjacent thereto) of up to [            ] percent of the total square footage of the business establishment’s premises, to the sale of food for off-premises consumption (but no amount of alcoholic beverages).

[Additional exceptions to be negotiated based upon specifics of project.]

The prohibitions contained in this Article 13 shall not be applicable to any tenants of the Shopping Center under leases in place as of the Effective Date or replacement tenants in the same leased premises operating for the uses as existing in the Shopping Center as of the date hereof; provided, however, in all events Tenant shall have the same priority with respect to other tenants’ exclusive use rights as the operator of the supermarket in the Leased Premises has immediately prior to the Effective Date and nothing in this Lease is intended to diminish any exclusive use rights specifically provided for the benefit of the operator of the supermarket in the

Leased Premises in any other agreement, instrument or document of record, to the extent effective as of the Effective Date.

13.2.4	Waiver. The provision of Section 13.2.2 are for the benefit of Tenant, and may be waived only by Tenant, in its sole discretion; provided, however, the exclusive rights contained in Section 13.2.2 will terminate and be of no further force or effect, to the extent they pertain to an Applicable Business (defined below) if, (a) the business (i.e., the sale of food, or the sale of Coffee Drinks, or the sale of Prescription Pharmacy Merchandise, or the sale of pet foods, or the sale of freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out or the performance or sale of Medical Testing Services) (each, an “Applicable Business”) that is the subject of the exclusive does not commence to operate on the Leased Premises by [ ] for any reason other than (i) a strike, lockout or other labor difficulty, fire or other casualty, condemnation, war, riot, insurrection, act of God, or any other reason beyond the reasonable control of Tenant (other than financial), or (ii) temporary closure due to the restoration, reconstruction, expansion, alteration or remodeling of any buildings or improvements on the Leased Premises (“Excusable Event”), or (b) at any time after the Applicable Business is first operated on the Leased Premises the Applicable Business is not operated on the Leased Premises for a continuous period of two (2) years or more for any reason other than an Excusable Event. Such restrictions will again be effective as to any Applicable Business which is thereafter operated on the Leased Premises, but will be subject to any leases, assignments or subleases entered into during the period that such restrictions were not effective.

13.3.

Enforcement of Use Restrictions and Competitive Business Covenant. The Parties agree that the economic loss to Tenant resulting from a violation of Sections 13.1 and 13.2 is not readily measurable or subject to precise calculation. Accordingly, in the event of a violation of any of the provisions of Sections 13.1 and 13.2, which violation is not corrected within thirty (30) days after Tenant provides Notice thereof to Landlord, then, in addition to Tenant’s right to seek other remedies as provided in Section 16.5, Tenant’s obligation to pay Monthly Rent will be abated, as long as such violation continues, by an amount equal to fifty percent (50%) of the Monthly Rent. If the violation has not been corrected within one hundred eighty (180) days after Tenant provides Notice to Landlord, then Tenant may terminate this Lease by providing Notice thereof to Landlord. Landlord and Tenant agree that, in any lawsuit by Tenant seeking injunctive relief as a result of a violation of the terms of Section 13.2.2, the harm suffered by Tenant by reason of a breach of Section 13.2.2 will be deemed to be irreparable for which Tenant does not have an adequate remedy at law. Tenant will not be required to post a bond or other security in any action seeking to enforce the provisions of Section 13.2.2 by injunctive relief or other remedy. Tenant may enforce its rights under Sections 13.1 and 13.2 against the owner, tenant, or occupant of any business on any premises in the Shopping Center that violates Tenant’s rights under Sections 13.1 and 13.2. Notwithstanding the foregoing, Tenant shall not enforce its Monthly Rent abatement and Lease termination rights for a period of twelve (12) months from the date of Tenant’s Notice to Landlord if (i) the violation was not consented to by Landlord or otherwise not the result of Landlord’s Willful Violation (defined in Section 13.3.1), and (ii) upon delivery of Tenant’s Notice, Landlord immediately commences and diligently prosecutes Appropriate Action (defined in Section 13.3.1) (including legal proceedings) to cause the violation to cease.

13.3.1	Willful Violation. For purposes of Section 13.2.4, a “Willful Violation” by Landlord shall include the sale, lease or license of any other portion of the Shopping Center without obtaining an express contractual agreement by the buyer, tenant or licensee to honor the provisions of Section 13.2, or language with an equivalent result, or Landlord’s consent to the violation of any of the provisions of Section 13.2 by another party. “Appropriate Action” shall include, among other actions, enjoining the conduct of such violator in violation of such violator’s lease or promptly terminating the violator’s lease if the violation was not consented to by Landlord or otherwise not the result of Landlord’s Willful Violation (after applicable notice and cure periods as provided in such lease) if the violator refuses to desist from its violation and diligently prosecuting an injunctive action or an unlawful detainer action.

14.	NO COVENANT TO OPERATE.

14.1.	Right to Discontinue Business. Landlord agrees that (i) Tenant, its subtenants or assignees will not be obligated to operate any particular type of business in the Leased Premises and will have the right to discontinue whatever type of business (supermarket or otherwise) which may exist from time to time in the Leased Premises, and (ii) Tenant makes no express or implied covenant (a) to continuously operate a supermarket or any other business in the Leased Premises, (b) to operate during any particular hours, or (c) to conduct its business in any particular manner. Tenant has the sole right in its unrestricted discretion to decide whether or not to operate in the Leased Premises and in what manner to conduct operations, if any. However, if Tenant elects to cease operations within the Leased Premises, Tenant shall endeavor to give Landlord as a courtesy only, prior written notice of Tenant’s intention to discontinue operations.

14.2.	Landlord’s Right to Recapture Leased Premises.

14.2.1	Recapture Right. If (i) the operation of all or substantially all of the business in the Leased Premises is discontinued for a continuous period of nine (9) months or more for reasons other than as permitted under subparts (a) and (b) below, or (ii) at any time prior to the expiration of the Original Term of this Lease, less than fifty percent (50%) of the sales area of the Leased Premises is being used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto for a continuous period of nine (9) months or more for reasons other than as permitted under subparts (a) and (b) below, Landlord may terminate this Lease, provided, however, to the extent that Tenant has sublet portions of the Leased Premises as permitted in this Lease and the subtenant has not caused the failure to use at least fifty percent (50%) of the sales area of the Leased Premises for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto, and the subtenant is not in default beyond any applicable cure period under the sublease, the sublease shall survive and become a direct lease between Landlord and the subtenant. Notwithstanding the foregoing, Landlord may not terminate this Lease if and to the extent the cessation of business or failure to comply with such a condition of Transfer occurs by reason of: (a) Force Majeure, or (b) temporary closure due to the restoration, reconstruction, expansion, alteration or remodeling of the Leased Premises. Any election by Landlord to terminate this Lease pursuant to this Section 14.2 must be made by Notice to Tenant (the “Recapture Notice”) given within thirty (30) days after the end of the nine (9) month period of discontinued operations or of failure to use at least fifty percent (50%) of the sales area of the Leased Premises for a grocery supermarket (which may include drug store/pharmacy), and uses incidental thereto, as the case may be.

14.2.2	Effective Termination Date. If Landlord properly terminates this Lease in accordance this Section 14.2, then, such termination will be effective thirty (30) days following Tenant’s receipt of the Recapture Notice to provide Tenant with thirty (30) days to remove its trade fixtures, equipment, signs, inventory and other property from the Leased Premises.

15.	TRANSFER OF INTERESTS AND RIGHTS OF SUCCESSORS.

15.1.	Landlord’s Transfer. If Landlord sells the Shopping Center and/or assigns Landlord’s interest in this Lease and Landlord’s successor in interest assumes all of Landlord’s obligations under this Lease, then the purchaser at such sale or transfer or any subsequent sale or transfer of the Shopping Center, will be deemed, without any further agreement between the Parties or their successors in interest or between the Parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease after the consummation of such sale. Landlord will be released from all obligations under this Lease, not accrued as of the date of such sale or transfer, upon providing Tenant with Notice of such sale or assignment, accompanied by a copy of the deed, assignment or other instrument of transfer (together, the “Sale Notice”).

15.2.	Tenant’s Attornment. Tenant will attorn to any assignee, transferee or purchaser of Landlord’s interest in this Lease in accordance with Section 15.1 from and after the date Tenant receives the Sale Notice in the same manner and with the same force and effect as though this Lease were made in the first instance by and between the Tenant and such assignee, transferee or purchaser.

15.3.	Tenant’s Transfer. Tenant may assign this Lease or sublet the whole or any part of the Leased Premises (a “Transfer”), provided that Landlord has consented to such Transfer. Landlord’s consent to any Transfer shall not be unreasonably withheld, conditioned or delayed. A refusal by Landlord to consent to a Transfer based on the transferee’s proposed use of the Leased Premises shall be deemed to be unreasonable, if such use complies with Section 3.2. of this Lease, except that during the Original Term of this Lease it shall be deemed reasonable for Landlord to consent on the condition that, following the Transfer and continuing for the balance of the Original Term of this Lease, at least fifty percent (50%) of the sales area of the Leased Premises will be used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto. If Tenant assigns this Lease, Tenant will remain liable as a surety to Landlord for full performance of Tenant’s obligations hereunder provided that Landlord gives Tenant (i) Notice of any further assignment of this Lease and (ii) Notice of any default by Tenant’s assignee or any subsequent assignee of the tenant’s interest under this Lease concurrently with the giving of such Notice to such assignee, and if the default is capable of being cured by the payment of money, the opportunity to cure the default within the same and concurrent period of time as such assignee has under this Lease.

15.3.1	Permitted Transfers. The following are permitted Transfers and will not be subject to Landlord’s consent (collectively, “Permitted Transfers”): (i) a Transfer to an entity that controls, is controlled by or is under common control with Tenant; (ii) a Transfer to an entity that acquires substantially all of the stock or assets of Tenant in the greater [city, state] area; (iii) a Transfer to any successor by merger to Tenant, (iv) a Transfer to any partnership, limited liability company or trust, the majority interest of which is owned by Tenant or a parent, subsidiary or affiliated corporation of Tenant; (v) Transfer to a party that intends to operate a supermarket in the Leased Premises; (vi) Transfer to a party who intends to operate a drug store in the Leased Premises, provided at least fifty percent (50%) of the sales area of the Leased Premises will be used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto after the Transfer, or (vii) so long as Tenant is operating a supermarket in a portion of the Leased Premises, any sublease, license, concession or other occupancy agreement.

15.4.	Rights of Successors. Each and all of the covenants, terms, agreements, rights and obligations of the Parties under this Lease will extend to and bind and inure to the benefit of their respective heirs, personal representatives, successors and assigns.

16.	DEFAULT.

16.1.	Tenant’s Default.

16.1.1	Non-monetary Default. If Tenant breaches any covenant or agreement under this Lease other than the covenant to pay Monthly Rent or to pay or reimburse Landlord other sums of money, and if Tenant fails to cure such breach within thirty (30) days after receipt of Landlord’s Notice specifying the breach or, if the breach is of a type that requires more than thirty (30) days to cure and Tenant fails to use reasonable diligence in curing such breach, then Tenant will be in default of this Lease and Landlord may pursue all remedies available under this Lease, at law or in equity, including the right to obtain specific performance; except Landlord cannot declare a forfeiture of or terminate this Lease, or prohibit or restrict Tenant’s use or enjoyment of the Leased Premises, on account of such default (other than a violation by Tenant of restrictions in this Lease on the permitted use of the Leased Premises). However, if Tenant, in good faith, disputes the existence of an alleged breach, and identifies the nature of the dispute by providing Notice to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s Notice, then the thirty (30) day period will not begin until the dispute is settled by an arbitration decision, a court decree or the mutual agreement of the Parties.

16.1.2	Monetary Default. If Tenant breaches its obligation to pay Monthly Rent or reimburse Landlord other sums of money due under this Lease (a “Monetary Breach”) and the breach continues for ten (10) days after Tenant’s receipt of Landlord’s Notice specifying the breach, then Tenant will be in default of this Lease and Landlord, so long as the breach continues, may pursue any remedies available under this Lease, at law or in equity. However, if Tenant, in good faith, disputes the existence of an alleged breach or the amount due, and identifies the nature of the dispute by Notice provided to Landlord within ten (10) days after Tenant’s receipt of Landlord’s Notice, and all undisputed amounts are paid, then the ten (10) day period will not begin until the dispute is settled by an arbitration decision, a court decree or the mutual agreement of the Parties.

16.1.2.1

Remedies for Monetary Breach. If Tenant fails to cure a Monetary Breach within the ten (10) day cure period prescribed by Section 16.1.2 (as the same may be extended pursuant to that Section), then Landlord may, in accordance with procedures prescribed by Law, reenter and take possession of the Leased Premises and expel Tenant and any other persons occupying the Leased Premises. Upon any such reentry Landlord may either: (i) terminate this Lease by giving Notice to Tenant or (ii) from time to time and without terminating this Lease, relet the Leased Premises or any part thereof for such term (which may be for a term extending beyond the Term) and at such rental and upon such other terms and conditions as are reasonably determined by Landlord, provided Landlord uses commercially reasonable efforts to relet the Leased Premises if required by applicable law.

16.1.2.1.1.	Reletting. In the event of any such uncured default by Tenant, and Landlord elects to relet the Leased Premises, Tenant will be liable to Landlord for the reasonable and necessary costs and expenses of such reletting (including customary broker’s commissions, reasonable attorneys’ fees and advertising costs), together with the costs of any alterations and repairs reasonably necessary to effect such reletting, all such expenses amortized over the term of the new lease and the amount, if any, by which the Monthly Rent reserved in this Lease for the period of such reletting (but not beyond the Original Term or Extension Term, if any, in effect) exceeds the amount agreed to be paid as rent for the Leased Premises for the period of reletting or which Tenant proves would have been payable had Landlord exercised reasonable diligence in reletting the Leased Premises.

16.1.2.1.2.	Termination. If Landlord elects to terminate this Lease, then Landlord will be entitled to recover from Tenant:

(a) the worth at the time of award of any unpaid Monthly Rent which had been earned at the time of such termination; plus

(b) the worth at the time of award of the amount by which the unpaid Monthly Rent which would have been earned after termination until the time of award exceeds the amount of fair market rental for the same time period, discounted as provided under [            ] law; plus

(c) the worth at the time of award of the amount by which the unpaid Monthly Rent for the balance of the then-existing Term (excluding any unexercised Extension Terms) after the time of award exceeds the fair market rental for the same time period, discounted as provided under [state] law.

As used in subsections (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate prescribed by Section 16.4. As used in subsection (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the [Federal Reserve Bank of San Francisco] at the time of award plus one percent (1%).

16.1.2.2	Notice to Terminate. No reentry of the Leased Premises by Landlord pursuant to Section 16.1, and no acceptance of surrender of the Leased Premises or other action on Landlord’s part, will be construed as an election to terminate this Lease unless Tenant receives a Notice of such intention from Landlord or unless the termination is decreed by a court of competent jurisdiction.

16.1.2.3	Lease Continues in Effect. If Landlord elects not to reenter the Leased Premises, this Lease will continue in effect and Landlord may enforce all its rights and remedies under this Lease including the right to recover Monthly Rent as it becomes due.

16.2.	Landlord’s Default. If Landlord breaches any covenant or agreement under this Lease and the breach continues for thirty (30) days after Landlord’s receipt of Tenant’s Notice specifying the breach or, if the breach is of a type that requires more than thirty (30) days to cure and Landlord fails to use reasonable diligence in curing such breach, then Landlord will be in default of this Lease and Tenant, so long as the default continues, may pursue all remedies available under this Lease, at law or in equity, including the right to obtain specific performance. Tenant also may elect to take such action, and make and incur any reasonable expenses, as may be necessary to cure such default on behalf of Landlord and Landlord will pay or reimburse Tenant such expenses upon receipt of Tenant’s demand (which demand will be accompanied by documentation evidencing the expenses). If Landlord fails to pay or reimburse Tenant for such expenses within fifteen (15) days after Landlord receives Tenant’s demand, or if Landlord fails to reimburse Tenant for any other amount owing under this Lease within fifteen (15) days after Landlord receives Tenant’s demand, then Tenant may deduct the amount which Landlord has failed to reimburse from any sums payable by Tenant under this Lease.

16.3.	Tenant’s Notice to Mortgagee; Landlord’s Notice to Assignees. Upon notifying Landlord of its breach of this Lease pursuant to Section 16.2, Tenant will simultaneously provide Notice to all mortgagees or trust deed beneficiaries of record to whom Landlord has previously requested Tenant provide such Notice; provided, however, that the failure to give any such Notice to mortgagees or trust deed beneficiaries will not invalidate any Notice provided by Tenant to Landlord. Such mortgagee or trust deed beneficiary will have the right, but not the obligation, to cure such breach on behalf of Landlord as provided in Section 16.2. Landlord agrees that upon notifying Tenant’s assignee of its breach of this Lease pursuant to Sections 16.1.1 and 16.1.2, Landlord will simultaneously give Notice to Tenant.

16.4.	Interest. In the event of breach of this Lease by either Party hereunder which continues beyond the period of time to cure such breach, any amount due from the breaching Party or expended by the other Party to cure the breach of the breaching Party will bear interest at the rate of ten percent (10%) per year or the highest rate allowed by law, whichever is lower, from the date such amount was due from the breaching Party or was expended by the curing Party, until paid.

16.5.	Remedies Cumulative. Except as may be expressly provided otherwise in this Lease, no remedy conferred upon or reserved to Landlord or Tenant in this Lease will exclude any other remedy herein or by law provided, but each will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

17.	CASUALTY.

17.1.	Damage by Casualty. If Tenant’s Building is damaged by fire, the elements or other casualty, regardless of whether such Casualty is insured (collectively, a “Casualty”), Tenant, at Tenant’s sole cost and expense, will promptly repair all damage and restore Tenant’s Building to substantially the same condition as existed immediately prior to the Casualty (subject to Section 17.3). Tenant shall commence the permitting and repair process promptly and shall use all reasonable efforts to complete the repair and/or restoration (collectively, the “Repairs”) within 270 days after the occurrence of such Casualty, provided, however, that Tenant shall not be in default under this Section 17.1 if Tenant fails to complete the repair and/or restoration within this period, so long as Tenant is proceeding diligently, using all reasonable efforts, to complete the repair and/or restoration. Landlord shall have the right to inspect and monitor Tenant’s Repairs to confirm compliance with original plans and specifications for Tenant’s Building as well as compliance with applicable laws. Landlord shall not have approval rights thereover so long as Tenant’s Building is rebuilt (i) to the same footprint of Tenant’s Building existing immediately prior to the Casualty, and (ii) in accordance with the plans and specifications for Tenant’s Building which were originally used when Tenant’s Building was first constructed. All Repairs shall be done in a good and workmanlike and lien-free manner and Tenant shall indemnify, defend and hold Landlord and Landlord’s lender harmless from and against all claims, loss, liens, damage and costs arising from or related to such Repairs. Furthermore, Tenant shall obtain (and deliver to Landlord copies of) (i) unconditional lien waivers from any general contractor and all subcontractors and material suppliers whose work exceeds $[25,000], (ii) construction contracts relating to such Repairs, (iii) close-out manuals and warranties relating to such Repairs, (iv) copies of all change orders, and (v) copies of all third party certificates and inspections performed in connection with such Repairs (and Tenant shall insure that any such certificates or third party reports prepared in connection with such Repairs are also certified to Landlord and Landlord’s lender).

17.2.	Abatement or Reduction in Rent. In no event shall any Casualty result in a reduction or abatement of rent payable under this Lease.

17.3.	Rebuilding to New Prototype. If in connection with the Repairs, Tenant elects to rebuild or restore Tenant’s Building to Tenant’s then-standard prototype, then all of the provisions of Section 17.1 shall control, except Landlord shall have approval rights (not to be unreasonably withheld) over any and all such Repairs (e.g. the rebuild and restoration), including, without limitation, the plans and specifications.

17.4.	Damage by Casualty – Shopping Center. If any portions of the Common Area or the buildings in the Shopping Center other than Tenant’s Building are damaged by a Casualty, then Landlord will promptly repair all damage and restore the Common Area and/or the buildings to the same condition as existed immediately prior to the Casualty.

17.5.	Termination Rights.

17.5.1	Damage to Leased Premises. If the Leased Premises are damaged by a Casualty during the last year of the Term, and such Casualty results in damage exceeding fifty percent (50%) of the then-current replacement cost of the Leased Premises then either Landlord or Tenant may terminate this Lease as of the date of the damage by providing Notice thereof to the other within one hundred twenty (120) days after the date of the Casualty, provided, however, that Tenant may elect to exercise any available option to extend the Term, in which case neither Party shall have a right to terminate this Lease pursuant to the provisions of this Section 17.5 and any prior effort to terminate shall be nullified. Upon such termination, all insurance proceeds paid and payable shall be the sole and exclusive property of Landlord and may be used by Landlord as Landlord deems appropriate in its sole discretion.

17.5.2	Inability to Obtain Necessary Permits. Notwithstanding Sections 17.1 and 17.2, the Party undertaking the repair and restoration of the Leased Premises or Shopping Center, as applicable (the “Responsible Party”) will not be in default of its obligations under Sections 17.1 and 17.2 if it does not repair or restore because it cannot obtain, despite its diligent best efforts, the governmental permits or governmental approvals necessary to repair or restore; provided, however, that in such event the Responsible Party will remove all debris and landscape the affected area or convert the same into a paved parking area (in either case compatible with the quality and design of the balance of the Shopping Center) for the sole and exclusive benefit of the tenants and customers of the Shopping Center; and provided further, however, that that the other Party will have the right to attempt to obtain the governmental permits and approvals if the Responsible Party is unable to do so. If the Leased Premises cannot be repaired and restored to substantially the same condition as existed immediately prior to the Casualty (or as otherwise reasonably desired by Tenant pursuant Section 17.3) due to the unavailability of governmental permits or governmental approvals, then Tenant may terminate this Lease as of the date of the Casualty by providing Notice to Landlord within 30 days after the determination that the Leased Premises cannot be so restored.

17.5.3

Damage to Common Area. If more than 25% of the Common Area of the Shopping Center has been substantially damaged and within sixty (60) days of the date of the Casualty (“Assurance Deadline”) Landlord does not notify Tenant in writing that the Common Area will be reconstructed within one (1) year to substantially the same condition as existed immediately prior to such Casualty, or if Landlord is unable within one hundred eighty (180) days of the date of the Casualty (“Permit Deadline”) to obtain all governmental permits and approvals necessary to repair or restore the Common Area to substantially the same condition as existed immediately prior to such Casualty, then Tenant may terminate this Lease as of the date of the Casualty by providing Notice to Landlord within 30 days after the Assurance Deadline (if the above described reasonable assurance of reconstruction is not previously given) or the Permits Deadline (if the above described permits and approvals are not previously obtained).

18.	CONDEMNATION.

18.1.	Taking or Damage by Condemnation. If any portion of or interest in the Shopping Center excluding the Leased Premises will be taken or damaged under any right of eminent domain or any transfer in lieu thereof, unless this Lease is terminated as provided in Section 18.2, Landlord will promptly restore the Shopping Center to an architectural unit as nearly comparable as practicable to the unit existing just prior to the taking or damage. If any portion of or interest in the Leased Premises will be taken or damaged under any right or eminent domain or any transfer in lieu thereof, unless this Lease is terminated as provided in Section 18.2, Tenant will promptly restore the Leased Premises to as nearly comparable as practicable to the same condition as existed immediately prior to the taking or damage. The foregoing obligation is contingent, however, upon such condemnation award being actually paid to Landlord or Tenant, as applicable, for such restoration. Furthermore, all of the provisions of Sections 17.1 and 17.4 shall control as if such taking was in fact a Casualty. In no event shall any taking or transfer in lieu thereof result in a reduction or abatement of rent payable under this Lease; provided, however, if any portion of Tenant’s Building is so taken but this Lease is not terminated, then Tenant’s Monthly Rent shall be reduced by in the same percentage as the reduction in the square feet of Floor Area of Tenant’s Building due to such taking. Notwithstanding anything to the contrary contained in this Section 18.1, Tenant shall have the right to make a claim for the loss of easement rights in connection with any exercise of eminent domain or transfer in lieu thereof of all or any portion of the Access Road.

18.2.

Termination Right. If any portion of or interest in the Shopping Center or Leased Premises will be taken or damaged under any right of eminent domain or any transfer in lieu thereof, and such taking or damage either (i) materially and permanently prevents access to the Leased Premises from a public right-of-way, or (ii) takes more than 10% of the Tenant’s Building, then Tenant may terminate this Lease by providing Notice thereof to Landlord within thirty (30) days after such taking or damage deprives Tenant of possession of any portion of the Leased Premises or of any other rights of Tenant under this Lease. Nothing contained herein will prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the values of their respective interests.

18.3.	Condemnation Proceeds. In the event of any condemnation and whether or not Tenant elects to terminate this Lease, Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to any damage to (i) any improvements located on the Leased Premises (to the extent same have not been purchased and paid for by Landlord) together with all additions, alterations and improvements thereto, (ii) Tenant’s trade fixtures and equipment, and (iii) Tenant’s loss of business. Nothing contained herein shall prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the value of all of their respective interests. However, the provisions of this Section 18.3 are not to be deemed to be in lieu of any of the other rights granted to Tenant under this Section 18.

19.	TENANT’S PREEMPTIVE RIGHTS TO PURCHASE AND LEASE.

19.1.	Pre-emptive Right to Purchase. Landlord hereby grants to Tenant, its successors and assigns, a right to purchase all or any portion of the Shopping Center (“Offer Property”) on the following terms and conditions: Before Landlord solicits one or more offers, or accepts an offer, for the purchase of the Offer Property, or communicates an offer for the sale of the Offer Property, in each case whether or not as part of a package including other property, Landlord shall first make a written offer to Tenant to sell the Offer Property to Tenant. Such offer shall include the sale price and all other material terms of the proposed sale and purchase of the Offer Property (the “Offer”). Tenant shall have a period of thirty (30) days following receipt of the Offer to accept such Offer by written notice to Landlord. If Tenant does not accept the Offer in writing and Landlord and Tenant cannot otherwise agree in writing on other mutually acceptable terms of the sale and purchase of the Offer Property within such thirty (30) day period, Landlord shall thereafter be free to sell the Offer Property to any third party, provided that, before agreeing to sell the Offer Property to a third party (i) for a sale price that is more than 5% less than the sale price in the Offer, and/or (ii) on other terms that are materially more favorable than those offered to Tenant, Landlord shall again offer to sell the Offer Property to Tenant for such sale price and on such more favorable terms, as applicable (the “Modified Offer”), and Tenant shall have a period of fifteen (15) days following receipt of the Modified Offer to accept such offer by written notice to Landlord. The foregoing right to purchase the Offer Property shall terminate upon the sale of the Offer Property by Landlord to a third party after Tenant fails or refuses to timely exercise its right to purchase the Offer Property as provided herein, based on the Offer or, if applicable, any Modified Offer. Upon Landlord’s request after Tenant’s right to purchase the Offer Property has terminated, Tenant shall execute and deliver to Landlord, in recordable form, a certificate reciting that such right has terminated.

PART II: GENERAL TERMS

20.	REPRESENTATIONS AND WARRANTIES.

20.1.	Landlord. Landlord hereby represents, warrants and covenants to Tenant as follows:

20.2.	General. Landlord is a duly organized and validly existing under the laws of the State of , and the execution and delivery by Landlord of and Landlord’s performance under this Lease are within Landlord’s powers and have been duly authorized by all requisite action.

20.3.	Federal Tax I.D. Number. The number shown below Landlord’s signature block is its correct taxpayer identification number.

20.4.	Landlord’s Title. Landlord has lawful title to the Shopping Center as shown on Exhibit A (the portion of the Shopping Center owned by Landlord), is entitled to possession of such Lots and has full right and authority to make this Lease.

20.5.	Quiet Title and Possession. As long as Tenant is not in default beyond any applicable cure period under this Lease, Tenant will and may peaceably and quietly have, hold and enjoy the Leased Premises and enjoy all rights granted in this Lease free from interference, eviction or disturbance by Landlord or by any other person or persons.

20.6.	Tenant. Tenant hereby represents, warrants and covenants to Landlord that Tenant is a [ ] duly organized and validly existing under the laws of the State of [ ] and the execution and delivery by Tenant of and Tenant’s performance under this Lease are within Tenant’s powers and have been duly authorized by all requisite action.

21.	GENERAL PROVISIONS.

21.1.	Compliance with Laws. Tenant agrees not to violate Laws in its use of the Leased Premises.

21.2.	Interpretation. Whenever used herein, the term “including” will be deemed to be followed by the words “without limitation”. Words used in the singular number will include the plural, and vice-versa, and any gender will be deemed to include each other gender. If there is a Table of Contents attached to this Lease, such Table of Contents will be for convenience of reference only and will not constitute a part of this Lease. All references to Sections and Exhibits will be deemed to be references to Sections and Exhibits of this Lease, unless otherwise indicated. All Exhibits attached to this Lease are incorporated herein by this reference.

21.3.	Estoppel Certificates. Each party agrees, within thirty (30) days of receipt of written request from the other party and to the extent the requested party may do so truthfully, to certify in writing to a prospective purchaser or lienholder of the requesting party (i) that this Lease is in full force and effect, (ii) that this Lease has not been amended (or, if it has, identifying all such amendments), (iii) that this Lease has not been assigned by the requested party (or, if it has, identifying all such assignments), (iv) that, to the requested party’s knowledge, the requesting party is not in default of any of the terms, covenants, conditions or agreements contained in this Lease (or, if the requesting party is in default, specifying the nature of such default), and (v) such additional facts within the requested party’s knowledge as may be reasonably required by the requesting party. Any certificate issued pursuant to Section 21.3 shall act as a waiver of any claim by the party furnishing it against any such prospective purchaser or lienholder (but not against the requesting party) to the extent such claim is based upon facts contrary to those contained in the certificate and to the extent such claim is asserted against a bona fide purchaser or encumbrancer for value without knowledge of facts to the contrary of those contained in the certificate and who has acted in reasonable reliance upon such certificate.

21.4.	Subordination, Nondisturbance and Attornment. Within thirty (30) days after Tenant receives Landlord’s request, Tenant will deliver to Landlord a subordination, nondisturbance and attornment agreement with regard to any new [deed of trust/mortgage/security instrument] encumbering title to the Leased Premises. Each agreement must be (i) substantially in the form attached as Exhibit C, (ii) signed by Landlord and the beneficiary or mortgagee, and (iii) in recordable form.

21.5.	Right of Entry. At any time during the Term, Landlord or its representatives will have the right to enter the Leased Premises at all reasonable times during business hours, upon prior Notice of not less than twenty-four (24) hours (except in the case of an emergency in which event prior notice will not be required and also except that 24 hour prior Notice shall not be required to enter the Common Area portion of the Leased Premises), for the purpose of inspecting the Leased Premises and performing its obligations under this Lease, provided that such entry will not interfere with Tenant’s use and enjoyment of the Leased Premises. During the last six (6) months of the Term, Landlord will be permitted to affix to or keep on Tenant’s Building on the Leased Premises “to let” or “for sale” notices and will be permitted to show the Tenant’s Building on the Leased Premises during business hours to prospective tenants or purchasers. Showing the Leased Premises as aforesaid will be carried out in such a manner as to entail a minimum of interference with the business of Tenant, its assignees and subtenants.

21.6.	No Joint Venture. It is not the intent of this Lease to, and nothing contained in this Lease will, create any partnership, joint venture or other joint or equity type agreement between Landlord and Tenant.

21.7.

Short Form Lease. This Lease will not be recorded; however, to establish the status of Landlord’s title and to establish the priority of this Lease, Landlord and Tenant, simultaneously with the execution of this Lease, will execute a memorandum of this Lease (the “Short Form Lease”) in the form of Exhibit D which shall be recorded by Tenant promptly following the execution thereof and the cost of such recording and any transfer or conveyance fees incurred in connection therewith or in connection with the leasing of the Leased Premises to Tenant shall be shared equally by Landlord and Tenant.

21.8.	No Third Party Beneficiaries Intended. No term or provision of this Lease is intended to be, or is, for the benefit of any person, firm, organization, or corporation not a party hereto, and no such other person, firm, organization or corporation will have any right or cause of action hereunder.

21.9.	Invalid Provisions. If any term or provision of this Lease or any portion of a term or provision hereof or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease and each portion thereof will be valid and be enforced to the fullest extent permitted by law.

21.10.	Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the Parties. Each of the Parties agrees that, except as permitted below, such Party, and its respective partners, officers, directors, and attorneys, will not disclose the terms and conditions of this Lease to any other person without the prior approval of the other Party except pursuant to an order of a court of competent jurisdiction. However, either Party may disclose the terms of this Lease to its lenders or prospective lenders or its respective attorneys and accountants and to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective assignee or subtenant of Tenant with whom it has entered into negotiations for the transfer of such interests), provided that the disclosing Party informs the recipient of the confidential nature of the information and obtains such recipient’s agreement to maintain the confidentiality of the terms of this Lease. Either Party may also disclose the terms of this Lease to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the Parties hereunder. The Parties acknowledge and agree that remedies at law are an inadequate remedy for breach of this Section 21.10 and that as a result either Party will be entitled to obtain specific performance of the provisions of this Section 21.10 and injunctive relief against any breach or threatened breach thereof without actual damages.

21.11.

Dates of Performance. In the event that any date for: (i) performance by either Party of any obligation hereunder required to be performed by such Party, or (ii) the exercise of a right hereunder by either Party, falls on a Saturday, Sunday, nationally established holiday or state established holiday in the state where the Landlord or Tenant has its principal place of business, the time for performance of such obligation, or exercise of such right, will be deemed extended until the next business day following such date.

21.12.	Time of the Essence. Time is of the essence in this Lease and each and every term, condition and provision hereof.

21.13.	Entire Agreement and Modification. It is agreed that once this Lease is fully executed and delivered that it contains the entire agreement between the Parties hereto and that, in executing it, the Parties do not rely upon any statement, promise, or representation not herein expressed and this Lease once executed and delivered will not be modified, changed or altered in any respect except by a writing executed and delivered in the same manner as required for this Lease.

21.14.	Waiver of Landlord’s Lien. Landlord agrees that none of the property, including food, supplies, merchandise, inventory, furniture, trade fixtures, machinery, equipment, cash, or any proceeds from such property, that is located in Tenant’s Building and/or Tenant’s Facilities, whether owned by Tenant or third parties, is subject to a contractual landlord’s lien or any other liens created in favor of Landlord pursuant to Law for the collection of rent. All such property will remain under the possession and control of Tenant during the Term and may be removed by Tenant, at Tenant’s discretion, from time to time during and after the Term of this Lease. Landlord agrees, upon request by Tenant, to sign and deliver such documents and/or instruments evidencing the waiver of any such lien to any bank, other lending institution or third party. Landlord agrees to execute said documents within fifteen (15) days of the time originally requested by Tenant.

21.15.	Standard for Parties’ Consent. Except as otherwise specifically provided in this Lease, whenever a Party’s consent, approval, judgment or discretion is required under this Lease, the Party will not unreasonably withhold, delay or condition its consent, approval, judgment or discretion.

21.16.	No Waiver. The failure of Landlord or Tenant to insist in any one or more cases upon the performance of any of the provisions, covenants, agreements or conditions of this Lease or to exercise any option herein contained will not be construed as a waiver or a relinquishment for the future of any such provision, covenant, agreement, condition or option. No waiver of any provision, covenant, agreement or condition of this Lease will be deemed to have been made unless expressed in writing and signed by the Party against whom such waiver is charged. The express waiver by either Landlord or Tenant of any breach will not operate to extinguish the covenant or condition, the breach of which has been waived.

21.17.	Governing Law. This Lease will be governed and enforced by, and construed in accordance with, the laws of the State of [ ].

21.18.	Attorneys’ Fees. If either Party employs legal counsel to bring an action at law or in equity, for arbitration or other proceedings against the other Party to enforce any of the provisions of this Lease, or for a declaration interpreting any of the provisions of this Lease, then the unsuccessful Party will pay to the prevailing Party a reasonable sum for attorneys’ fees. Attorneys’ fees will include attorneys’ fees on any appeal, and in addition a Party entitled to attorneys’ fees will be entitled to all other reasonable costs for investigating such action, taking depositions and other discovery, travel, and all other necessary costs incurred in such litigation.

21.19.	Waiver of Jury Trial. Landlord and Tenant desire and intend that any dispute or controversy arising between them with respect to or in connection with this Lease or the Leased Premises be subject to expeditious resolution in a court trial without a jury. Therefore, Landlord and Tenant each irrevocably and unconditionally waives any right it may have to a trial by jury of any cause of action, claim, counter claim or cross complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the Leased Premises, the relationship of Landlord and Tenant concerning the subject matter of this Lease or the documents related thereto or any claim of injury or damage, or the enforcement of any remedy under any statute, law, ordinance, rule or regulation now or hereafter in effect concerning such Lease. Landlord and Tenant each certifies and acknowledges that (i) it understands and has considered the implications of such waiver, (ii) it makes such waiver voluntarily, and (iii) it has been induced to enter into this agreement by among other things, the mutual waiver and certifications in this Section 21.19.

21.20.	Arbitration. At the request of either Party, any dispute, controversy or claim arising out of or relating to the following enumerated Sections of this Lease will be submitted to arbitration pursuant to the provisions of this Section 21.20: Sections 7.1 through 7.3 (Repairs and Alterations); Article 8 (Common Area Maintenance); Section 17 (Casualty); and Section 18 (Condemnation).

21.20.1

Procedure. If either Party desires arbitration, it will give Notice to the other Party requesting arbitration and describing in detail the matter(s) in dispute and/or claim(s) asserted, the amount involved, if any, and the remedy sought (the “Arbitration Notice”). The arbitration will be conducted before a single arbitrator in accordance with the Real Estate Industry Arbitration Rules of the American Arbitration Association (“AAA Rules”), except as specifically provided to the contrary in this Section 21.20.2. The arbitrator will be a retired Federal District Court or the highest State trial court judge. Landlord and Tenant will negotiate in good faith to identify a mutually acceptable arbitrator. If the Parties have not agreed on the identity of an arbitrator within twenty (20) days after delivery of the

Arbitration Notice, then either Party may request Judicial Arbitration & Mediation Services, Inc. (“JAMS”) to select a retired judge meeting the foregoing qualifications who is willing to serve as the arbitrator. The requesting Party will require JAMS to make such selection within ten (10) days of the Party’s request. If JAMS fails or refuses to act or ceases to exist, then either Party instead may request the American Arbitration Association (“AAA”) to arrange for the appointment of an arbitrator meeting the foregoing qualifications from a panel pursuant to the AAA Rules. Whether selected by JAMS or pursuant to the AAA Rules, the Parties will require the arbitrator to agree to the limitations contained in Section 21.20.2. The arbitration will take place in [ ] or [ ]. The laws of the State of [ ] will govern any such arbitration. Except as may be required by Law, neither a Party nor the arbitrator may disclose the existence, content or results of any arbitration under this Section 21.20 without the prior consent of both Parties. The decision of the arbitrator will be final, binding and convertible to a court judgment in an appropriate jurisdiction. All statutes of limitation that would otherwise be applicable in a judicial action brought by a Party will apply to any arbitration under this Lease. Neither Party will appeal the decision of the arbitrator or seek review, modification or vacation of such decision in any court. The arbitrator will award attorneys’ fees and costs to the prevailing Party. This Section 21.20 will not apply to any action seeking solely injunctive or other equitable relief, nor will it apply to a claim for equitable relief that is joined with a legal claim (in such case, the legal claim(s) will be subject to arbitration hereunder, but the equitable claim(s) will not).

21.20.2	Limitations on Arbitration. Any arbitration under this Lease will be subject to the following additional restrictions:

21.20.2.1	In all cases where the amount in controversy is less than or equal to Fifty Thousand Dollars ($50,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than two (2) full business days; and (ii) to conclude the arbitration within thirty (30) days after the date the arbitrator is named;

21.20.2.2

In all cases where the amount in controversy is more than Fifty Thousand Dollars ($50,000) and less than or equal to Five Hundred Thousand Dollars ($500,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than four (4) full business days; and

(ii) to conclude the arbitration within sixty (60) days after the date the arbitrator is named:

21.20.2.3	In all cases where the amount in controversy is more than Five Hundred Thousand Dollars ($500,000) and less than or equal to One Million Dollars ($1,000,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than eight (8) full business days; and (ii) to conclude the arbitration within one hundred (100) days after the date the arbitrator is named; and

21.20.2.4	In all cases where the amount in controversy is more than One Million Dollars ($1,000,000) the arbitrator will be instructed to (i) limit the arbitration hearing to no more than fifteen (15) full business days; and (ii) to conclude the arbitration within two hundred (200) days after the date the arbitrator is named.

21.21.	Non-Merger. There shall be no merger of this Lease or of the leasehold estate created by this Lease with the fee or any other estate or interest in the Leased Premises by reason of the fact that the same person or entity owns or holds, directly or indirectly, all such estates and interests or any combination of them.

22.	LIMITATION OF LANDLORD LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the proceeds of sale on execution on the interest of Landlord in the Shopping Center undiminished by any mortgage placed on the Shopping Center by Landlord or out of rent or other income from the Shopping Center receivable by Landlord, and Landlord shall not be personally liable for any deficiency; provided, however, that (1) in no event shall Tenant be precluded from exercising, or be limited or denied, any remedy otherwise available to Tenant for a default by Landlord which does not involve personal liability for recovery of money, including, without limitation, the right to seek specific performance; and (2) the foregoing limitation on Landlord’s liability shall not apply with respect to any funds received by Landlord which Landlord fails to use or apply as required by the terms of this Lease, including, but not limited to insurance and condemnation proceeds and tax payments.

23.	NO CONSTRUCTION AGAINST DRAFTER.

This Lease has been freely negotiated by Landlord and Tenant, and no provision will be construed against the Party who drafted it.

24.	REQUIREMENT FOR VALID AGREEMENT.

It is understood and agreed that, until this Lease is fully executed and delivered by both Parties, there is not and will not be an agreement of any kind between the Parties hereto upon which any commitment, undertaking or obligation can be founded.

25.	LEASEHOLD FINANCING.

25.1.	Tenant or any assignee of Tenant may place a mortgage or deed of trust on Tenant’s interest in the Leased Premises. Such mortgage or deed of trust shall not encumber Landlord’s fee title to the Leased Premises.

25.2.	In the event Tenant is in default under this Lease as defined in Section 16, Landlord agrees to give a copy of any default Notice to the lienholder under any such mortgage or deed of trust, whose name and address shall be furnished to Landlord by Tenant. Landlord shall not terminate this Lease, re-enter the Leased Premises, or exercise any other remedy available at law which would affect Tenant’s rights under this Lease, provided said lienholder has cured said default within the time allowed Tenant for same hereunder or within ten (10) days after receipt of said default Notice by said lienholder, whichever is greater, or if said default is not reasonably capable of being cured within such time period, so long as said lienholder has commenced curing said default within such time period and is proceeding with reasonable diligence to cure said default.

25.3.	In the event Tenant fails to cure any such default and Landlord proposes to declare the Term of this Lease ended by reason of such default, Landlord, simultaneously with the sending of the notice of termination, shall send to said lienholder an offer to enter into a new lease with said lienholder on the same terms and conditions as this Lease, except that the tenant shall be said lienholder or its designee, the commencement date shall be the date such new lease is executed by both lienholder and Landlord, and the termination date shall be the scheduled termination date of this Lease (including any Extension Terms); provided, however, any new lease with a lienholder’s designated assignee shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The offer may be accepted by mailing within thirty (30) days of the sending of said offer two (2) duly executed originals of each new lease to Landlord together with the payment of or evidence of the payment of all sums due and unpaid under this Lease as of the date of the notice referred to in Section 1.3 up to the commencement date of said new lease. Upon receipt of said new lease and said payment or evidence of said payment, Landlord shall immediately execute both originals of said new lease and return one (1) fully executed copy thereof to the new tenant. Upon the commencement date of said new lease, this Lease shall terminate and be of no further force and effect.

25.4.

Landlord further agrees that, should said lienholder or its designee acquire Tenant’s interest in the Leased Premises through a foreclosure of such mortgage or deed of trust or any transfer in lieu thereof, said lienholder or its designee shall have the right to attorn to Landlord, provided said lienholder or its designee cures all defaults of Tenant under this Lease existing at the time of such attornment which are within the power of said lienholder or its designee to cure, and Landlord will accept such attornment, and said lienholder or its designee and Landlord shall have the same rights and obligations toward one another which they would have had had this Lease been entered into with Landlord, as Landlord, and said lienholder or its designee, as Tenant; provided, however, any attornment by a lienholder’s designated assignee and any operator of the Leased Premises by a third party during a lienholder’s tenancy shall be subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed. Landlord agrees to execute any documents required by said lienholder in connection with Landlord’s obligations under this Section 25.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Shopping Center Lease.

LANDLORD:		TENANT:

, a		, a

By:		By:
	[Signature]	[Signature]

	[Printed Name]	[Printed Name]

	[Printed Title]	[Printed Title]

Date:

Federal Tax I.D. No.:	Date:

FORM APPROVED:

EXHIBIT A

SITE PLAN

[See attached]

Exhibit A

EXHIBIT B

LEGAL DESCRIPTION OF SHOPPING CENTER

[See attached]

Exhibit B

EXHIBIT B-1

LEGAL DESCRIPTION OF LEASED PREMISES

[See attached]

Exhibit B-1

EXHIBIT C

FORM OF SUBORDINATION,

ATTORNMENT AND NONDISTURBANCE AGREEMENT

THIS SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT is made this      day of             , 20    , between             (“Landlord”); [            ], a [            ] (“Tenant”); and             (“Lender”) Landlord and Tenant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”

1. R E C I T A L S

1.1 (a) Landlord has entered into a Shopping Center Lease dated             (the “Lease”), demising a certain portion (the “Leased Premises”) of the property described on Exhibit “A” attached hereto and by this reference made a part hereof, such Leased Premises being all or a portion of the real estate encumbered by the hereinafter referred to Deed of Trust/Mortgage/Security Instrument. A memorandum of the Lease dated             was recorded on             , in Book             , Page             , Official Records of             County,             .

(b) Landlord has obtained a loan from Lender and has executed a Deed of Trust/Mortgage/Security Instrument dated             (hereinafter called the “Deed of Trust”); to secure the loan granted Landlord by Lender The Deed of Trust was recorded on             , in Book             , Page             , Official Records of             County,             . The Deed of Trust encumbers the Leased Premises.

1.2 Lender is the owner and holder of the Deed of Trust/Mortgage/Security Interest.

1.3 Landlord requires as a condition of its leasehold estate that the Leased Premises be free from encumbrances, except those it approves. However, Tenant will subordinate its Lease, at Lender’s request, subject to Lender’s covenant, that Tenant’s possession and rights under its Lease will not be disturbed as hereinafter provided.

2. A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and the mutual benefits to accrue to the Parties, it is hereby declared, understood and agreed as follows:

3. T E R M S

3.1 The lien or charge of the Lease is hereby made subject and subordinate to the lien or charge of the Deed of Trust on the hereinafter related terms and conditions; however, if there are any inconsistencies between the Lease and the Deed of Trust, as to Tenant’s rights and obligations under the Lease and Landlord’s obligations under the Lease, the Lease will control

Exhibit C	1

3.2 In the event any proceedings are brought for i) foreclosure and sale or other suit, sale or proceeding under the Deed of Trust or ii) a deed in lieu of foreclosure, Lender hereby covenants that so long as Tenant is not in default under the Lease (beyond any period given Tenant to cure such default, after notice required by the Lease), that:

(a) Tenant’s possession of the Leased Premises and its rights under the Lease will not be interfered with by Lender (or any successor or assign);

(b) Tenant will not be made a party to any foreclosure or other suit, sale or proceeding under the Deed of Trust and the same will not affect Tenant’s rights under the Lease;

(c) The lien of the Deed of Trust will not encumber any trade fixtures or equipment used by Tenant in its business on the Leased Premises; and

(d) The Lender (or any successor or assign) will assume the Landlord’s position under the Lease, including Landlord’s liabilities, responsibilities and obligations, as though Lender (or any successor or assign) was the original Landlord

3.3 Tenant will attorn to the purchaser or grantee upon any such foreclosure and sale or deed in lieu of foreclosure and will recognize such purchaser or grantee as the Landlord under the Lease

3.4 Tenant hereby consents to the existence of the Deed of Trust

3.5 Notices. Tenant agrees to give Lender in writing and mailed by United States first class, registered, or certified mail, return receipt requested, postage prepaid, a copy of any notice of default served upon the Landlord, at the following address:

3.6 This Subordination, Attornment and Nondisturbance Agreement will be binding upon and inure to the benefit of the successors and/or assigns of the Parties; the singular number includes the plural, and any gender includes all other genders

Exhibit C	2

IN WITNESS WHEREOF, the Parties have each caused this Subordination, Attornment and Nondisturbance Agreement to be executed on its behalf pursuant to the proper authorities which have been duly delegated to them

LANDLORD:		TENANT:

[LANDLORD] a [State][Entity]

By:		By:
	[Signature]	[Signature]

	[Printed Name]	[Printed Name]

	[Printed Title]	[Printed Title]

FORM APPROVED:

LENDER:

By:
Title:

Exhibit C	3

EXHIBIT D

FORM OF MEMORANDUM OF LEASE

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Attn:	[ATTORNEY], Esq.
Real Estate Law Department
(RE: [DIVISION] #[STORE NUMBER]-Store)

(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

MEMORANDUM OF SHOPPING CENTER LEASE

THIS MEMORANDUM OF SHOPPING CENTER LEASE (this “Memorandum”) is made as of             , 20     (the “Effective Date”) by and between [LANDLORD], a [STATE] [ENTITY] (“Landlord”); and [            ], a [            ] (“Tenant”) Such parties are collectively referred to herein as the “Parties” and individually as a “Party”.

R E C I T A L S

A.	Landlord and Tenant are entering into a Shopping Center Lease, dated as of the same date of this Memorandum and referred to in this Memorandum as the “Lease” The Lease pertains to certain premises in the City of [ ], County of [ ], State of [ ] and graphically depicted on Exhibit A attached hereto and legally described on Exhibit B attached hereto. The Leased Premises are a separate legal parcel described on Exhibit C attached hereto.

B.	Landlord and Tenant desire to put third parties on notice of some of the terms and provisions of the Lease.

NOW THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

INCORPORATION OF TERMS. All of the terms and provisions of the Lease are incorporated in this Memorandum by this reference with the same force and effect as of set forth in full in this Memorandum Capitalized terms used in this Memorandum without definition will have the same meanings as set forth in the Lease In the event of any

Exhibit D	1

inconsistency between the terms of this Memorandum and the Lease, the terms of the Lease will prevail as between Landlord and Tenant.

2.	LEASE OF PREMISES. By this Memorandum and by the Lease, as of the Effective Date, Landlord hereby leases the Leased Premises to Tenant and Tenant leases the Leased Premises from Landlord.

3.	LEASE TERMS. Among other things, the Lease provides the following:

3.1.	Term. Section 4 of the Lease provides that the original term of the Lease will be approximately ( ) years, with options in Tenant to extend the term of the Lease as provided in the Lease.

3.2.	Use of Common Area [TEXT OF PROVISION]

3.3.	Additional Parking Rights [TEXT OF PROVISION]

3.4.	Associated Uses [TEXT OF PROVISION]

3.5.	Outside Merchandising [TEXT OF PROVISION]

3.6.	Recycling [TEXT OF PROVISION]

3.7.	Shopping Cart Security System Easement [TEXT OF PROVISION]

3.8.	Easements for Underground Facilities [TEXT OF PROVISION]

3.9.	Landlord’s Competitive Business Covenant [TEXT OF PROVISION]

3.10.	Separation of Uses [TEXT OF PROVISION]

3.11.	Other Terms. The Lease contains other terms, as more fully set forth therein.

4.	GENERAL. This Memorandum and the Lease will be binding upon and inure to the benefit of the Parties and their respective transferees, successors and assigns. This Memorandum may be executed in counterparts, each of which, when taken together, will constitute one and the same instrument. All Exhibits attached to this Memorandum are incorporated herein by this reference.

Exhibit D	2

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the day and year first above written

LANDLORD:	TENANT:

[LANDLORD] a [State][Entity]	, a

By:	By:
[Signature]	[Signature]

[Printed Name]	[Printed Name]

[Printed Title]	[Printed Title]

FORM APPROVED:

ALL SIGNATURES TO BE NOTARIZED

EXHIBITS

Exhibit A - Site Plan

Exhibit B - Legal Description of Shopping Center

Exhibit C - Legal Description of Leased Premises

Exhibit D	3

EXHIBIT E

SUPERMARKET CONTROL ZONE

[See attached]

Exhibit E

EXHIBIT F

[TENANT’S LIGHTING AREA]

[See attached]

Exhibit F

EXHIBIT G

LOAN AGREEMENT

LOAN AGREEMENT (“this Agreement”) dated as of March__, 2014, between SAFEWAY INC., a Delaware corporation (“Lender”), PROPERTY DEVELOPMENT CENTERS LLC, a Delaware limited liability company (“Property Development”) and PDC I, Inc., a Delaware corporation (“PDC” and collectively with Property Development, the “Borrowers”).

WHEREAS, subject to the terms and conditions of this Agreement, the Borrowers wish to obtain loans from Lender from time to time in accordance with the Merger Agreement (as hereinafter defined), and Lender is willing to make such loans to the Borrowers;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

(a) “Business Day” means any day other than a day on which the SEC shall be closed.

(b) “Commitment” means Lender’s commitment to make the Loans pursuant to Section 2(a) on the terms and conditions of this Agreement, in an aggregate principal amount of up to $300,000,000.

(c) “Commitment Termination Date” means the earlier of (i) the Maturity Date, and (ii) the Early Termination Date.

(d) “Default” means any event or condition which, with the giving of notice or the passage of time, or both, becomes an Event of Default.

(e) “Early Termination Date” means the Business Day on which the Borrowers terminate the Commitment pursuant to Section 2(b).

(f) “Event of Default” has the meaning given in Section 9 below.

(g) “Loans” means one or more loans or advances made by Lender to Borrower, in an aggregate principal amount not to exceed the Commitment.

(h) “Loan Balance” means, collectively, as of any date, (a) the aggregate original principal amount of the Loans, plus (b) all Interest and additional interest added to the principal balance of the Loans in accordance with Section 4(a) or Section 4(c), minus (c) all prepayments and payments of principal of the Loans made on or prior to such date.

(i) “Loan Documents” means this Agreement, each Mortgage and each other document and instrument delivered from time to time pursuant to or in connection with this Agreement.

(j) “Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, or financial condition of the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of Lender hereunder or thereunder.

(k) “Maturity Date” means the date of consummation of the PDC Sale.

(l) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 6, 2014, by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), Saturn Acquisition Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), and the Lender.

(m) “Mortgage” means, with respect to each of the Mortgaged Properties, the Deed of Trust substantially in the form attached hereto as Exhibit A, creating a lien of public record on the real estate of such Mortgaged Property, executed by the Borrowers or their applicable Subsidiary that is the record owner of such Mortgaged Property in favor of Lender; provided, however, that no Mortgage shall provide for any operating restrictions or other similar covenants with respect to any Mortgaged Property.

(n) “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan Balance and all other obligations and liabilities of the Borrowers to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

(o) “Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of the Borrowers and their Subsidiaries, (ii) of less than 100% of the Lender’s equity interests in the Borrowers and their Subsidiaries or (iii) the effect of which is to divest the Lender of less than all of its direct or indirect investment in the Borrowers and their Subsidiaries.

(p) “PDC CVR Agreement” means the Contingent Value Rights Agreement with respect to the PDC Sale, substantially in the form attached as Exhibit C to the Merger Agreement.

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(q) “PDC Loan Mandatory Prepayment Amount” means (a) in the case of a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Loans equal to the lesser of (i) the applicable PDC Mortgaged Property Release Amount with respect to such PDC Mortgaged Property and (ii) the remaining outstanding amount of the Loans and (b) in the case of a property other than a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Loans equal to the lesser of (i) 50% of the Partial PDC Net Proceeds (as defined in the Merger Agreement) attributable to such property and (ii) the remaining outstanding amount of the Loans.

(r) “PDC Mortgaged Properties” means each of the Contributed Stores and Contributed Stores Centers (each as defined in the Merger Agreement) identified on Schedule 1 hereto. In the event that the mortgage Indebtedness (as defined in the Merger Agreement) currently encumbering the Contributed Stores Center (as defined in the Merger Agreement) commonly known as Cannery Mall, Lahaina, HI (Safeway Property Number 1222) (the “Lahaina Property”) is repaid by PDC prior to a sale of the Lahaina Property, the Lahaina Property shall become a PDC Mortgaged Property.

(s) “PDC Mortgaged Property Release Amount” means, with respect to each PDC Mortgaged Property, the amount set forth opposite such PDC Mortgaged Property as the release amount set forth on Schedule 1 hereto; provided, however, that (1) to the extent the Borrowers and their subsidiaries pay a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged Property, then the release amounts set forth on Schedule 1 shall be each reduced pro rata by an aggregate amount equal to the amount of such PDC Loan Mandatory Prepayment Amount, (2) under no circumstances shall the PDC Mortgaged Property Release Amount for any PDC Mortgaged Property exceed the outstanding amount of the Loans, and (3) if the Lahaina Property becomes a PDC Mortgaged Property, it shall have a PDC Mortgaged Property Release Amount of $40,000,000, and thereafter, the PDC Mortgaged Property Release Amounts for all of the PDC Mortgaged Properties that have not been sold as of the date the Lahaina Property becomes a PDC Mortgaged Property shall be reduced pro rata by $40,000,000.

(t) “PDC Sale” means the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) by the Lender to one or more bona fide third party buyers, by the Lender, in a single transaction or series of transactions, of (i) all or substantially all of the consolidated assets of the Borrowers and its Subsidiaries or (ii) 100% of the membership interests or capital stock (as applicable) of the Borrowers and its Subsidiaries.

(u) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government or any agency, court or political division thereof, or any other entity.

(v) “Subsidiary” means, with respect to any Person, any entity more than 50% of whose voting securities or equity interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or equity interests).

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2. Commitment; Loans. (a) Subject to the terms and upon the satisfaction of the conditions set forth in this Agreement, Lender agrees to make Loans to the Borrowers in an aggregate principal amount not to exceed the Commitment from time to time, on the Business Day occurring prior to the Commitment Termination Date specified in a written notice of borrowing received by Lender not less than five (5) Business Days prior to such date.

(b) Once repaid, no portion of the Loans may be reborrowed.

(c) Borrowers may, upon not less than ten (10) Business Days prior written notice to Lender, terminate the Commitment.

(d) Each notice of borrowing required by Section 2(a) shall specify (i) the date (which shall be a Business Day) on which Borrowers desire that the Loans be made, (ii) the principal amount of the Loans and (iii) the account to which Lender shall transfer the proceeds of the Loans.

(e) The Loans shall be evidenced by the records made by Lender in a loan account that it maintain for the Borrowers and such records shall be conclusive, absent manifest error, as to the amount of the Loan Balance and the accrued interest and payments thereon. Any failure so to record or any error in doing so shall not limit or otherwise affect the obligation of Borrowers under this Agreement to pay any amount owing with respect to the Obligations.

(f) The Loans shall initially be secured by each of the Mortgaged Properties pursuant to the Mortgages.

3. Reduction of Commitment. Upon the consummation of any Partial PDC Sale and the payment of the PDC Loan Mandatory Prepayment Amount in accordance with Section 5 hereof, (i) with respect to the sale of a PDC Mortgaged Property, if the PDC Mortgaged Property Release Amount for such PDC Mortgaged Property exceeded the outstanding principal balance of the Loans at such time, then the unused amount of the Commitment at such time shall be reduced by the amount of such excess (which excess may be used by the Borrowers in the ordinary course of business) and (ii) with respect to the sale of a property which is not a PDC Mortgaged Property, if 50% of the Partial PDC Net Proceeds (as defined in the Merger Agreement) attributable to such property exceeded the outstanding principal balance of the Loans at such time, then the unused amount of the Commitment at such time shall be reduced by the amount of such excess (which excess may be used by the Borrowers in the ordinary course of business).

4. Payments and Prepayments of Principal. (a) The Loan Balance shall be repaid by Borrowers in full (together with all accrued but unpaid interest thereon) on the Maturity Date.

(b) Within five (5) Business Days after the consummation of any Partial PDC Sale, the Borrowers shall prepay the Loan Balance together with all accrued but unpaid interest thereon in amount equal to the PDC Loan Mandatory Prepayment Amount with respect to such Partial PDC Sale, provided, that to the extent the Borrowers pay a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged

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Property, then the allocated amounts set forth on Schedule 1 hereto shall each be reduced pro rata by an aggregate amount equal to the amounts of such PDC Loan Mandatory Prepayment Amount.

(c) Upon not less than five (5) Business Days’ prior notice in writing to Lender, Borrowers may prepay the Loan Balance in its entirety or in part on any Business Day without premium or penalty of any kind, but together with all accrued but unpaid interest on the amount thereof that is prepaid. If such notice is given, the amount specified therein shall be due and payable on the date specified therein..

(d) Upon receipt by Lender of the amount of any payment pursuant to this Section 5, the Mortgages and all other liens and security interests securing the Loans (or, in the case of a prepayment pursuant to Section 5(b) above, the applicable Mortgages and all other liens and security interests securing the Loans with respect to the applicable Mortgaged Properties subject to such Partial PDC Sale) shall be terminated and released, and Lender shall execute and deliver to Borrowers all documents and instruments reasonably requested by Borrowers to evidence such termination and release.

(e) Borrowers hereby waive presentment and protest of any instrument and notice thereof, and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

5. Interest and Other Charges. (a) The outstanding Loan Balance shall bear interest, payable in arrears, at a rate per annum of two (2%) percent, compounded monthly (“PIK Interest”) and shall be paid by addition of such PIK Interest to the outstanding Loan Balance on the last Business Day of each month.

(b) All interest payable under this Agreement shall be calculated by Lender, on the basis of a 360-day year and for the actual number of days elapsed.

(c) Upon the occurrence and during the continuance of any Event of Default, the Loan Balance shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, at a rate equal to the applicable interest rate in effect hereunder plus two percent (2%), which additional interest shall be paid by adding the amount thereof to the outstanding Loan Balance on the last Business Day of each month.

(d) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that such a court determines, in a final determination, that Lender has received interest and other charges hereunder in excess of such highest rate, Lender shall promptly refund such excess amount to Borrowers, and the provisions hereof shall be deemed amended to provide for such permissible rate.

6. Place and Manner of Payment. Borrowers shall make all payments required to be made by it under this Agreement (whether of principal, interest, fees, or any other amount) to Lender prior to 11:00 AM Pacific time on the date such payment is due, to such account or at

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such address in the United States of America as Lender shall from time to time indicate to Borrowers, in U.S. dollars and in immediately available funds.

7. Conditions Precedent.

The agreement of Lender to make each Loan is subject to the satisfaction, prior to or concurrently with the making of the Loans, of the following conditions precedent:

(a) Loan Documents. Lender shall have received this Agreement and each of the Mortgages, executed and delivered by a duly authorized officer of Borrowers or its applicable Subsidiary that is a party thereto.

(b) No Proceeding or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, no investigation by any governmental authority shall have been commenced and no action, suit, proceeding or investigation by any governmental authority shall have been threatened in writing, against Borrowers or any of the officers, directors or managers of Borrowers, seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions.

(c) Representations and Warranties. The representations and warranties made by Borrowers in this Agreement and any representations and warranties made by the Borrowers which are contained in any certificate furnished at any time under or pursuant to this Agreement, shall be true and correct in all material respects on and as of the date such Loan is made as if made on and as of such date.

(d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such date.

(e) Use of Proceeds. The amount of the Loan shall be used solely to fund the operations of the business of the Borrower and its subsidiaries, in accordance with Section 5.4(c) of the Merger Agreement.

8. Representations And Warranties. Borrowers represent and warrant to Lender that:

(a) (i) Property Development is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (iii) Borrowers are qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for them to conduct their business and own their property, except where the failure to be so qualified would not have a Material Adverse Effect, and (iv) Borrowers have all requisite power and authority to conduct their business, to own their property, to execute and deliver this Agreement and to perform its obligations hereunder;

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(b) this Agreement has been duly and validly executed and delivered by Borrowers and constitutes a legal, valid and binding obligation of Borrowers, enforceable against them in accordance with its terms, subject, as to enforceability of remedies, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity;

(c) Borrowers have taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not and will not (i) violate operating agreement or any law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to such Borrower, (ii) require any consent (other than by Lender) or result in a breach of or constitute a default under any agreement, lease or instrument to which it is a party or by which such Borrower or any of its assets may be bound or affected, or (iii) result in or require the creation or imposition of any Lien (other than in favor of Lender pursuant to this Agreement) upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; and

(d) no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained and copies or confirmations of which have been delivered by Borrowers to Lender) is or will be necessary (i) for the legality, validity, binding effect or enforceability of this Agreement, (ii) to permit the performance by Borrowers of its obligations under this Agreement in accordance with the terms hereof, or (iii) to enable Lender to enforce its rights and remedies under this Agreement.

9. Negative Covenants. So long as Lender shall have any Commitment hereunder, any Loans or obligations hereunder shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall it permit any of its Subsidiaries, directly or indirectly to:

(a) Use the proceeds of any indebtedness to make any dividend or other distribution with respect to any capital stock or other equity interest of the Borrowers or its Subsidiaries, or any payment or other distribution, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such person’s stockholders, partners or members (or the equivalent of any thereof), or any payment of with respect to, or in connection with, any option, warrant or other right to acquire any such dividend or other distribution or payment, including all payments made by such person with any proceeds of a dissolution or liquidation of such person, subject to Section 5.4(c) of the Merger Agreement.

(b) Create, incur, assume or suffer to exist any lien for borrowed money upon any of the PDC Mortgaged Properties, except for the Mortgages.

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10. SNDA; Subordination.

(a) Upon request by Borrowers, Lender shall execute and deliver subordination, non-disturbance and attornment agreements (“SNDAs”) to any third party tenants under any future lease promptly upon request, such SNDA to be in form and substance form reasonably satisfactory to Lender and such tenant.

(b) Upon request by Borrowers, Lender shall subordinate the lien of the Mortgage to customary declarations of easements, conditions and restrictions and similar agreements of record necessary or reasonably desirable for the operation of the PDC Mortgaged Properties for their intended uses.

11. Events of Default.

(a) It shall constitute an “Event of Default” hereunder if at any time:

(a) Borrowers shall fail to pay any portion of the Loan Balance when due in accordance with the terms hereof; or the Borrowers shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Borrowers herein or in any other Loan Document or that is contained in any certificate, document, report or financial statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) a default under any of the Mortgages; or

(d) Borrowers cease to be wholly owned Subsidiaries of Saturn; or

(e)(i) Borrowers shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (A) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against Borrowers any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Borrowers any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrowers shall take any action in

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furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or Borrowers shall make a general assignment for the benefit of its creditors.

If an Event of Default specified in paragraph (c) above shall occur and be continuing, automatically the Commitment shall immediately terminate and the Loan Balance (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if any other Event of Default shall occur and be continuing, either or both of the following actions may be taken: (i) Lender may, by notice to Borrowers declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) Lender may, by notice to Borrowers, declare the Loan Balance (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable, whereupon the same shall immediately become due and payable.

12. No Waiver. No failure by Lender to exercise any right, power or remedy under this Agreement, and no delay by Lender in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Lender of any other right, power or remedy. The rights and remedies of Lender provided for in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby, and no amendment, modification, termination or waiver of any provision thereof or consent to a departure therefrom by Borrowers shall be effective unless the same is in writing and signed by both Lender and Borrowers and, after the Effective Time (as defined in the Merger Agreement), by the Shareholder Representative (as defined in the PDC CVR Agreement).

14. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that (i) this Agreement may not be assigned by Borrowers nor may Borrowers’ obligations be assumed by any other Person without the prior written consent of Lender, and any purported assignment in violation of this provision shall be null and void, and (ii) this Agreement may not be assigned by Lender nor may Lender’s rights or obligations be assumed by any other Person without prior written consent of Borrowers.

15. Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(b) Any suit, action or proceeding with respect to this Agreement or any Loan may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties

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hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement or any Loan.

16. Notices. Unless otherwise specified, any notice or demand hereunder shall be sent, delivered or transmitted to the recipient at the address or relevant telephone number set forth after its name hereinbelow:

If to Lender, at:

Safeway Inc.

Attention:
Telephone: ( ) -
Facsimile: ( ) -

If to Borrowers, at:

Attention:
Telephone: ( ) -
Facsimile: ( ) -

or to such other address or telephone number as each party may designate for itself by like notice.

17. Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

18. Miscellaneous. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of the Loan.

(b) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

(c) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

SAFEWAY INC.

By:
Name:
Title:

PROPERTY DEVELOPMENT CENTERS LLC

By:
Name:
Title:

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Schedule 1

PDC Mortgaged Property Release Amounts

PDC Mortgaged
PDC Mortgaged Property	Property Release Amount
Bothell Phase I	$26,700,000
Campbell	$21,500,000
Los Angeles (Eagle Rock)	$22,250,000
El Cerrito	$31,800,000
Washington, D.C.[1]	$5,250,000
Gig Harbor	$44,950,000
Oakland (Redwood Rd.)	$16,000,000
Santa Clarita	$33,650,000
Austin (Steiner Ranch)	$30,500,000
Sunnyvale	$32,000,000
Aptos (Rancho Del Mar)	$35,400,000

Total	$300,000,000

[1]	NTD: In-line retail only; PDC does not own Saturn store at this location.

-i-

Exhibit A

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Robert T. Buday

c/o LATHAM & WATKINS LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (this “Deed of Trust”) , made this [        ] day of [                            ], between PROPERTY DEVELOPMENT CENTERS LLC, a Delaware limited liability company (“Trustor”), whose address is [                            ], as trustee (“Trustee”), for the benefit of SAFEWAY, INC., a Delaware corporation (“Beneficiary”),

Witnesseth: That Trustor IRREVOCABLY GRANTS, TRANSFERS AND ASSIGNS TO TRUSTEE IN TRUST, WITH POWER OF SALE, that property in [                    ] County, [                    ], described on Exhibit A attached hereto (the “Land”) together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Land (collectively, the “Property”).

TOGETHER WITH the rents, issues and profits thereof, SUBJECT, HOWEVER, to the right, power and authority given to and conferred upon Beneficiary by paragraph 6 of the provisions herein to collect and apply such rents, issues and profits. For the Purpose of Securing: (a) performance of each agreement of Trustor incorporated by reference or contained herein, and (b) payment of the indebtedness evidenced by one Loan Agreement of even date herewith, between Beneficiary, as lender, and Trustor, as Borrower (as amended, supplemented, or modified from time to time, the “Loan Agreement”), in the principal sum of up to $300,000,000.

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To Protect the Security of This Deed of Trust, Trustor Agrees:

1.	To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee.

2.	To pay all taxes and assessments affecting the Property, all encumbrances, charges and liens, with interest, on the Property or any part thereof, which appear to be prior or superior to this Deed of Trust, all costs, fees and expenses of this Trust.

3.	That by accepting payment of any sum secured hereby after its due date, Beneficiary does not waive his rights either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

4.	That at any time or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of this Deed of Trust, and without affecting the personal liability of any person for payment of the indebtedness secured hereby, Trustee may reconvey any part of the Property, consent to the making of any map or plot thereof; join in granting any easement thereon; or join in any extension agreement or any agreement subordinating the lien or charge hereof.

5.	That upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed of Trust to Trustee for cancellation and retention and upon payment of its fees, Trustee shall reconvey, without warranty, the property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as “The person or persons legally entitled thereto.” Five years after issuance of such full reconveyance, Trustee may destroy this Deed of Trust (unless directed in such request to retain it).

6.	That as additional security, Trustor hereby gives to and confers upon Beneficiary the right, power and authority, during the continuance of this Deed of Trust, to collect the rents, issues and profits of the Property, reserving unto Trustor the right, prior to any default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, to collect and retain such rents, issues and profits as they become due and payable. Upon any such default, Beneficiary may at any time without notice, either in person, by agent, or by a receiver to be appointed by a court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of the Property or any part thereof, in his own name sue for or otherwise collect such rents, issues and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorney’s fees. The entering upon and taking possession of the Property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

7.

That upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder. Beneficiary may declare all sums secured hereby immediately due and payable by delivery to Trustee of written declaration of default and

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demand for sale and of written notice of default and of election to cause to be sold the Property which notice Trustee shall cause to be filed for record. Beneficiary also shall deposit with Trustee this Deed of Trust, the Loan Agreement and all documents evidencing expenditures secured hereby.

After the lapse of such time as may then be required by law following the recordation of said notice of default, and notice of sale having been given as then required by law, Trustee, without demand on Trustor, shall sell the Property at the time and place fixed by it in said notice of sale, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale. Trustee may postpone sale of all or any portion of the Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to such highest bidder a deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee, or Beneficiary as hereinafter defined, may purchase at such sale.

After deducting all costs, fees and expenses of Trustee and of this Trust, including cost of evidence of title in connection with sale, Trustee shall apply the proceeds of sale to payment of all sums expended under the terms of this Deed of Trust, not then repaid, with accrued interest at the interest rate provided in the Loan Agreement, all other sums then secured hereby, and the remainder, if any, to the person or persons legally entitled thereto.

8.	Beneficiary, or any successor in ownership of any indebtedness secured hereby, may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named herein or acting hereunder, which instrument, executed by the Beneficiary and duly acknowledged and recorded in the office of the recorder of the county or counties where the Land is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all its title, estate, rights, powers and duties. Said instrument must contain the name of the original Trustor, Trustee and Beneficiary hereunder, the book and page where this Deed of Trust is recorded and the name and address of the new Trustee.

9.	This Deed of Trust applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns; provided however that Trustor and Beneficiary shall be permitted to assign their rights and obligations under this Deed of Trust only to the extent permitted pursuant to the Loan Agreement.

In this Deed of Trust, whenever the context so requires ,the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

10.

That Trustee accepts the trust created hereunder when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or

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proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

11.	This Deed of Trust constitutes both a deed of trust on real property and a “Security Agreement” on personal property within the meaning of the Uniform Commercial Code as in effect in the state where the Land is situated (the “UCC”) and other applicable law and with respect to any other portions of the Property subject to the UCC (the “Collateral”). The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Trustor in the Property. Trustor, by executing and delivering this Deed of Trust, hereby grants to Beneficiary, a first and prior security interest in the personalty, fixtures, leases and rents and all other Property which is personal property to secure the payment of the indebtedness and performance of the obligations under the Loan Agreement, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Beneficiary may deem reasonably necessary for the care, protection and preservation of the Collateral. Upon written request or written demand of Beneficiary, Trustor shall at its expense assemble the Collateral and make it available to Beneficiary at the Property. Trustor shall pay to Beneficiary on written demand any and all expenses, including actual reasonable legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Trustor at the address in the introductory paragraph to this Deed of Trust at least ten (10) business days prior to such action, shall constitute commercially reasonable notice to Trustor. The proceeds of any disposition of the Collateral, or any part thereof, shall, except as otherwise required by law or the other Loan Documents, be applied by Beneficiary in accordance with the terms of the Loan Agreement.

12.	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS DEED OF TRUST IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE LOAN AGREEMENT OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

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13.	THIS DEED OF TRUST SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE LAND IS LOCATED. WITH RESPECT TO ANY PERSONAL PROPERTY INCLUDED IN THE “PROPERTY”, THE CREATION OF THE SECURITY INTEREST THEREIN SHALL BE GOVERNED BY THE UCC, AND THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF SUCH SECURITY INTEREST SHALL BE GOVERNED IN ACCORDANCE WITH THE MANDATORY CHOICE OF LAW RULES SET FORTH IN THE UCC.

14.	Trustor shall execute and deliver to Beneficiary and/or file, in form and substance reasonably satisfactory to Beneficiary, such further statements, documents and agreements, financing statements, continuation statements, and such further assurances and instruments, and do such further acts, as Beneficiary may, from time to time, reasonably consider necessary or proper to create, perfect and preserve Beneficiary’s security interest hereunder and to carry out more effectively the purposes of this Deed of Trust, and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest; provided that such further statements, documents, agreements, assurances, instruments and acts do not increase the liability or obligations or decrease the rights of Trustor from those provided for in the Loan Agreement. As of the date hereof, Trustor’s place of business is at the address set forth in the first paragraph of this Deed of Trust, and Trustor shall promptly notify Beneficiary of any change in such address.

The undersigned Trustor requests that a copy of any Notice of Default and of any Notice of Sale hereunder be mailed to him at his address hereinbefore set forth.

[Signature page follows.]

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STATE OF CALIFORNIA,

COUNTY OF                     }S.S.

On                                                                               before me,                                                  , [here insert name and title of the officer], personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

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